As filed with the Securities and Exchange Commission on June 2, 2004
Reg. No. 333-109708

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 on Form S-1

to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CytRx Corporation

(Exact name of registrant as specified in its charter)

Delaware	58-1642750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CytRx Corporation

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven A. Kriegsman

President and Chief Executive Officer
CytRx Corporation
11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049
Telephone: (310) 826-5648, Facsimile: (310) 826-6139
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Sanford J. Hillsberg, Esq.

Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600, Los Angeles, California 90067
Telephone: (310) 553-4441, Facsimile: (310) 201-4746

          Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell and is not a solicitation of an offer to buy these securities in any state in which an offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, JUNE 2, 2004.

PROSPECTUS

CytRx Corporation

3,603,994 Shares

Common Stock

        All of the shares of our common stock offered hereby are being sold by the securityholders listed in this prospectus. See “Selling Securityholders.” Of the shares offered, 1,931,032 shares are owned by the selling securityholders as of the date of this prospectus and 1,672,962 shares are issuable upon the exercise of outstanding warrants to purchase our common stock owned by some of the selling securityholders. The number of shares offered by the selling securityholders is subject to increase in certain events by reason of so-called antidilution provisions contained in the warrants held by them. The selling securityholders holding warrants must first exercise the warrants and acquire the underlying shares from us before they can resell those shares under this prospectus.

      We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised for cash, but we will not otherwise receive any proceeds in connection with the sale of the shares by the selling securityholders. See “Use of Proceeds.”

      Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CYTR.” On June 1, 2004, the last sale price for the common stock as reported on the Nasdaq SmallCap Market was $1.45.

      The selling securityholders may offer the shares from time-to-time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. See “Plan of Distribution.” We will bear the costs and expenses of registering the shares offered by the selling securityholders. The selling securityholders will bear any commissions and discounts attributable to their sales of the shares.

       An investment in our common stock involves a high degree of risk. Before purchasing any shares, you should consider carefully the risks described under “Risk Factors” beginning on page 3.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

      You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

      In addition to the other information contained in this prospectus, prospective purchasers of the shares being offered by the selling securityholders should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 3, in evaluating an investment in our common stock. This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are forward-looking statements for purposes of these provisions, including any financial projections, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or financial performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terms such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “could” or the negative thereof, or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including the risk factors referred to above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

i

PROSPECTUS SUMMARY

      The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus carefully, including the discussion under “Risk Factors” and the financial statements and related notes. In this prospectus,” “we,” “us” and “our” refer to CytRx Corporation and its subsidiaries.

Our Company

      CytRx Corporation is a biopharmaceutical research and development company, based in Los Angeles, California, with an operating subsidiary in Worcester, Massachusetts. We are in the process of developing products, primarily in the areas of ribonucleic acid interference, or RNAi, and small molecule therapeutics, for the human health care market. RNAi is a new technology for silencing genes in living cells and organisms. In addition to our work in RNAi, we are involved in the development of a DNA-based HIV vaccine and have entered into strategic alliances with respect to the development of several other products using our other technologies.

      On July 19, 2002, CytRx Corporation completed a merger with Global Genomics Capital, Inc., which became a wholly-owned subsidiary of CytRx Corporation. This subsidiary was renamed GGC Pharmaceuticals, Inc., but we refer to it in this prospectus as “Global Genomics.” Global Genomics is a genomics holding company that has an ownership interest in Blizzard Genomics, Inc., or Blizzard, a company located in Minneapolis, Minnesota, and in Psynomics, Inc., or Psynomics, a company located in San Diego, California.

      Our principal executive offices are located at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, and our telephone number is (310) 826-5648.

The Offering

Common stock that may be offered by the selling security holders	Up to 1,931,032 currently outstanding shares of common stock owned by the selling securityholders and up to 1,672,962 shares of common stock which may be issued upon the exercise of warrants held by some of the selling securityholders.

Common stock to be outstanding after this offering	Approximately 36,600,289 shares of common stock. This includes the 1,672,962 shares offered by the selling securityholders that are issuable upon the exercise of warrants held by some of the selling securityholders, but does not include an aggregate of 9,608,218 shares that are reserved for issuance pursuant to other outstanding warrants and stock options.

Use of proceeds	We will receive approximately $4,529,000 assuming that the selling securityholders exercise, for cash, all of the warrants relating to shares covered by this prospectus; otherwise, we will not receive any proceeds in connection with sale of shares by the selling securityholders. We intend to use any proceeds we receive from the exercise of the warrants for working capital and general corporate purposes.

Risk factors	An investment in our common stock is subject to significant risks. Before deciding to purchase shares of our common stock, you should carefully consider the information set forth in the “Risk Factors” section of this prospectus, as well as other information set forth in this prospectus, including the financial statements and related notes.

Nasdaq SmallCap Market symbol	CYTR.

Summary Selected Historical Financial Information

      The following summary selected historical financial information for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the three months ended March 31, 2004 and 2003, have been derived from our financial statements. The information should be read in conjunction with the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and related notes.

	Three Months Ended
	March 31		Year Ended December 31

	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)
Statement of operations data:
Total revenues	$100,000	$—	$94,000	$1,119,597	$4,009,192	$3,024,821	$786,978
Net loss	(3,733,671)	(913,997)	(17,844,000)	(6,175,636)	(931,341)	(348,102)	(15,029,291)
Net (loss) per share)	$(0.11)	$(0.04)	$(0.65)	$(0.39)	$(0.09)	$(0.04)	$(1.96)

	March 31		December 31

	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)
Balance sheet data:
Total assets	$11,911,285	$8,418,289	$12,324,284	$9,283,584	$7,610,596	$6,859,238	$6,128,063
Long-term debt	—	—	—	—	—	—	650,000
Total stockholders’ equity	$9,591,722	$7,193,850	$10,192,616	$7,959,347	$6,582,751	$5,618,814	$1,032,688

RISK FACTORS

      You should consider carefully the following risks before deciding to purchase shares of our common stock. If any of the following risks actually occur, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes.

We Have Operated at a Loss and Will Likely Continue to Operate at a Loss For the Foreseeable Future

      We have incurred significant losses over the past five years, including net losses of approximately $3,774,000 for the three months ended March 31, 2004 (on an unaudited basis), and $17,845,000, $6,176,000 and $931,000 for 2003, 2002 and 2001, respectively, and we had an accumulated deficit of approximately $93,576,000 (on an unaudited basis) as of March 31, 2004. Our operating losses have been due primarily to our expenditures for research and development on our products and for general and administrative expenses and our lack of significant revenues. We are likely to continue to incur operating losses until such time, if ever, that we generate significant recurring revenues. Unless we are able to acquire products from third parties that are already being marketed and that can be profitably marketed by us, it will take a minimum of three years (and possibly longer) for us to generate recurring revenues, since we anticipate that it will take at least several years before the development of any of our licensed or other current potential products is completed, marketing approvals are obtained from the United States Food and Drug Administration, or FDA, and commercial sales of any of these products can begin.

We Have No Source of Significant Recurring Revenues, Which May Make Us Dependent on Financing to Sustain Our Operations

      Although we generated $3,751,000 in revenues from milestone payments and license fees from our licensees during 2001 and $1,051,000 from these sources during 2002, we generated only $94,000 in such revenues in 2003. Although we earned a $100,000 milestone payment from one of our licenses in March 2004, we do not have any significant sources of recurring operating revenues. We will not have significant recurring operating revenues until at least one of the following occurs:

•	We are able to complete the development of and commercialize one or more of the products that we are currently developing, which may require us to first enter into license or other arrangements with third parties.

•	One or more of our currently licensed products is commercialized by our licensees, thereby generating royalty income for us.

•	We are able to acquire products from third parties that are already being marketed or are approved for marketing.

      We are likely to incur negative cash flows from operations until such time, if ever, as we can generate significant recurring revenues. Although we believe that we have adequate financial resources to support our currently planned level of operations for at least the next twelve months, should we thereafter be unable to generate recurring revenues, it is likely that we will become dependent on obtaining financing from third parties to continue to meet our obligations to the University of Massachusetts Medical School, or UMMS, and maintain our operations, including our planned levels of operations for our obesity and type 2 diabetes subsidiary. We have no commitments from third parties to provide us with any debt or equity financing. Accordingly, financing may be unavailable to us or only available on terms that substantially dilute our existing stockholders. A lack of needed financing could force us to reduce the scope of or terminate our operations or to seek a merger with or be acquired by another company. There can be no assurance that we would be able to identify an appropriate company to merge with or be acquired by or that we could consummate such a transaction on terms that would be attractive to our stockholders or at all.

Most of Our Revenues Have Been Generated by License Fees for TranzFectTM, Which May Not be a Recurring Source of Revenue for Us

      License fees paid to us with respect to our TranzFectTM technology have represented all of our revenue in the first quarter of 2004 and 81%, 94% and 94% of our total revenues for the years ended December 31, 2003, 2002 and 2001, respectively. We have already licensed most of the potential applications for this technology, and there can be no assurance that we will be able to generate additional license fee revenues from any new licensees for this technology. Our current licensees for TranzFectTM, Merck & Co., or Merck, and Vical Incorporated, or Vical, may be required to make further milestone payments to us under their licenses based on their future development of products* using TranzFectTM. However, Merck is at an early stage of clinical trials of a product utilizing TranzFectTM and Vical has only recently commenced a Phase I clinical trial of a product utilizing TranzFectTM. In the Merck trials, although the formulation of the tested vaccine using TranzFectTM was generally safe, well-tolerated and generated an immune response, the addition of TranzFectTM to the vaccine did not increase this immune response. Moreover, the DNA single-modality vaccine regimen with TranzFectTM, when tested in humans, yielded immune responses that were inferior to those obtained with the DNA vaccines in macaque monkeys. Accordingly, there is likely to be a substantial period of time, if ever, before we receive any further significant payments from Merck or Vical under their TranzFectTM licenses.

We Have Changed Our Business Strategy, Which Will Require Us, in Certain Cases, to Find and Rely Upon Third Parties for the Development of Our Products and to Provide Us With Products

      Following our merger with Global Genomics, we modified our business strategy of internally developing FLOCORTM and the other, then-current, potential products that we had not yet licensed to third parties. Instead, we began to seek to enter into strategic alliances, license agreements or other collaborative arrangements with other pharmaceutical companies that would provide for those companies to be responsible for the development and marketing of those products. In October 2003, we entered into an agreement to license FLOCORTM, the primary potential product that we held prior to the Global Genomics merger and which we had not already licensed to a third party, to SynthRx, Inc., a recently formed Houston, Texas-based biopharmaceutical company, and entered into a strategic alliance with that company. Although we intend to internally fund or carry out, through our obesity and type 2 diabetes subsidiary, the early stage development work for certain product applications based on the RNAi and other technologies that we licensed from UMMS, and we may seek to fund all of the later stage development work for our potential ALS products, the completion of the development, manufacture and marketing of these products is likely to require, in many cases, that we enter into strategic alliances, license agreements or other collaborative arrangements with larger pharmaceutical companies for this purpose.

      There can be no assurance that our products will have sufficient potential commercial value to enable us to secure strategic alliances, license agreements or other collaborative arrangements with suitable companies on attractive terms or at all. If we enter into these arrangements, we will be dependent upon the timeliness and effectiveness of the development and marketing efforts of our contractual partners. If these companies do not allocate sufficient personnel and resources to these efforts or encounter difficulties in complying with applicable regulatory (including FDA) requirements, the timing of receipt or amount of revenues from these arrangements may be materially and adversely affected. By entering into these arrangements rather than completing the development and then marketing these products on our own, we may suffer a reduction in the ultimate overall profitability for us of these products. In addition, if we are unable to enter into these arrangements for a particular product, we may be required to either sell our rights in the product to a third party or abandon it unless we are able to raise sufficient capital to fund the substantial expenditures necessary for development and marketing of the product.

      We will also seek to acquire products from third parties that already are being marketed or have previously been marketed. We have not yet identified any of these products. Even if we do identify such products, it may be difficult for us to acquire them with our limited financial resources and, if we acquire products using our securities as currency, we may incur substantial shareholder dilution. We do not have any prior experience in acquiring or marketing products and may need to find third parties to market these products for us. We may also seek to acquire products through a merger with one or more companies that own such products. In any such merger, the owners of our merger partner could be issued or hold a substantial, or even controlling, amount of stock in our company or, in the event that the other company is the surviving company, in that other company.

Our Current Financial Resources May Limit Our Ability to Execute Certain Strategic Initiatives

      On March 31, 2004 we had approximately $10,005,000 in cash and cash equivalents and approximately $9,246,000 in working capital. Our significantly improved working capital position is due primarily to our completing a $5,440,000 private equity financing in May 2003 and an $8,695,000 private equity financing in September 2003, although we have used approximately $7,000,000 of the net proceeds of the September 2003 financing as initial capital for our obesity and type 2 diabetes subsidiary and we currently expect the balance of such proceeds to be available for the future operating needs of that subsidiary.

      In October 2003, we entered into an agreement to license FLOCORTM to SynthRx, which will be responsible for developing potential product applications for FLOCORTM. As a result of the agreement, we may be entitled to receive future milestone payments and royalties. Although we are not doing any further development work on TranzFectTM, should our two principal licensees for this technology successfully meet the defined milestones, we could receive future milestone payments and, should either of the licensees commercialize products based upon our technology, future royalty payments. However, there can be no assurance that our licensees will continue to develop or ever commercialize any products that are based on our FLOCORTM or our TranzFectTM technology.

      Our strategic alliance with UMMS may require us to make significant expenditures to fund research at the institution relating to the development of therapeutic products based on the UMMS proprietary technology that we have licensed. We estimate that the aggregate amount of these sponsored research expenditures under our current commitments will be approximately $1,400,000 for 2004, approximately $1,500,000 for 2005 and approximately $800,000 for 2006. We have also agreed to fund approximately $487,000 of sponsored research at Massachusetts General Hospital over the next two fiscal years. Our license agreements with UMMS also provide, in certain cases, for milestone payments based on the progress we make in the clinical development and marketing of products utilizing the licensed technologies. In the event that we were to successfully develop a product in each of the categories of obesity/ type 2 diabetes, ALS, CMV, cancer and an HIV vaccine, under our licenses, those milestone payments could aggregate up to $16,055,000. Those milestone payments, however, could vary significantly based upon the milestones we achieve and the number of products we ultimately undertake to develop.

      Although we believe that an existing NIH grant will be sufficient to fund substantially all of the costs of a recently initiated Phase I trial of the HIV vaccine candidate using the technology we licensed from UMMS and Advanced BioScience Laboratories, or ABL, we could be required to fund substantial expenses of the trial not covered by the grant. Under our license for this technology, following the completion of the current Phase I trial, we will be responsible for all of the costs for subsequent clinical trials for this vaccine. The costs of subsequent trials for the HIV vaccine will be very substantial. We do not have any NIH or other governmental funding for these future trials, and there can be no assurance that we will be able to secure such funding for any of these trials.

      The expenditures potentially required under our agreements with the UMMS and ABL, together with the operating capital requirements of our obesity and type 2 diabetes subsidiary and our planned sponsored research funding for Massachusetts General Hospital, substantially exceed our current financial resources. Those required expenditures could require us to raise additional capital or to secure a licensee or strategic partner to fulfill our obligations to UMMS and to develop any products based on the technologies that we have licensed from UMMS, or to continue the operations of our obesity and type 2 diabetes subsidiary at the currently contemplated level. If we are unable to meet our various financial obligations under license agreements with UMMS, we could lose all of our rights under those agreements. If we were to have inadequate financial resources at that time, we also could be forced to reduce the level of, or discontinue, operations at our subsidiary.

Our New Obesity and Type 2 Diabetes Subsidiary May Not Be Able to Develop Products

      In order to develop new obesity and type 2 diabetes products, our new subsidiary will first need to identify appropriate drug targets and pathways. We will be using novel RNAi-based techniques to accelerate this process, but there is no assurance that these techniques will accelerate our work or that we will be able to identify highly promising targets or pathways using these techniques or otherwise. Even if we are successful in identifying these targets or pathways, we will need to then develop proprietary molecules that are safe and effective against these targets. The development process and the clinical testing of our potential products will take a lengthy period of time and involve expenditures substantially in excess of our current financial resources. We currently plan to seek a strategic alliance with a major pharmaceutical company at a relatively early stage in our development work to complete the development, clinical testing and manufacturing and marketing of our obesity and type 2 diabetes products, but we may not be able to secure such a strategic partner on attractive terms or at all. We do not have prior experience in operating a genomic and proteomic-based drug discovery company. Accordingly, we will be heavily dependent on the prior experience and current efforts of Dr. Michael P. Czech, the Chairman of the Scientific Advisory Board of our subsidiary, in establishing the scientific goals and strategies of our subsidiary, and Dr. Mark A. Tepper, the President of our subsidiary, in managing the operations of this subsidiary.

We Will Be Reliant Upon SynthRx to Develop and Commercialize FLOCORTM

      In October 2003, we entered into an agreement under which we will license FLOCORTM and our other co-polymer technologies to SynthRx and acquire a 19.9% equity interest in that newly formed biopharmaceutical company. SynthRx has only limited financial resources and will have to either raise significant additional capital or secure a licensee or strategic partner to complete the development and commercialization of FLOCORTM and these other technologies. SynthRx does not have any commitments from third parties to provide the capital that it will require and there can be no assurance that it will be able to obtain this capital or a licensee or strategic partner on satisfactory terms or at all.

      Our prior Phase III clinical trial of FLOCORTM for the treatment of sickle cell disease patients experiencing an acute vaso-occlusive crisis did not achieve its primary objective. However, in this study, for patients 15 year of age or younger, the number of patients achieving a resolution of crisis was higher for FLOCORTM-treated patients at all time periods than for placebo-treated patients, which may indicate that future clinical trials should focus on juvenile patients. To generate sufficient data to seek FDA approval for FLOCORTM will require additional clinical studies, which will entail substantial time and expense for SynthRx.

      The manufacture of FLOCORTM involves obtaining new raw drug substance and a supply of the purified drug from the raw drug substance, which requires specialized equipment. Should SynthRx encounter difficulty in obtaining the purified drug substance in sufficient amounts and at acceptable prices, SynthRx may be unable to complete the development or commercialization of FLOCORTM on a timely basis or at all.

If Our Products Are Not Successfully Developed and Approved by the FDA, We May Be Forced to Reduce or Terminate Our Operations

      Each of our products is in the development stage and must be approved by the FDA or similar foreign governmental agencies before they can be marketed. The process for obtaining FDA approval is both time-consuming and costly, with no certainty of a successful outcome. This process typically includes the conduct of extensive pre-clinical and clinical testing, which may take longer or cost more than we or our licensees currently anticipate due to numerous factors such as:

•	Difficulty in securing centers to conduct trials.

•	Difficulty in enrolling patients in conformity with required protocols or projected timelines.

•	Unexpected adverse reactions by patients in trials.

•	Difficulty in obtaining clinical supplies of the product.

•	Changes in the FDA’s requirements for our testing during the course of that testing.

•	Inability to generate statistically significant data confirming the efficacy of the product being tested.

      The RNAi and other technologies that we have acquired from UMMS have not yet been clinically tested by us, nor are we aware of any clinical trials having been conducted by third parties involving similar technologies. Successful development of RNAi-based products will require solving a number of issues, including providing suitable methods of stabilizing the RNAi drug material and delivering it into target cells in the human body.

      In connection with the currently planned Phase I clinical trial being conducted by UMMS and ABL, we do not have a commercial relationship with a company that is providing an adjuvant for the HIV vaccine candidate, utilizing the technology that we have licensed from UMMS, that will be tested in that trial. We may be unable to use some or all of the results of that trial as part of our clinical data for obtaining FDA approval of this vaccine if we are unable or choose not to enter into an agreement to acquire the rights to use that third party’s adjuvant.

      Our TranzFectTM technology is currently in Phase I clinical trials that are being conducted by our licensee, Merck, as a component of a vaccine to prevent AIDS. Since TranzFectTM is to be used as a component in vaccines, we do not need to seek FDA approval, but the vaccine manufacturer will need to seek FDA approval for the final vaccine formulation containing TranzFectTM. Merck has completed a multi-center, blinded, placebo controlled Phase I trial of an HIV vaccine utilizing TranzFectTM as a component. Although the formulation of this tested vaccine was generally safe and well-tolerated and generated an immune response, the addition of TranzFectTM to the vaccine did not increase this immune response. Moreover, the DNA single-modality vaccine regimen with TranzFectTM when tested in humans yielded immune responses that were inferior to those obtained with the DNA vaccines in macaque monkeys.

We Are Unlikely to Recover Any Amounts from Global Genomics’ Portfolio Companies

      Due to its inability to raise needed capital, Blizzard, which was Global Genomics’ principal portfolio company, has been unable to complete the development of any of its products and has been notified by the licensor of its core technologies that it is in default under its license for those technologies. Global Genomics’ other portfolio company is at a very early stage, is operating without any full-time or salaried employees and has not been able to raise the capital it will need to fund its planned operations and to acquire licenses to certain technologies that it will require. Accordingly, it appears unlikely that either of Global Genomics’ portfolio companies will generate revenues for us in the future and, in 2003, we recorded a write-off of the carrying value of our investments in those companies.

We May Be Involved in Legal Proceedings That Could Affect Our Business Operations or Financial Condition

      The Company may be involved, from time to time, in investigations and proceedings by governmental and self-regulatory agencies, certain of which could result in adverse judgments, fines, or other sanctions. We have recently been notified by the Massachusetts State Ethics Commission, or the Massachusetts Commission, that it has initiated a Preliminary Inquiry into whether our previous retention of a consultant who introduced us to UMass constituted an improper conflict of interest under Massachusetts’ ethics laws. Since the inquiry is at a very preliminary stage, it is inherently difficult to predict whether the Massachusetts Commission will decide to initiate any formal proceedings, whether these proceedings will be directed at us or whether we will be found in any such proceedings to have violated any Massachusetts ethics laws. We also cannot estimate what our legal costs will be in connection with this proceeding, although these expenses could be substantial if a formal proceeding is initiated. Moreover, if the Massachusetts Commission were to determine that our conduct was unlawful, the Commission could impose a number of different penalties or sanctions upon us which under certain circumstances would have a material adverse effect on our business and financial condition.

We are Dependent Upon a Limited Management Team and Will Need to Recruit a New Chief Financial Officer and Other Management Personnel to Operate Effectively

      We have a limited management team and are currently dependent upon Steven A. Kriegsman, our President and Chief Executive Officer, Mark A. Tepper, our Vice President and President of our subsidiary, CytRx Laboratories, Inc., and C. Kirk Peacock, our Chief Financial Officer. We will need to hire additional management personnel, including a new Chief Financial Officer to replace Mr. Peacock, who will continue in this capacity until June 15, 2004. There can be no assurance when or on what terms we will be able to recruit a new Chief Financial Officer or other suitable personnel. If we encounter a significant delay in recruiting a new Chief Financial Officer or other personnel, we may have difficulty in properly maintaining our financial and accounting functions or operating effectively. After June 15, 2004 and until we are able to replace Mr. Peacock, Mr. Kriegsman will perform the functions of Chief Financial Officer. Our current employment agreement with Mr. Kriegsman extends until July 15, 2006.

We Are Subject to Intense Competition That Could Materially Impact Our Operating Results

      We and our strategic partners or licensees may be unable to compete successfully against our current or future competitors. The pharmaceutical, biopharmaceutical and biotechnology industry is characterized by intense competition and rapid and significant technological advancements. Many companies, research institutions and universities are working in a number of areas similar to our primary fields of interest to develop new products. There also is intense competition among companies seeking to acquire products that already are being marketed. Many of the companies with which we compete have or are likely to have substantially greater research and product development capabilities and financial, technical, scientific, manufacturing, marketing, distribution and other resources than at least some of our present or future strategic partners or licensees.

      As a result, these competitors may:

•	Succeed in developing competitive products sooner than us or our strategic partners or licensees.

•	Obtain FDA and other regulatory approvals for their products before approval of any of our products.

•	Obtain patents that block or otherwise inhibit the development and commercialization of our product candidates.

•	Develop products that are safer or more effective than our products.

•	Devote greater resources to marketing or selling their products.

•	Introduce or adapt more quickly to new technologies or scientific advances.

•	Introduce products that render our products obsolete.

•	Withstand price competition more successfully than us or our strategic partners or licensees.

•	Negotiate third-party strategic alliances or licensing arrangements more effectively.

•	Take advantage of other opportunities more readily.

      A number of medical institutions and pharmaceutical companies are seeking to develop products based on gene silencing technologies. Companies working in this area include Sirna Therapeutics, Inc., Ribopharma A.G., Alnylam, Inc., Benitec, Nucleonics, Inc. and a number of the multinational pharmaceutical companies. A number of products currently are being marketed by a variety of the multinational or other pharmaceutical companies for treating type II diabetes, including among others the diabetes drugs Avandia by Glaxo SmithKline PLC, Actos by Eli Lilly & Co., Glucophage by Bristol Myers Squibb Co., and Starlix by Novartis and the obesity drugs Xenical by F. Hoffman-La Roche Ltd. and Meridia by Abbott Laboratories. Many major pharmaceutical companies are also seeking to develop new therapies for these disease indications. At least one company, Alnylam, is seeking to develop a therapeutic product for obesity and type II diabetes based on an RNAi technology. Companies developing HIV vaccines that could compete with our HIV vaccine technology include Merck, VaxGen, Inc., Epimmune, Inc., AlphaVax, Inc. and Immunitor Corporation.

      Although we do not expect FLOCORTM to have direct competition from other products currently available or that we are aware of that are being developed related to FLOCORTM’s ability to reduce blood viscosity in the cardiovascular area, there are a number of anticoagulant products that FLOCORTM would have to compete against, such as tissue plasminogen activator, or t-PA, and streptokinase (blood clot dissolving enzymes) as well as blood thinners such as heparin and coumatin, even though FLOCORTM acts by a different mechanism to prevent damage due to blood coagulation. In the sickle cell disease area, FLOCORTM would compete against companies that are developing or marketing other products to treat sickle cell disease, such as Droxia (hydroxyurea) marketed by Bristol-Myers Squibb Co. and Decitabine, which is being developed by SuperGen, Inc. Our TranzFectTM technology will compete against a number of companies that have developed adjuvant products, such as the adjuvant QS-21 marketed by Antigenics, Inc. and adjuvants marketed by Corixa Corp. Blizzard’s products, if ever developed, will compete with a number of currently marketed products, including those offered by Axon Instruments, Inc., Affymetrix, Inc., Applied Precision, LLC, Perkin Elmer, Inc. and Agilent Technologies, Inc.

We Do Not Have the Ability to Manufacture Any of Our Products and Will Need to Rely upon Third Parties for the Manufacture of Our Clinical and Commercial Product Supplies

      We do not currently have the facilities or expertise to manufacture any of the clinical or commercial supplies of any of our products. Accordingly, we will be dependent upon contract manufacturers or our strategic alliance partners to manufacture these supplies, or we will need to acquire the ability to manufacture these supplies ourselves, which could be very difficult, time-consuming and costly. We do not have manufacturing supply arrangements for our products, including any of the licensed RNAi technology or, with the exception of the clinical supplies for the currently planned Phase I trial, the HIV vaccine product that utilizes the HIV vaccine technology that we have licensed from UMMS. There can be no assurance that we will be able to secure needed manufacturing supply arrangements, or acquire the ability to manufacture the products ourselves, on attractive terms or at all. Delays in, or a failure to, secure these arrangements or abilities could have a materially adverse effect on our ability to complete the development of our products or to commercialize them.

We May Be Unable to Protect Our Intellectual Property Rights, Which Could Adversely Affect the Value of Our Assets

      We believe that obtaining and maintaining patent and other intellectual property rights for our technologies and potential products is critical to establishing and maintaining the value of our assets and our business. Although we believe that we have significant patent coverage for our TranzFectTM technologies, there can be no assurance that this coverage will be broad enough to prevent third parties from developing or commercializing similar or identical technologies, that the validity of our patents will be upheld if challenged by third parties or that our technologies will not be deemed to infringe the intellectual property rights of third parties. We have a nonexclusive license to a patent owned by UMMS and the Carnegie Institution of Washington that covers the general field of gene silencing, or genetic inhibition by double-stranded RNA. The medical applications of the gene silencing technology and the other technologies that we have licensed from the UMMS also are covered by a number of pending patent applications, but there can be no assurance that these applications will result in any issued patents. Moreover, we are aware of at least one other issued patent covering broad applications for RNAi and many patent applications covering different methods and compositions in the field of RNAi therapeutics have been and are expected to be filed, and certain organizations or researchers may hold or seek to obtain patents that could make it more difficult or impossible for us to develop products based on the gene silencing technology that we have licensed. At least one of our competitors is seeking broad patent coverage in the RNAi field that could restrict our ability to develop certain RNAi-based therapeutics.

      Any litigation brought by us to protect our intellectual property rights or by third parties asserting intellectual property rights against us could be costly and have a material adverse effect on our operating results or financial condition, make it more difficult for us to enter into strategic alliances with third parties to develop our products, or discourage our existing licensees from continuing their development work on our potential products. If our patent coverage is insufficient to prevent third parties from developing or commercializing similar or identical technologies, the value of our assets is likely to be materially and adversely affected.

      We are sponsoring research at UMMS and Massachusetts General Hospital under agreements that give us certain rights to acquire licenses, to inventions, if any, that arise from that research, and we may enter into additional research agreements with those institutions, or others, in the future. There can be no assurance, however, that any such inventions will arise or that we will be able to acquire licenses to any inventions under satisfactory terms or at all.

We May Incur Substantial Costs from Future Clinical Testing or Product Liability Claims

      If any of our products are alleged to be defective, they may expose us to claims for personal injury by patients in clinical trials of our products or by patients using our commercially marketed products. Even if the commercialization of one or more of our products is approved by the FDA, users may claim that such products caused unintended adverse effects. We currently do not carry product liability insurance covering the use of our products in human clinical trials or the commercial marketing of these products but anticipate that our licensees who are developing our products will carry liability insurance covering the clinical testing and marketing of those products. However, if someone asserts a claim against us and the insurance coverage of our licensees or their other financial resources are inadequate to cover a successful claim, such successful claim may exceed our financial resources and cause us to discontinue operations. Even if claims asserted against us are unsuccessful, they may divert management’s attention from our operations and we may have to incur substantial costs to defend such claims.

We May Be Delisted from the Nasdaq SmallCap Market if Our Future Filings Are Not Timely

      In May 2004, a Nasdaq Listing Qualifications Panel ruled that our common stock would remain listed on the Nasdaq SmallCap Market, notwithstanding that we filed our Annual Report on Form 10-K for the year ended December 31, 2003 with the SEC after the deadline for its filing. However, that Panel also ruled that our common stock would be delisted if we failed to timely file any reports with the SEC required for any period ending on or before June 30, 2005, and that we would not be entitled to a hearing before a Nasdaq Listing Qualifications Panel with respect to any finding by Nasdaq’s staff of such a filing deficiency. Our inability to receive a hearing would make it extremely difficult, if not impossible, to cure any late filing deficiency. If we fail to comply with this condition for continued listing and our common stock is delisted from the Nasdaq Small Cap Market, we may seek to list our common stock for trading on the American Stock Exchange or a regional stock exchange or to facilitate trading of our common stock in the over-the-counter market. If our common stock is delisted from the Nasdaq SmallCap Market, however, there is no assurance that our common stock will be listed for trading elsewhere, and an active trading market for our common stock may cease to exist and the delisting could materially and adversely impact the market value of our common stock.

Our Anti-Takeover Provisions May Make It More Difficult to Change Our Management or May Discourage Others From Acquiring Us and Thereby Adversely Affect Stockholder Value

      We have a stockholder rights plan and provisions in our bylaws that may discourage or prevent a person or group from acquiring us without the approval of our board of directors. The intent of the stockholder rights plan and our bylaw provisions is to protect our stockholders’ interests by encouraging anyone seeking control of our company to negotiate with our board of directors.

      We have a classified board of directors, which requires that at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of our board of directors. This provision applies to every election of directors, not just an election occurring after a change in control. The classification of our board increases the amount of time it takes to change majority control of our board of directors and may cause our potential purchasers to lose interest in the potential purchase of us, regardless of whether our purchase would be beneficial to us or our stockholders. The additional time and cost to change a majority of the members of our board of directors makes it more difficult and may discourage our existing stockholders from seeking to change our existing management in order to change the strategic direction or operational performance of our company.

      Our bylaws provide that directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause. Our bylaws also provide that a stockholder must give us at least 120 days notice of a proposal or director nomination that such stockholder desires to present at any annual meeting or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or director nomination at a stockholder meeting without us having advance notice of that proposal or director nomination. This could make a change in control more difficult by providing our directors with more time to prepare an opposition to a proposed change in control. By making it more difficult to remove or install new directors, the foregoing bylaw provisions may also make our existing management less responsive to the views of our stockholders with respect to our operations and other issues such as management selection and management compensation.

Our Outstanding Options and Warrants and the Registrations of Our Shares Issued in the Global Genomics Merger and Our Recent private Financings May Adversely Affect the Trading Price of Our Common Stock

      As of March 31, 2004, there were outstanding stock options and warrants to purchase approximately 11,281,000 shares of our common stock at exercise prices ranging from $0.01 to $7.75 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. To the extent the trading price of our common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect to our stockholders.

      In August 2003, we registered a total of 14,408,252 shares of our outstanding common stock and an additional 3,848,870 shares of our common stock issuable upon exercise of outstanding options and warrants, which shares and options and warrants were issued primarily in connection with our merger with Global Genomics and the $5,440,000 private equity financing that we completed in May 2003. In December 2003, we registered a total of 6,113,448 shares of our common stock, consisting of the 5,175,611 shares issued, or that are issuable upon exercise of the warrants issued, in connection with the $8,695,000 private equity financing that we completed in September 2003, and an additional 937,837 shares of our common stock that we issued, or that are issuable upon the exercise of warrants that we issued, to certain other third parties. The shares being offered by the selling securityholders by means of this prospectus are the shares remaining from those we originally registered in December 2003. Both the availability for public resale of these various shares and the actual resale of these shares could adversely affect the trading price of our common stock.

We May Experience Volatility in Our Stock Price, Which May Adversely Affect the Trading Price of Our Common Stock

      The market price of our common stock has experienced significant volatility in the past and may continue to experience significant volatility from time to time. Our stock price has ranged from $0.21 to $3.74 over the past three years. Factors such as the following may affect such volatility:

•	our quarterly operating results

•	announcements of regulatory developments or technological innovations by us or our competitors

•	government regulation of drug pricing

•	developments in patent or other technology ownership rights

•	public concern regarding the safety of our products

      Other factors which may affect our stock price are general changes in the economy, financial markets or the pharmaceutical or biotechnology industries.

USE OF PROCEEDS

      Other than the exercise of the warrants held by some of the selling securityholders as described herein (to the extent they may be exercised), we will not receive any of the proceeds from the sale of the shares offered by the selling securityholders. The selling securityholders are not obligated to exercise the warrants held by them, and there can be no assurance that they will choose to do so. The warrants may be exercised for cash or pursuant to the cashless exercise provisions of the warrants.

      If the warrants are exercised, in full, for cash, we will receive approximately $4,529,000 upon exercise. We intend to use any proceeds we receive from the exercise of the warrants for working capital and general corporate purposes.

      We will bear the costs and expenses of registering the shares being offered by the selling securityholders.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CYTR.” The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported by the Nasdaq SmallCap Market. Such prices represent prices between dealers, without adjustment for retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

	High	Low

Fiscal Year 2004:
January 1 to June 1	$2.43	$1.27
Fiscal Year 2003:
Fourth Quarter	$2.50	$1.75
Third Quarter	$2.81	$1.58
Second Quarter	$3.74	$0.62
First Quarter	$0.61	$0.23
Fiscal Year 2002:
Fourth Quarter	$0.41	$0.21
Third Quarter	$0.75	$0.34
Second Quarter	$1.05	$0.52
First Quarter	$1.00	$0.57

      On June 1, 2004, the closing price of our common stock as reported on the Nasdaq SmallCap Market was $1.45, and there were approximately 831 holders of record of our common stock. The number of record holders does not reflect the number of beneficial owners of our common stock for whom shares are held by brokerage firms and other institutions.

DIVIDEND POLICY

      We do not expect to pay any cash dividends on our common stock in the foreseeable future, and plan to retain our earnings to finance our business and operations. They payment of dividends on our common stock will be at the discretion of our board of directors and must comply with applicable law. Any decisions to pay dividends in the future will depend on a number of factors, including our financial condition, capital requirements, future business prospects, any relevant contractual restrictions and other factors that our board of directors deem relevant.

SELECTED FINANCIAL INFORMATION

      The following selected financial information for the years ended December 31, 2003, 2002, 2000, 2001 and 1999 is derived from our audited financial statements. Our financial statements for 2003 have been audited by BDO Seidman, LLP, independent auditors. Our financial statements for 2002, 2001, 2000 and 1999 have been audited by Ernst & Young LLP, independent auditors. The following selected financial data for the three months ended March 31, 2004 and 2003 is unaudited and includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for such periods. The results for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year. When you read this information, it is important that you also read our financial statements and related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues
Service revenues	$—	$—	$—	$22,453	$101,463	$451,031	$322,536
License fees	100,000	—	94,000	1,051,000	3,751,000	2,000,000	—
Grant income	—		—	46,144	156,729	348,790	464,442
Other income	—	—	—	—	—	225,000	—

Total revenues	$100,000	$—	$94,000	$1,119,597	$4,009,192	$3,024,821	$786,978

Loss from continuing operations	$(3,831,905)	$(913,997)	$(17,844,600)	$(6,175,636)	$(931,341)	$(1,147,457)	$(15,269,918)
Income from discontinued operations	—	—	—	—	—	799,355	240,627

Net loss	$(3,773,671)	$(913,997)	$(17,844,600)	$(6,175,636)	$(931,341)	$(348,102)	$(15,029,291)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.11)	$(0.04)	$(0.65)	$(0.39)	$(0.09)	$(0.12)	$(1.99)
Income from discontinued operations	—	—	—	—	—	0.08	0.03

Net Loss	$(0.11)	$(0.04)	$(0.65)	$(0.39)	$(0.09)	$(0.04)	$(1.96)

BALANCE SHEET DATA:
Total assets	$11,911,285	$8,418,289	$12,324,284	$9,283,584	$7,610,596	$6,859,238	$6,128,063
Long-term debt	—	—	—	—	—	—	650,000
Other long-term liabilities	—	—	—	—	—	—	1,693,638
Total stockholders’ equity	$9,591,722	$7,193,850	$10,192,616	$7,959,347	$6,582,751	$5,618,814	$1,032,688

Factors Affecting Comparability

      In 2003, we recorded an impairment charge of $5,869,000 related to our investments in Blizzard’s acquired developed technology and in Psynomics, based upon our analysis of the recoverability of the carrying amount of these assets in accordance with the Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This impairment charge represented the total net book value of these assets at the time of the write-off. See Note 11 to our financial statements.

      In 2002, we recorded an impairment charge of $921,000 related to certain equipment and leasehold improvements based on our evaluation of the recoverability of the carrying amount of those assets in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 144 — Accounting for the Impairment or Disposal of Long-Lived Assets. This impairment charge represented the total net book value of those assets. See Note 5 to our financial statements.

      During 2002, we recorded a loss of $478,000 associated with the closure of our Atlanta headquarters and relocation to Los Angeles subsequent to our merger with Global Genomics. This loss represents the total remaining lease obligations and estimated operating costs through the remainder of the lease, which expires in 2008, less estimated sublease income. This accrued charge was combined with deferred rent of $85,000 already recorded, so that the total accrual related to the facility abandonment was $563,000 as of December 31, 2002. To the extent that we are able to negotiate a termination of the Atlanta lease, our operating costs are different or our estimates related to sublease income are different, the total loss ultimately recognized may be different than the amount recorded as of December 31, 2002 and such difference may be material. As of December 31, 2003, we have a remaining lease closure accrual of $418,000.

      Pursuant to his employment agreement, our former President and Chief Executive Officer, Jack Luchese, was entitled to a payment of $435,000 upon the execution of the merger agreement between Global Genomics and us and an additional $435,000 upon the closing of the merger. In order to reduce the amount of cash that we had to pay Mr. Luchese, Mr. Luchese and we agreed that approximately $325,000 of the first $435,000 payment would be satisfied by our grant to Mr. Luchese under our 2000 Long-Term Incentive Plan pursuant of an award of 558,060 shares of our common stock. Those shares of stock were issued at a value equal to 85% of the volume weighted average price of our common stock for the 20 trading days ended on February 8, 2002. The cash payment and fair value of the shares issued were recognized as expense (total of $428,000) during the first quarter of 2002.

      The terms of our merger with Global Genomics contemplated that its management team would replace ours subsequent to the closing of the merger. On July 16, 2002, we terminated the employment of all of our then-current officers, resulting in total obligations for severance, stay bonuses, accrued vacation and other contractual payments of $1,394,000 (including the final $435,000 owed to Mr. Luchese as discussed above). Prior to the merger closing date, we advanced part of these amounts to three of our officers (through salary continuance), such that the total remaining obligation at the closing date was $1,179,000. Four of our officers agreed to accept an aggregate total of $177,000 of this amount in the form of our common stock, in lieu of cash, resulting in the issuance of 248,799 shares. Thus, the net cash payout in satisfaction of these obligations was $1,002,000, before taxes. The severance payments and fair value of the shares issued (total expense of $1,394,000) was recognized as expense during the third quarter of 2002 and is reported as a separate line item on the accompanying consolidated statement of operations, together with the final payment to Mr. Luchese discussed above.

      License fees for 2002 include a $1,000,000 milestone payment received from Merck related to the commencement by Merck of a Phase I human clinical trial incorporating our TranzFectTM technology.

      License fees for 2001 include a $3,750,000 up-front payment received from Vical related to a license of our TranzFectTM technology.

      License fees for 2000 consist of a $2,000,000 signature payment received from Merck related to a license of our TranzFectTM technology.

      From 1987 to 2000, we manufactured, marketed and distributed Titermax, an adjuvant used to produce immune responses in research animals. Effective June 15, 2000, we entered into a Purchase Agreement with Titermax USA, Inc. (an unaffiliated company) whereby Titermax USA purchased the worldwide rights to market and distribute Titermax, including all accounts receivable, inventory and other assets used in the Titermax business. The gross purchase price was $750,000, consisting of $100,000 in cash and a $650,000 five- year secured promissory note bearing interest of 10% annually. Net income associated with the Titermax activities included in income (loss) from discontinued operations was approximately $119,000 and $241,000 for 2000 and 1999, respectively. A gain related to the sale of $680,000 was recorded in 2000 and is also classified as discontinued operations.

      From 1996 to 2002, we marketed the services of a small group of human resource professionals under the name of Spectrum Recruitment Research, or Spectrum, as a way of offsetting our cost of maintaining this function. In February 2002, the operations of Spectrum were terminated and the rights to use the Spectrum tradenames were transferred to Albert, Isaac & Alexander, Inc., a consulting firm comprised of our former Spectrum employees. Net income (loss) associated with the Spectrum activities included in income (loss) from operations was approximately $5,000, ($18,000), $146,000 and $75,000 for 2002, 2001, 2000, and 1999, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read together with the discussion under “Selected Financial Data” and the financial statements and related notes included in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

      We are in the process of developing products, primarily in the areas of RNAi and small molecule therapeutics, for the human health care market. RNAi is a new technology for silencing genes in living cells and organisms. Development work on RNAi is still at an early stage, and we are not aware of any clinical testing of medical applications using RNAi that have yet been initiated by any party. In addition to our work in RNAi, we are involved in the development of a DNA-based HIV vaccine and have entered into strategic alliances with respect to the development of several other products using our other technologies.

      Subsequent to our merger with Global Genomics, in July 2002, we modified our business strategy by discontinuing any further research and development efforts for our pre-merger pharmaceutical technologies and began to seek strategic relationships with other pharmaceutical companies to complete the development of those technologies. Instead of continuing research and development for those technologies, we focused our efforts on acquiring new technologies and products to serve as the foundation for the future of the company.

      In April 2003, we acquired our first new technologies by entering into exclusive license agreements with UMMS covering potential applications for its proprietary RNAi technology in the treatment of specified diseases. At that time, we also acquired an exclusive license from UMMS covering its proprietary technology with potential gene therapy applications within the area of cancer. In May 2003, we broadened our strategic alliance with UMMS by acquiring an exclusive license from it covering a proprietary DNA-based HIV vaccine technology.

      As part of our strategic alliance with UMMS, we agreed to fund certain discovery and pre-clinical research at the medical school relating to the use of our technologies, licensed from UMMS, for the development of therapeutic products within certain fields. Although we intend to internally fund the early stage development work for certain product applications (including obesity, type 2 diabetes and ALS) and may seek to fund the completion of the development of certain of these product applications (such as ALS), we may also seek to secure strategic alliances or license agreements with larger pharmaceutical companies to fund the early stage development work for other gene silencing product applications and for subsequent development of those potential products where we fund the early stage development work.

      We have not achieved profitability on a quarterly or annual basis and we expect to continue to incur significant additional losses over the next several years due primarily to activities related to our collaborations, technology acquisitions, research and development programs and other general corporate activities. We anticipate that our operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

      To date, we have relied primarily upon the sale of equity securities and payments from our strategic partners and licensees to generate the funds needed to finance the implementation of our business plans. We will be required to obtain additional funding in order to execute our long-term business plans. Our sources of potential funding for the next several years are expected to consist primarily of proceeds from sales of equity, but could also include license and other fees, funded research and development payments and milestone payments under existing and future collaborative arrangements.

Research and Development

      Following our 2003 acquisition of rights from UMMS to the new technologies, we initiated research and development programs for products based upon those technologies. Expenditures for research and development activities related to continuing operations were $4,388,000, $767,000 and $1,844,000 during the years ended December 31, 2003, 2002 and 2001, respectively, with research and development expenses representing approximately 39% of our total expenses for 2003. Research and development expenses are further discussed below under “Critical Accounting Policies and Estimates” and “Results of Operations.”

      In September 2003, we invested in a subsidiary to develop orally active small molecule-based drugs for the prevention, treatment and cure of obesity and type 2 diabetes. Utilizing the RNAi technology that we have licensed from UMMS, in combination with state of the art target identification methods, our subsidiary will focus on using a genomic and proteomic based drug discovery approach to accelerate the process of screening and identifying potential drug targets and pathways for these diseases to discover and develop molecular based medicines for the treatment of obesity and type 2 diabetes. We have provided our subsidiary with initial capital of approximately $7,000,000 to fund the staffing of its operations with managerial and scientific personnel and its initial drug development activities.

      There is a risk that any drug discovery and development program may not produce revenue because of the risks inherent in drug discovery and development. Moreover, there are uncertainties specific to any new field of drug discovery, including RNAi. The successful development of any product candidate we develop is highly uncertain. We cannot reasonably estimate or know the nature, timing and costs of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence from any product candidate, due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	Our ability to advance product candidates into pre-clinical and clinical trials.

•	The scope, rate and progress of our pre-clinical trials and other research and development activities.

•	The scope, rate of progress and cost of any clinical trials we commence.

•	The cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

•	Future clinical trial results.

•	The terms and timing of any collaborative, licensing and other arrangements that we may establish.

•	The cost and timing of regulatory approvals.

•	The cost and timing of establishing sales, marketing and distribution capabilities.

•	The cost of establishing clinical and commercial supplies of our product candidates and any products that we may develop.

•	The effect of competing technological and market developments.

      Any failure to complete any stage of the development of our products in a timely manner could have a material adverse effect on our operations, financial position and liquidity. A discussion of the risks and uncertainties associated with completing our projects on schedule, or at all, and the potential consequences of failing to do so, are set forth in the “Risk Factors” section of this prospectus.

Critical Accounting Policies and Estimates

      Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, bad debts, impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

      Our significant accounting policies are summarized in Note 2 to our unaudited financial statements. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

      Nonrefundable license fee revenue is recognized when collectibility is reasonably assured, which is generally upon receipt, when no continuing involvement on our part is required and payment of the license fee represents the culmination of the earnings process. Nonrefundable license fees received subject to future performance by us or that are credited against future payments due to us are deferred and recognized as services are performed and collectibility is reasonably assured, which is generally upon receipt, or upon termination of the agreement and all related obligations thereunder, whichever is earlier. Our revenue recognition policy may require us to defer significant amounts of revenue.

Research and Development Expenses

      Research and development expenses consist of costs incurred for direct and overhead-related research expenses and are expensed as incurred. Costs to acquire technologies which are utilized in research and development and which have no alternative future use are expensed when incurred. Technology developed for use in our products is expensed as incurred, until technological feasibility has been established. Expenditures, to date, have been classified as research and development expense in the consolidated statements of operations and we expect to continue to expense research and development for the foreseeable future.

Stock-based Compensation

      We grant stock options and warrants for a fixed number of shares to key employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. We account for stock option grants and warrants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations, and, accordingly, recognize no compensation expense for the stock option grants and warrants issued to employees for which the terms are fixed.

      For stock option grants and warrants which vest based on certain corporate performance criteria, compensation expense is recognized to the extent that the quoted market price per share exceeds the exercise price on the date such criteria are achieved or are probable. At each reporting period end, we must estimate the probability of the criteria specified in the stock based awards being met. Different assumptions in assessing this probability could result in additional compensation expense being recognized.

      In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (SFAS 123), which provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. However, we have continued to account for stock-based compensation in accordance with APB 25. See Notes 2 and 13 to our audited financial statements.

      We have also granted stock options and warrants to certain consultants and other third parties. Stock options and warrants granted to consultants and other third parties are accounted for in accordance with SFAS 123 and related interpretations and are valued at the fair market value of the options and warrants granted, as of the date of grant or services received, whichever is more reliably measurable. Expense is recognized in the period in which a performance commitment exists or the period in which the services are received, whichever is earlier. The Company anticipates that it will continue to rely on the use of consultants and that it will be required to expense the associated costs. The Company anticipates continuing the use of stock options to compensate employees, and continuing to expense the options in accordance with APB 25.

Impairment of Long-Lived Assets

      We review long-lived assets, including finite lived intangible assets, for impairment on an annual basis, as of December 31, or on an interim basis if an event occurs that might reduce the fair value of such assets below their carrying values. An impairment loss would be recognized based on the difference between the carrying value of the asset and its estimated fair value, which would be determined based on either discounted future cash flows or other appropriate fair value methods.

      In 2002, we recorded an impairment charge of $921,000 related to certain equipment and leasehold improvements based on our evaluation of the recoverability of the carrying amount of these assets in accordance with the FASB Statement of Financial Accounting Standards No. 144 — Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). This impairment charge represented the total net book value of these assets. See Note 5 to our audited financial statements.

      In 2003, we recorded an impairment charge of $5,869,000 related to our investments in Blizzard’s acquired developed technology and Psynomics, based upon our analysis of the recoverability of the carrying amount of these assets in accordance with the Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (APB 18). This impairment charge represented the total net book value of these assets at the time of the write-off. See Note 11 to our audited financial statements.

Estimated Facility Abandonment Accrual

      During 2002, we recorded a loss of $478,000 associated with the closure of our Atlanta headquarters and relocation to Los Angeles, subsequent to our merger with Global Genomics. This loss represents the total remaining lease obligations and estimated operating costs through the remainder of the lease term, less estimated sublease income. This accrued charge was combined with deferred rent of $85,000 already recorded, so that the total accrual related to the facility abandonment was $563,000 as of December 31, 2002. To the extent that we are able to negotiate a termination of the Atlanta lease, our operating costs are different or our estimates related to sublease income are different, the total loss ultimately recognized may be different than the amount recorded as of December 31, 2002 and such difference may be material. As of March 31, 2004, we have a remaining lease closure accrual of $392,000.

Quarterly Financial Data

      The following table sets forth unaudited statement of operations data for our most recent two completed fiscal years. This quarterly information has been derived from our unaudited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly financial data should be read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Quarter Ended

	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
2004
Total revenues	$100,000	$—	$—	$—
Net loss	(3,773,671)	$—	$—	$—
Basic and diluted loss per common share:
Net loss	$(0.11)	$—	$—	$—
2003
Total revenues	$—	$3	$1	$90
Net loss	(914)	(5,046)	(8,777)	(3,108)
Basic and diluted loss per common share:
Net loss	$(0.04)	$(0.21)	$(0.30)	$(0.09)
2002
Total revenues	$1,054	$15	$1	$50
Gross profit	11	—	—	—
Net loss	(179)	(931)	(2,547)	(2,519)
Basic and diluted loss per common share:
Net loss	$(0.02)	$(0.08)	$(0.13)	$(0.12)

Liquidity and Capital Resources

      At March 31, 2004, we had cash, cash equivalents and short-term investments of $10,005,000 and net assets of $9,592,000 compared to $11,644,000 and $10,193,000, respectively, at December 31, 2003. Working capital totaled $9,246,000 at March 31, 2004, compared to $10,761,000 at December 31, 2003. By resolution of our board of directors, we have allocated approximately $5,806,000 of our cash and cash equivalents to the current and future operations of our obesity and type 2 diabetes subsidiary.

      To date, we have relied primarily upon selling equity securities and payments from our strategic partners and licensees to generate funds needed to finance the implementation of our plans of operations. We believe that the cash and cash equivalents balances will be sufficient to meet cash requirements through the next twelve months. We will be required to obtain significant additional funding in order to execute our long-term business plans. We cannot assure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed, we may not be able to execute our business plan and our business may suffer, which would have a material adverse effect on our financial position, results of operations and cash flows.

      In the three-month period ended March 31, 2003, net cash used in investing activities consisted of $1,401,000, representing funds received upon the maturity of U.S. government obligations. The only cash used in financing activities for the three-month period ended March 31, 2004 was for the purchase of $95,000 of property and equipment. Net cash provided by investing activities for the year ended December 31, 2003 was $1,200,000, compared to net cash used in investing activities of $2,000,000 in 2002. The change was primarily due to (i) the purchase, in 2002, of held-to-maturity investments, which subsequently matured in 2003,

(ii) an increase in fixed asset purchases in 2003, as compared to 2002 and (iii) the absence of acquisition costs in 2003, as compared to 2002.

      Net cash provided by financing activities was $538,000 in the first quarter of fiscal 2004. There were no financing activities for the three-month period ended March 31, 2003. Cash provided by financing activities in 2004 was comprised of $354,000 received upon the exercise of stock options and warrants and the sale of shares to a single purchaser for $184,000. Net cash provided by financing activities for the year ended December 31, 2003 was $14,400,000, compared to net cash provided by financing activities of $628,000 in 2002. In May 2003, we completed a private equity financing raising net proceeds of $4,800,000. In September 2003, we completed a private equity financing raising net proceeds of $7,700,000. In 2003, we also received proceeds from the exercise of stock options and warrants totaling $1,900,000. Cash provided by financing activities in 2002 was comprised primarily of the exercise of stock options and warrants.

      Although our net loss for the three-month period ended March 31, 2004 was $3,774,000, net cash used in operating activities was only $2,082,000 due primarily to $1,558,000 of common stock, options and warrants issued in lieu of cash for selling, general and administrative services. Net cash used in operating activities in the three-month period ended March 31, 2003 was $508,000 because the net loss during that prior year’s period was less, and the net loss included a non-cash loss from our minority-owned entities. Net cash used in operating activities for the year ended December 31, 2003 was $4,300,000, compared to net cash used in operating activities of $3,500,000 in 2002. Net cash inflows decreased, due primarily to significantly higher license revenues in 2002, relating to a $1,000,000 milestone payment received from Merck, during the first quarter, related to the commencement by Merck of a Phase I human clinical trial incorporating our TranzFectTM technology. In 2002, we paid $1,000,000 in severance and other contractual payments to officers. In 2003, we paid $1,100,000 in licensing, patent and sponsored research fees in connection with our new business strategy.

      Based on our internal projections of expected expenses, we believe that we will have adequate working capital to allow us to operate at our currently planned levels for at least the next twelve months. Our strategic alliance with UMMS may require us to make significant expenditures to fund research at that medical institution relating to developing therapeutic products based on that institution’s proprietary gene silencing technology that has been licensed to us. The aggregate amount of these expenditures under certain circumstances is expected to be approximately $1,800,000 during the next twelve months.

      We also may require additional working capital in order to fund any product acquisitions that we consummate. Any additional capital requirements may be provided by potential milestone payments pursuant to the Merck and Vical licenses or by potential payments from future strategic alliance partners or licensees of our technologies. However, Merck and Vical are both at an early stage of clinical trials of a product utilizing TranzFectTM, so there is likely to be a substantial period of time, if ever, before we receive any further significant payments from Merck or Vical. We intend to also pursue other sources of capital, although we do not currently have commitments from any third parties to provide us with capital. The results of our technology licensing efforts and the actual proceeds of any fund-raising activities will determine our ongoing ability to operate as a going concern. These efforts are subject to market conditions and our ability to identify parties that are willing and able to enter into such arrangements on terms that are satisfactory to us. Our ability to obtain future financings through joint ventures, product licensing arrangements, equity financings or otherwise is subject to market conditions and our ability to identify parties that are willing and able to enter into such arrangements on terms that are satisfactory to us. There can be no assurance that we will be able to obtain future financing from these sources. Additionally, depending upon the outcome of our fund raising efforts, the accompanying financial information may not necessarily be indicative of future operating results or future financial condition.

      We expect to incur significant losses for the foreseeable future, and there can be no assurance that we will become profitable. Even if we become profitable, we may not be able to sustain that profitability.

      The above statements regarding our plans and expectations for future financing are forward-looking statements that are subject to a number of risks and uncertainties. Our ability to obtain future financings through joint ventures, product licensing arrangements, equity financings or otherwise is subject to market conditions and our ability to identify parties that are willing and able to enter into such arrangements on terms that are satisfactory to us. There can be no assurance that we will be able to obtain future financing from these sources. Additionally, depending upon the outcome of our fund raising efforts, the accompanying financial information may not necessarily be indicative of future operating results or future financial condition.

Contractual Obligations

      We have no current commitments for capital expenditures in 2004, however, we anticipate incurring capital expenditures in connection with the expansion of our subsidiary’s laboratory. We have no committed lines of credit or other committed funding or long-term debt. As of December 31, 2003, minimum annual future obligations for operating leases, minimum annual future obligations under various license agreements and minimum annual future obligations under employment agreements consist of the following:

	Operating	License	Employment
	Leases	Agreements	Agreements	Total

	(In thousands)
2004	$560	$1,778	$1,075	$3,413
2005	478	1,810	670	2,958
2006	285	897	375	1,557
2007	229	310	—	539
2008	76	330	—	406
2009 and thereafter	—	1,320	—	1,320

Total	$1,628	$6,445	$2,120	$10,193

      We have employment agreements with our executive officers, the terms of which expire at various times through July 2006. Certain agreements, which have been revised from time to time, provide for minimum salary levels, adjusted annually at the Compensation Committee’s determination, as well as for minimum bonuses that are payable. The aggregate commitment for future salaries at December 31, 2003, including guaranteed bonuses and salary continuation, was approximately $2,120,000. Certain of these employment agreements have been terminated and the guaranteed salaries may be less.

License Agreements

      In April 2003, we acquired new technologies by entering into exclusive license arrangements with UMMS covering potential applications of the medical institution’s proprietary RNAi technology in the treatment of specified diseases, including those within the areas of obesity, type 2 diabetes ALS, CMV and covering UMMS’s proprietary technology with potential gene therapy applications within the area of cancer. In consideration of the licenses, we made cash payments to UMMS totaling $186,000 and issued it a total of 1,613,258 shares of our common stock which were valued, for financial statement purposes, at $1,468,000. In May 2003, we broadened our strategic alliance with UMMS by acquiring an exclusive license from that institution covering a proprietary DNA-based HIV vaccine technology. In consideration of this license, we made cash payments to UMMS totaling $18,000 and issued it 215,101 shares of our common stock which were valued, for financial statement purposes, at $361,000. As the RNAi technology from UMMS had not achieved technological feasibility at the time of its license by us, had no alternative future uses and, therefore, no separate economic value, the aggregate total of $2,033,000 in cash payments and stock issued for acquisition of the technology was expensed as research and development in our financial statements.

Net Operating Loss Carryforward

      At December 31, 2003, we had consolidated net operating loss carryforwards for income tax purposes of $67,200,000, which will expire in 2004 through 2023 if not utilized. We also have research and development tax credits and orphan drug tax credits available to reduce income taxes, if any, of $6,600,000, which will expire in 2004 through 2020 if not utilized. Based on an assessment of all available evidence including, but not limited to, our limited operating history in our core business and lack of profitability, uncertainties of the commercial viability of our technology, the impact of government regulation and healthcare reform initiatives, and other risks normally associated with biotechnology companies, we have concluded that it is more likely than not that these net operating loss carryforwards and credits will not be realized and, as a result, a 100% deferred tax valuation allowance has been recorded against these assets.

Impairment Test of Intangible Assets

      In accordance with the provisions of Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (APB 18), we reviewed the net values on our balance sheet, as of September 30, 2003, assigned to Investment in Minority — Owned Entity — Acquired Developed Technology resulting from our acquisition of Global Genomics. APB 18 requires that a loss in value of an investment, which is other than a temporary decline, should be recognized as an impairment loss. Through the third quarter of 2003, Blizzard had been unsuccessful in its attempts to raise a significant amount of financing necessary for it to pursue its commercialization strategy for its products and we subsequently decided not to further invest in this entity. Our analysis consisted of a review of the financial projections prepared by Blizzard, application of a discounted cash flow valuation model of Blizzard’s projected cash flows, and consideration of other qualitative factors. Based upon the quantitative and qualitative factors described above, in addition to others, our management determined that the estimated fair value of our investment in Blizzard was $0 and that an impairment charge of $5,869,000 was necessary. The write off had no impact upon our cash or working capital position.

Results of Operations

Comparison of Three Months Ended March 31, 2004 and 2003

      We recorded a net loss of $3,774,000 for the three-month period ended March 31, 2004 as compared to $914,000 in the same fiscal quarter in 2003.

      During the three-month period ended March 31, 2004, we earned a $100,000 milestone payment from one of our licensees. No license fee income was recorded during the three-month period ended March 31, 2003.

      Research and development expenses were $1,432,000 during the three-month period ended March 31, 2004, as compared to only $3,000 for the same fiscal period in 2003. Subsequent to our merger with Global Genomics in July 2002, we modified our corporate business strategy so that we have not pursued additional internal research and development efforts for any of our then existing products or technologies, other than through partnering or out-licensing this research and development work to outside parties. As a result, we conducted virtually no internal research and development during the three-month period ended March 31, 2003. The research and development expenses incurred in the first fiscal quarter of 2004 relate to (i) our commitment to fund research and development activities conducted at UMMS and at Massachusetts General Hospital, and (ii) the research and development activities of CytRx Laboratories, Inc., our obesity and type 2 diabetes subsidiary. Although our actual research and development expenses for the balance of 2004 could vary substantially, our research and development expense will remain substantial in the future as a result of our commitment to fund research and development activities conducted at UMMS related to the technologies covered by the UMMS license agreements and the on-going operations of our CytRx Laboratories subsidiary.

      From time to time, we issue shares of our common stock or warrants to purchase shares of our common stock to consultants and other service providers in exchange for services. For financial statement purposes, we value these shares or warrants at the fair market value of the stock or warrants granted, or the services received, whichever is more reliably measurable, and we recognize the expense in the period in which a performance commitment exists or the period in which the services are received, whichever is earlier. During each of the periods presented in the accompanying condensed consolidated statement of operations, certain vesting criteria of stock purchase warrants issued to consultants were achieved, resulting in aggregate non-cash charges of $1,284,000 during the three month period ended March 31, 2004, and $149,000 during the same period in 2003.

      Other selling, general and administrative expenses were $1,200,000 during the three-month period ended March 31, 2004, as compared to $525,000 for the same period in 2003. Our new corporate business strategy contributed to the increase for 2004, resulting in (a) a greater use of consultants for technical, financial and business development advisory services and (b) higher legal and accounting costs.

      Interest income was $23,000 for the three-month period ended March 31, 2004, as compared to $16,000 for the three-month period ended March 31, 2003. The increase in interest income is due to the substantial additional amounts of cash and investments we held during the fiscal 2004 quarter compared to the smaller amounts in the fiscal 2003 quarter. However, the increase in the amounts earning interest was partially offset by lower interest rates in the 2004 period.

      For the three months ended March 31, 2004, we recorded a $35,000 reduction of our losses as a result of the minority interest share in the losses of our subsidiary. This amount is reported as a separate line item in the accompanying condensed consolidated statement of operations.

      We record our portion of the losses of Blizzard, an unconsolidated entity in which we own 40% of the outstanding equity interests, on the equity method. For the three months ended March 31, 2003, we recorded $254,000 as our share in the losses of Blizzard. Since we wrote off our entire investment in Blizzard at the end of the third quarter of fiscal 2003, we did not record any losses from our investment in Blizzard for the three months ended March 31, 2004.

Comparison of Fiscal Years 2003, 2002 and 2001

Revenue

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Service revenue	$—	$23	$101
License fees	94	1,051	3,751
Grant revenue	—	46	157

	$94	$1,120	$4,009

      Service revenue — From 1996 to 2002, we marketed the services of a small group of human resources professionals under the name of Spectrum Recruitment Research as a way of offsetting our cost of maintaining this function. In February 2002, the operations of Spectrum were terminated and the rights to use the Spectrum tradenames were transferred to Albert, Isaac & Alexander, Inc., a consulting firm comprised of former Spectrum employees. Service revenues related to Spectrum were $22,000 in 2002 and $101,000 in 2001. Cost of service revenues was $11,000 in 2002 and $71,000 in 2001, or 50% and 70% of service revenues, respectively.

      Grant revenue — Grant income was $0 in 2003 compared to $46,000 in 2002 and $157,000 in 2001. Grant income primarily relates to several Small Business Innovative Research, or SBIR, grants we received from the NIH in support of our FLOCORTM studies. We do not currently plan to seek NIH or other similar grants that would provide us with any funding during 2004.

      License fees — License fee income was $94,000 in 2003, $1,051,000 in 2002 and $3,751,000 in 2001 and relates primarily to our licenses of TranzFectTM to Vical and Merck. License fees for 2002 include a $1,000,000 milestone payment received from Merck, during the first quarter, related to the commencement by Merck of a Phase I human clinical trial incorporating our TranzFectTM technology. License fees in 2001 include a $3,750,000 up-front payment received from Vical related to a license of our TranzFectTM technology. Other than a $100,000 milestone fee that we received from Vical in April 2004, we do not anticipate receiving any significant licensing fee revenue during 2004 with respect to either our FLOCORTM or TranzFectTM technologies, although our agreement with SynthRx contemplates that company making a payment to us in 2004.

     Research and development expense

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Research and development expense	$1,485	$689	$1,844
Non-cash research and development expense	2,903	—	—
Acquired in-process research and development expense	—	78	—

	$4,388	$767	$1,844

      Research and development expense during 2003 were $4,388,000 versus $767,000 in 2002 and $1,844,000 in 2001. In 2003, as a result of the change in our business strategy following our merger with Global Genomics, our research and development expenditures related primarily to new licensing and sponsored research agreements, and the commencement of our subsidiary’s operations. Research and development expenditures for 2002 and 2001 were primarily related to the development of our FLOCORTM technology. The research and development expense for 2002 also includes $78,000 which was allocated from the purchase price of Global Genomics as in-process research and development and, therefore, expensed in connection with the acquisition. Although our actual research and development expenditures for 2004 could vary substantially, depending upon the progress we make in certain of our research programs and the possible addition of new programs, we anticipate that these expenditures will be somewhat larger than were our research and development expenditures in 2003.

     Selling, general and administrative expense

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Common stock, stock options and warrants issued for selling, general and administrative expense	$3,148	$230	$1,441
Selling, general and administrative expense	3,841	1,703	1,161

	$6,989	$1,933	$2,602

      We recorded non-cash charges of $3,148,000, $230,000, and $1,441,000 during 2003, 2002 and 2001, respectively, related to the issuance of stock warrants to certain consultants and certain vesting events for management stock options. These fees relate primarily to common stock, stock options and warrants issued in connection with the engagement and retention of financial and business development advisors. The significant increase in 2003 was due primarily to the change in our business strategy, which led to an increase in activity and, as a result, a greater use of consultants for financial and business development advisory services. The difference between 2002 and 2001 is primarily due to the warrant that we granted to Cappello Capital, in 2001, as compensation for its services.

      Selling, general and administrative expenses during 2003 were $3,841,000 as compared to $1,703,000 in 2002 and $1,161,000 in 2001. The increase in 2003 was due primarily to the change in our business strategy following our merger with Global Genomics, which led to an increase in activity and, as a result, a greater use of consultants for technical, financial and business development advisory services, in addition to higher legal and accounting costs. The increase from 2001 to 2002 is due primarily to the increase in the percentage of facilities costs allocated to administrative expense versus research and development expense, and higher legal and accounting costs subsequent to the merger. Our legal and accounting costs are expected to increase during 2004 as a result of certain costs associated with our change of accountants during the first half of 2004 and certain pending legal proceedings.

      Depreciation and amortization expense — Depreciation and amortization expense was $2,000, $794,000 and $586,000 in 2003, 2002 and 2001, respectively. Due to the impairment charge (discussed below), our property balances had been reduced to a nominal amount as of December 31, 2002 and, therefore, our depreciation expense will be nominal for the foreseeable future.

      Severance and other contractual payments to officers — Pursuant to his employment agreement, our former President and CEO, Jack Luchese, was entitled to a payment of $435,000 upon the execution of the merger agreement between Global Genomics and us and an additional $435,000 upon the closing of the merger. In order to reduce the amount of cash that we had to pay to Mr. Luchese, Mr. Luchese and we agreed that approximately $325,200 of the first $435,000 payment would be satisfied by CytRx granting a stock award to Mr. Luchese under our 2000 Long-Term Incentive Plan pursuant to which we issued Mr. Luchese 558,060 shares of our common stock. Those shares of stock were issued at a value equal to 85% of the volume weighted average price of our common stock for the 20 trading days ended on February 8, 2002. The cash payment and fair value of the shares issued were recognized as expense (total of $428,000) during the first quarter of 2002.

      The terms of our merger with Global Genomics contemplated that their management team would replace ours subsequent to the closing of the merger. On July 16, 2002, we terminated the employment of all of our then current officers, resulting in total obligations for severance, stay bonuses, accrued vacation and other contractual payments of $1,394,000 (including the final $435,000 owed to Mr. Luchese as discussed above). Prior to the merger closing date, we advanced part of these amounts to three of our officers (through salary continuance), such that the total remaining obligation at the closing date was $1,179,000. Four of our officers agreed to accept an aggregate total of $177,000 of this amount in the form of our Common Stock in lieu of cash, resulting in the issuance of 248,799 shares. Thus, the net cash payout in satisfaction of these obligations was $1,002,000, before taxes. The severance payments and fair value of the shares issued (total expense of $1,394,000) was recognized as expense during the third quarter of 2002 and is reported as a separate line item on the accompanying consolidated statement of operations, together with the final payment to Mr. Luchese discussed above.

      Asset impairment charge — During the fourth quarter of 2002, we recognized an asset impairment charge of approximately $921,000 related to our equipment and facility used for FLOCORTM production. We recorded an impairment loss equal to the net book value of the equipment and related leasehold improvements.

      Loss on facility abandonment — During the fourth quarter of 2002, we recognized a loss of $478,000 associated with the closure of our Atlanta headquarters and relocation to Los Angeles subsequent to our merger with Global Genomics. This loss represents the difference between the total remaining lease obligations and estimated operating costs through the remainder of the lease, which expires in 2008, less estimated sublease income.

      Interest income — Interest income was $82,000 in 2003 as compared to $96,000 in 2002 and $162,000 in 2001. The variance between years is primarily attributable to fluctuating cash balances.

Equity losses from minority-owned entity

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Equity losses from minority-owned entity	$245	$330	$—
Asset impairment charge	5,869	—	—
Amortization of acquired developed technology	548	335	—

	$6,662	$665	$—

      We record our portion of the net loss of Blizzard in accordance with the equity method of accounting. In 2003, we recorded $6,662,000 in equity losses, of which $5,869,000 was an asset impairment charge, $237,000 was our 40% share of the net loss in Blizzard and $731,000 was amortization of acquired developed technology. For the period July 19, 2002 (date of acquisition of Global Genomics) to December 31, 2002, we recorded $665,000 in equity losses, of which $330,000 was our share in the net loss of Blizzard and $335,000 was amortization of acquired developed technology.

      Minority interest in losses of subsidiary — We recorded $20,000 related to the 5% minority interest in losses of our subsidiary, which we established in September 2003.

Recently Issued Accounting Standards

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). This statement changes the classification of certain financial instruments from equity to liabilities. The three types of financial instruments requiring the change in classification are: (1) mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets; (2) put options and forward purchase contracts; and (3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares. This statement is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We adopted SFAS 150 as of July 1, 2003, which did not have a material impact on our consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 is generally effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. We will apply the provisions of SFAS 149 for any derivative instruments or hedging activities entered into after June 30, 2003. As we have not entered into derivative instruments or hedging activities, adoption of this statement does not have a material impact on our consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) as superseded in December 2003 by FAS -issued Interpretation No. 46R, Consolidation of Variable Interest Entities — an interpretation of ARB 51 (FIN 46R). FIN 46R requires the primary beneficiary of a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. FIN 46R is applicable starting January 1, 2004. We do not believe the effect of FIN 46R on our consolidated financial statements will be material.

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting for Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosure of certain guarantees issued and outstanding. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 also incorporates without reconsideration the guidance in FASB Interpretation No. 34, which is being superseded. We adopted FIN 45 effective January 1, 2003. Adoption did not have a material impact on our financial statements.

Related Party Transactions

      In July 2002, we entered into an agreement with Kriegsman Capital Group, or KCG, whereby KCG or its affiliate The Kriegsman Group, or TKG, agreed to provide us with office space and certain administrative services. KCG and TKG are owned by Steven A. Kriegsman, our President and Chief Executive Officer. During the years ended December 31, 2003 and 2002, we paid approximately $70,000 and $59,000, respectively, to KCG under this agreement. The charges were determined based upon actual space used and estimated percentages of employee time used. We believe that such charges approximate the fair value of the space and services provided. In October 2003, the services and facilities agreement with KCG was terminated as substantially all of the on-going operations of KCG have ceased. The obligations under the facility lease at our headquarters were transferred from KCG to us in July 2003. We believe that the terms under which we paid KCG for rent and other expenses are at least as favorable to us as could have been obtained from an unrelated third party.

      We previously entered into various agreements, the most recent of which expired in May 2004, with Cappello Capital Corp., or Cappello Capital, in which Cappello Capital served as our exclusive financial advisor. Alexander L. Cappello, one of our directors, is Chairman and Chief Executive Officer of Cappello Group, Inc., an affiliate of Cappello Capital. Under these agreements, Cappello Capital assisted us with the analysis of potential transactions and strategic alternatives. The types of transactions covered by the agreements included private placements of equity, debt or convertible securities, strategic alliances, the sale of all or a portion of our assets, a recapitalization or strategic acquisitions. If we proceeded with any of the transactions described in the agreement, we were to pay Cappello Capital a fee of between 3% and 7.5%, depending upon the nature of the transaction and the dollar amount involved. In 2001, as compensation for its services, we granted Cappello Capital a ten-year warrant to purchase 1,272,492 shares of our common stock (subject to downward adjustment under certain conditions) with an exercise price of $1.00 per share (fair value of $1,063,000), which was fully vested at December 31, 2003. During 2002, we paid Cappello Capital a monthly retainer of $10,000 for the final six months of the year, or a total of $60,000. The fair value of the warrant issued to Cappello Capital was recognized as common stock, stock options and warrants issued for services in the accompany statements of operations and recognized based on the vesting terms of the warrant. The fee paid to Cappello Capital upon the closing of the merger with Global Genomics was 448,330 shares of our common stock, or 4.5% of the shares issuable in the merger. The fair value of those shares issued ($247,000) was considered as a transaction cost of the merger and was included in the purchase price of Global Genomics. Fees paid to Cappello Capital in connection with the closing of our May 2003 private equity financing and the September 2003 private equity financing consisted of $1,076,000 and fully vested, ten-year warrants to purchase 794,771 shares of common stock with exercise prices ranging from $1.85 per share to $3.05 per share. During 2003 from May through December, we paid Cappello Capital a monthly retainer of $20,000, or a total of $160,000. During 2004 from January through April, we paid Capello Capital a monthly retainer of $20,000, or a total of $80,000. We believe that the terms under which we engaged Cappello Capital were at least as favorable to us as could have been obtained from an unrelated third party.

      Dr. Michael Czech, a 5% shareholder of our subsidiary (see Note 9) and a member of our and our subsidiary’s Scientific Advisory Boards, is an employee of UMMS and party, as the principal investigator, to a sponsored research agreement between UMMS and us. We recorded a minority interest liability of $350,000 representing the 5% interest in our subsidiary held by Dr. Czech. Additionally, we have recorded the fair value of 300,000 shares of our common stock as additional paid-in capital for our right to call and the Dr. Czech’s right to put the remaining 5% interest to us in exchange for a guaranteed amount of 300,000 shares of our common stock. The fair value of these shares on the purchase date was approximately $723,000. During 2003, Dr. Czech was paid $18,000 for his Scientific Advisory Board services. During 2003, we paid UMMS $403,000 under a sponsored research agreement to fund a portion of Dr. Czech’s research.

Off-Balance Sheet Arrangements

      We have not entered into off-balance sheet financing arrangements, other than operating leases.

Quantitative and Qualitative Disclosures About Market Risk

      Our financial investments that are sensitive to changes in interest rates are our investments and cash equivalents. As of March 31, 2004, we held no investments other than amounts invested in money market accounts. We are not subject to any other material market risks.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

      Effective as of January 20, 2004, the Audit Committee of our board of directors dismissed Ernst & Young LLP, or E&Y, as our independent auditors. Effective as of January 30, 2004, our Audit Committee engaged PricewaterhouseCoopers LLP, or PwC, as our new independent auditors. During the years ended December 31, 2002 and December 31, 2001 and the subsequent period through January 30, 2004, neither we nor anyone on our behalf consulted with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions thereof, or a reportable event, as that term is defined in Item 304(a)(1)(v) of SEC Regulation S-K.

      On April 12, 2004, our Audit Committee dismissed PwC as our independent auditors. PwC was dismissed prior to completing its audit procedures and did not issue any report on our financial statements. On April 14, 2004, our Audit Committee engaged BDO Seidman, LLP, or BDO, to serve as our independent auditors and to audit our financial statements for the year ended December 31, 2003. Based on our desire to have the audit of these financial statements completed in as expeditious a fashion as possible, our Audit Committee had concluded that it was in our best interests to dismiss PwC and to engage new independent accountants to complete the audit of these financial statements.

      During the period from January 30, 2004 through April 12, 2004, there had been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused it to make reference thereto in its report had it completed an audit and issued a report on our financial statements, except as disclosed in the sixth paragraph below. In addition, for the same period, there had been no reportable events (as defined in SEC Regulation S-K Item 304(a)(1)(v)), except as described in the sixth paragraph below.

      In our Current Report on Form 8-K filed with the SEC on April 1, 2004, we indicated that we were reviewing, with the assistance of PwC, the accounting treatment of our July 2002 acquisition of Global Genomics and Global Genomics’ assets at the time of its merger with us, which included Global Genomics and its existing investments in two genomics companies, Blizzard and Psynomics. These investments had an aggregate carrying value on our financial statements, as of September 30, 2003, of approximately $5.87 million. This accounting review delayed the completion of our financial statements for the year ended December 31, 2003 and the filing with the SEC of our Annual Report on Form 10-K.

      Although we had previously disclosed, in our Current Report on Form 8-K dated January 16, 2004, that we would write off our investments in Blizzard and Psynomics in the quarter ended December 31, 2003, the following principal issues were identified during our accounting review:

•	Whether a portion of the purchase price in our July 2002 merger with Global Genomics (accounted for as a purchase of a group of assets, not a business combination) should have been allocated to an acquired assembled workforce, which would have reduced the amount of the purchase price allocated to the Blizzard and Psynomics investments ($7,309,000 and $78,000, respectively) and whether the amount originally determined to be the fair value of the Blizzard investment was overstated.

•	Whether an other-than-temporary impairment charge should have been taken by us against the appropriate carrying value of the Blizzard investment earlier than in the fourth quarter of 2003.

      The resolution of these issues in a manner that would result in a different accounting than originally reported would have had no effect on our cash or working capital position for any accounting period nor would it have had a material effect on our net worth as of December 31, 2003. One possible resolution could, however, have resulted in our net loss for the year ended December 31, 2002 being materially larger than that reported by us in our financial statements for that year and in our reporting a net worth significantly lower than the net worth we reported in our financial statements for that year. Such a resolution, in turn, could have required a restatement of those financial statements as well as our unaudited financial statements for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003. Other possible resolutions could have resulted in the recognition of an other-than-temporary impairment charge in an earlier 2003 quarter and could have required a restatement of our unaudited financial statements for that and any subsequent quarter. However, the impact of the resolution of these issues on our net loss for the year ended December 31, 2002 and/or subsequent periods were not readily estimable by us, because it would have depended on the amount of the purchase price to be allocated to other assets and the nature of those assets and the valuation of our investment in Blizzard as of December 31, 2002 and as of the end of each of the three subsequent quarters, each of which would be dependent upon various assumptions and valuation methods.

      Based upon the issues raised by PwC we thoroughly re-reviewed, in late March and early April 2004, the prior accounting treatment for the Global Genomics acquisition and the Blizzard investment. This review included, among other things, (i) our submission of additional documentation to PwC, (ii) discussions of these issues by our Audit Committee with PwC, (iii) discussions between PwC and us, (iv) discussions between E&Y and us and (v) the retention of a nationally respected valuation firm to review certain of the methodologies that were used by us in connection with the purchase price allocation for Global Genomics, including amounts, if any, that would be attributable to an acquired assembled workforce and methodologies utilized in our other-than-temporary impairment analyses and to assess what amount of the purchase price for Global Genomics could appropriately have been attributable to an acquired assembled work force, if any.

      Following our re-review of the accounting treatment for the purchase price for the Global Genomics merger and the carrying value of the Blizzard investment, we advised PwC, in early April 2004, that we continued to believe that the prior accounting treatment was correct in all material respects. We also advised PwC that our valuation firm had concluded that, even if any amount were to be allocated to an acquired assembled workforce, the valuation of such an acquired workforce would be only $250,000.

      During the course of its engagement PwC informed us that it disagreed with the timing of the fourth quarter 2003 other-than-temporary impairment charge that we had recorded related to our investment in Blizzard. PwC also informed us that PwC needed to significantly expand the scope of its audit procedures with respect to the matters identified in (a) and (b) above, including procedures designed to understand the impact, if any, of certain third party comments regarding indicators of value, and that it had not completed audit procedures regarding the nature and timing of our impairment of Blizzard and the original purchase price allocation upon our acquisition of Global Genomics in 2002.

      E&Y’s report on our financial statements for the years ended December 31, 2001 and December 31, 2002 did not contain any adverse opinion or a disclaimer of an opinion or any qualification as to uncertainty, audit scope or accounting principles. In connection with E&Y’s audits for those years there were no “disagreements” or “reportable events” as defined in Item 304 of SEC Regulation S-K, except as described in this paragraph. However, we were informed by E&Y, in April 2004, that, until such time as the impact of the third party comments regarding indicators of value concerning Blizzard, referred to by PwC, were further evaluated, E&Y was not able to conclude as to whether the prior accounting treatment was appropriate in all material respects. E&Y advised us that, depending upon the outcome of those procedures, the financial statements for the year ended December 31, 2002, audited by E&Y, or the unaudited interim financial statements for the quarters ended March 31, June 30, and September 30, 2003, might require restatement. However, at no time did E&Y withdraw its opinion on our 2002 audited financial statements.

      A special committee consisting of two of our Audit Committee members subsequently performed an evaluation of the impact of the third party comments regarding indicators of value concerning Blizzard. This special committee concluded that we did not withhold from E&Y any documents that would have changed the conclusions reached by E&Y relative to the carrying value of Blizzard and its audit of our financial statements. After reviewing this evaluation, E&Y advised us that it had concluded that our audited 2002 financial statements and our unaudited interim financial statements for the quarters ended March 31, 2003 and June 30, 2003 did not require any restatement.

      In connection with its audit of our financial statements for the year ended December 31, 2003, BDO advised us that, although we had a reasonable basis for taking the Blizzard impairment charge in the fourth quarter of 2003, it would be more appropriate to take this charge in the third quarter of 2003. After further review of the issues relating to the timing of this charge, we determined in May 2004 that this charge should be taken in the third quarter of 2003. We filed an amended Form 10-Q for the period ended September 30, 2003 in May 2004 to reflect the impairment charges taken during that period.

      During our two fiscal years ended December 31, 2002 and December 31, 2003 and the interim period through the date of our engagement of BDO to perform the audit of our financial statements for the year ended December 31, 2003, we did not consult with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of SEC Regulation S-K and the related instructions to this item) or a reportable event (as described in paragraph 304(a)(1)(v) of SEC Regulation S-K), except as follows:

•	On April 3, 2004, our Audit Committee engaged BDO to perform an extensive number of specified procedures with respect to our financial statements for the year ended December 31, 2003 which did not constitute an examination or review of those financial statements but which would assist BDO in completing an audit of those financial statements in a timely fashion in the event the Audit Committee subsequently engaged BDO to audit those financial statements. Subsequent to engaging BDO to perform these preliminary procedures, we consulted with BDO concerning the need to include separate audited financial statements of Blizzard in this Annual Report. BDO orally advised us that separate audited Blizzard financial statements were required to be included in this Annual Report. This advice was consistent with the advice previously received by us from PwC on this issue, no disagreement on this issue existed between PwC and us, and we subsequently filed these financial statements in this Annual Report, together with our financial statements.

•	During the course of BDO’s performance of the above preliminary procedures, we did not solicit or receive any oral or written opinion from BDO with respect to the proper accounting treatment for the allocation of the purchase price paid by us in connection with its merger with Global Genomics or the subsequent carrying value of our investment in Blizzard. However, we did discuss with BDO our views on the proper accounting treatment for these items and provided BDO with certain of our accounting records, a valuation analysis prepared by a valuation firm in 2002 utilized by management in connection with its allocation of the purchase price for the Global Genomics merger and an analysis prepared in April 2004 by another valuation firm covering certain aspects of the allocation of that purchase price and the subsequent carrying value of Blizzard.

BUSINESS

General

      CytRx Corporation is a biopharmaceutical research and development company, based in Los Angeles, California, with an operating subsidiary in Worcester, Massachusetts. We are in the process of developing products, primarily in the areas of ribonucleic acid interference, or RNAi, and small molecule therapeutics, for the human health care market. RNAi is a new technology for silencing genes in living cells and organisms. In addition to our work in RNAi, we are involved in the development of a DNA-based HIV vaccine and have entered into strategic alliances with respect to the development of several other products using our other technologies.

      Since our incorporation in Delaware 1985, we have been engaged in the development of pharmaceutical products. July 2002, when we merged with Global Genomics Capital, Inc., or Global Genomics, marked a change in the focus of our company. Subsequent to the Global Genomics merger, we modified our corporate business strategy by discontinuing any further research and development efforts for our pre-merger pharmaceutical technologies and began to seek strategic relationships with other pharmaceutical companies to complete the development of those technologies. Instead of continuing research and development for those technologies, we focused our efforts on acquiring new technologies and products to serve as the foundation for the future of the company.

      In April 2003, we acquired our first new technologies by entering into exclusive license agreements with the University of Massachusetts Medical School, or UMMS, covering potential applications for the medical school’s proprietary RNAi technology in the treatment of specified diseases, including those within the areas of obesity and type 2 diabetes; amyotrophic lateral sclerosis, or ALS, commonly referred to as Lou Gehrig’s disease, which is a progressive neurodegenerative disease that results in motor neuron degeneration of the brain and spinal cord and eventual paralysis; and human cytomegalovirus, or CMV, which is a herpes virus that often affects HIV patients. At that time, we also acquired an exclusive license from UMMS covering the medical school’s proprietary technology with potential gene therapy applications within the area of cancer. In May 2003, we broadened our strategic alliance with UMMS by acquiring an exclusive license from that institution covering a proprietary DNA-based HIV vaccine technology.

      As part of our strategic alliance with UMMS, we agreed to fund certain discovery and pre-clinical research at the medical school relating to the use of our technologies, licensed from UMMS, for the development of therapeutic products within certain fields. To date, we have entered into agreements with UMMS to sponsor research in the areas of obesity and type 2 diabetes, ALS and CMV retinitis. In addition, we have entered into an agreement with Massachusetts General Hospital to sponsor research at that institution that will utilize our proprietary gene silencing technology in the area of ALS.

      Although we intend to internally fund the early stage development work for certain of these product applications (including obesity, type 2 diabetes and ALS) and may seek to fund the completion of the development of certain of these product applications (such as ALS), we may also seek to secure strategic alliances or license agreements with larger pharmaceutical companies to fund the early stage development work for other gene silencing product applications and for subsequent development of those potential products where we fund the early stage development work.

      In conjunction with our work with UMMS, in September 2003, we formed a subsidiary to develop RNAi-based and small molecule therapeutics for the prevention, treatment and cure of obesity and type 2 diabetes. This subsidiary will focus on using genomic and proteomic based drug discovery technologies combined with our proprietary gene silencing technology to accelerate the process of screening and identifying potential drug targets and pathways for these diseases. Through this subsidiary, we will seek to develop orally active drugs against promising targets and pathways relevant to obesity and type 2 diabetes.

      Prior to 2003, our primary products were FLOCORTM, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFectTM, a delivery technology for DNA and conventional-based vaccines. In October 2003, we entered into a strategic relationship with another entity, which was recently formed, to complete the development of FLOCORTM. Our TranzFectTM technology has been licensed to two companies. We have granted a third party an option to license our TranzFectTM technology for development as a potential DNA-based prostate cancer adjuvant and may also seek to license this technology as a potential conventional adjuvant for hepatitis C, human pappiloma virus, herpes simplex virus and other viral diseases. Adjuvants are agents added to a vaccine to increase its effectiveness. In addition, we may seek to license TranzFectTM for use as a non-clinical research reagent to increase transfection in vitro or in laboratory animals. FLOCORTM and TranzFectTM are further described under “Pre-Global Genomics Merger Technologies.”

      In addition, through our merger with Global Genomics, we acquired minority interests in two development stage genomics companies, Blizzard and Psynomics. In 2003, we recorded a write-off of our investments in those companies. Our decision to record the write-off was based upon several factors. Those investments, and the write-off of those investments, are further described under “Genomics Investments.”

RNAi Technology

      RNAi technology is a recently discovered technology that uses short double-stranded RNA, or dsRNA, molecules to silence targeted genes and, as a result, is commonly referred to as “gene silencing.” RNAi has been shown to effectively silence targeted genes within living cells with great specificity and potency. As a result, RNAi technology is able to effectively silence targeted genes without impacting other, non-targeted, genes.

      RNA is a polymeric constituent of all living cells and many viruses, consisting of a long, usually single-stranded chain of alternating phosphate and ribose units with the bases adenine, guanine, cytosine, and uracil bonded to the ribose. The structure and base sequence of RNA are determinants of protein synthesis and the transmission of genetic information. RNAi is a technique of using short pieces of double-stranded RNA to precisely target the messenger RNA, or mRNA, of a specific gene. The end result is the destruction of the specific mRNA, thus silencing that gene.

      RNAi is regarded as a significant advancement in gene silencing and was featured in Science magazine as the “Breakthrough of the Year” in 2002. Delivery of RNAi can be in vitro and in vivo to target specific mRNAs, thus reducing the levels of the specific protein product coded for by that gene in the targeted cells. This allows the use of RNAi either as a therapeutic product itself or as a drug discovery tool. We intend to develop RNAi technology as both a drug discovery tool and for therapeutic applications. As a therapeutic, we will seek to demonstrate its efficacy in human clinical trials using RNAi to silence specific genes that cause diseases. As a drug discovery tool, we intend to use RNAi to identify and validate novel targets, which will then be used to develop small molecules or RNAi-based therapeutics to treat and prevent specific diseases, including those in the areas of obesity, type 2 diabetes, ALS and CMV. In March 2004, Dr. Craig Mello, the co-discoverer of RNAi, joined our Scientific Advisory Board and will act in an advisory capacity to help us develop therapeutics for specific diseases.

      In mammals and human cells, RNAi can be triggered by delivering dsRNA molecules directly into the cell’s cytoplasm (the region inside the cell membrane but outside the cell nucleus). Specific enzymes (proteins) in the cell called dicer enzymes cut the dsRNA to form small interfering RNA, or siRNA. These siRNA are approximately 21 to 25 nucleotide long pieces of RNA. The siRNA then interact with other cellular enzymes called the RNA-induced silencing complex, or RISC, which causes the unwinding of the bound siRNA. This unwound strand of the siRNA can then bind with the complementary target mRNA, which carries the coding, or instructions, from the cell nucleus DNA. These instructions determine which proteins the cell will produce. When the siRNA binds with the mRNA, that “message” is degraded and the cell does not produce the specific protein. Since the siRNA can be designed to specifically interact with a single gene through its mRNA, it can prevent the creation of a specific protein without affecting other genes.

      One reason for the potential of RNAi to be effective, where previous nucleic acid-based technologies have, to date, been unsuccessful, is that the cell already has in place all of the enzymes and proteins to effectively silence genes once the dsRNA is introduced into the cell. This is in direct contrast to the older technology of antisense RNA, where there were no enzymes present in the cells to facilitate the effectiveness of the antisense RNA molecule. In fact, one major problem with the successful development of antisense has been the poor stability of the antisense products in vivo. Because antisense RNA is single-stranded, it is very unstable and tends to break down rapidly in vivo. This is one of the reasons for the poor success rate, to date, for antisense RNA products.

      Another reason for the interest in RNAi is its potential to completely suppress or eliminate the viral replicon. A replicon is a DNA or RNA element that can act as a template to replicate itself. Once a virus is established in a cell, there are very few drugs that are effective in eliminating the virus. The RNAi process, however, has the potential of eliminating viral nucleic acids and, therefore, to cure certain viral diseases. Development work on RNAi is still at an early stage, and we are not aware of any clinical testing of medical applications using RNAi that have yet been initiated by any party.

Product Development

University of Massachusetts Medical School

      Through our strategic alliance with UMMS, we have acquired the rights to a portfolio of technologies, including the rights to use UMMS’s proprietary RNAi technology with potential therapeutic applications in certain defined areas that include obesity, type 2 diabetes, ALS and CMV, as well as a DNA-based HIV vaccine technology and a cancer therapeutic technology.

      Our agreements with UMMS may require us to make significant expenditures to fund research at the institution relating to developing therapeutic products based on UMMS’s proprietary technologies that have been licensed to us. We estimate that the aggregate amount of these sponsored research expenditures under our current commitments will be approximately $1,400,000 for 2004, approximately $1,500,000 for 2005 and approximately $800,000 for 2006. Our license agreements with UMMS require us to make payments of an aggregate of up to $85,000 per year to maintain all of our licenses, with such aggregate annual payments increasing to as much as $125,000 if we are not then conducting certain sponsored research at the institution. Our UMMS license agreements also provide, in certain cases, for milestone payments, from us to UMMS, based on the progress we make in the clinical development and marketing of products utilizing the technologies licensed from UMMS. In the event that we were to successfully develop a product in each of the categories of obesity/type 2 diabetes, ALS, CMV, cancer and an HIV vaccine, under our licenses, those milestone payments could aggregate up to $16,055,000. Those milestone payments, however, could vary significantly based upon the milestones we achieve and the number of products we ultimately undertake to develop.

      The HIV vaccine technology that we have licensed from UMMS is based upon a unique mixture of human HIV-1 primary isolates from several genetic subtypes of HIV. This polyvalent naked DNA (isolated, purified DNA) vaccine approach has the potential advantages of maintaining efficacy despite the high mutation rate of HIV, a broader immune response against divergent HIV-1 glycoproteins and the possible ability to neutralize a wide spectrum of HIV-1 viruses. UMMS has conducted animal studies of this vaccine, and UMMS and Advanced BioScience Laboratories, or ABL, which provides an adjuvant for use with the vaccine, have received a $16 million grant from the NIH. This grant will fund a Phase I clinical trial of a vaccine candidate using our licensed technology. The investigational new drug application, or IND, for that trial was filed in January 2004 and allowed, by the FDA, to go into effect in March 2004. Enrollment of volunteers for this trial began in April 2004. We have a commercial relationship with ABL which gives us the ownership of, and responsibility for, the further development of the vaccine and subsequent FDA registration following the completion of the Phase I trial, which is being conducted by UMMS and ABL. We do not have a commercial relationship with a company that is providing another adjuvant for the HIV vaccine candidate in the currently planned Phase I clinical trial. We may also elect to use a different adjuvant in conjunction with our HIV vaccine technology, in which case we may not be able to utilize some or all of the results of the currently planned trial as part of our clinical data for obtaining FDA approval of a vaccine.

      Finally, we have also licensed a cancer treatment technology from UMMS that is based on a naked DNA approach in which the DNA material will be delivered by direct injection into the tumor or other localized administration.

Obesity and Type 2 Diabetes

      Obesity and type 2 diabetes are significant health problems. The World Health Organization estimates that, on a worldwide basis, there are more than 250 million cases of obesity and 176 million cases of type 2 diabetes. According to the American Obesity Association, there are currently more than 55 million cases of obesity in the United States, and the American Diabetes Association reports that there are more than 16 million cases of type 2 diabetes in the United States. Scientists at UMMS, as part of our strategic alliance, are researching, with funding that we have provided, the specific genetic relationship of type 2 diabetes to obesity. The research is focused on using cultured adipocytes (fat cells) as a model system for studying the regulation of gene expression involved in adipocyte differentiation and function. This research may lead to the identification of specific drug targets which regulate insulin signaling as well as other metabolic pathways regulating glucose and fatty acids. With this understanding, the program will focus on drug discovery of RNAi-based and small molecule therapeutics for type 2 diabetes (e.g., drugs that act as insulin sensitizers and compounds that alleviate obesity). We believe that RNAi could potentially be a reliable method to selectively inhibit certain genes or their protein expression in adipocytes.

      In May 2004, we licensed from the technology transfer company of the Imperial College of Science, Technology & Medicine the exclusive rights to intellectual property covering a drug screening method using RIP 140, which is a nuclear hormone co-repressor that has been shown to regulate fat accumulation. This proprietary technology is covered by a pending patent application. We paid the licensor a license fee in the form of cash and shares of our common stock, and we will be required to make defined milestone and royalty payments based on sales of products developed using this technology. We believe this license provides us with an important potential drug target in the area of obesity and type 2 diabetes in conjunction with our gene silencing technology.

Research and Development Subsidiary

      In addition to the obesity and diabetes work being done under our sponsored research agreement with UMMS, in September 2003, we purchased 95% of CytRx Laboratories, Inc. (formerly known as Araios, Inc.), our research and development subsidiary, which had been recently formed by Dr. Michael P. Czech to develop orally active small molecule and RNAi-based drugs for the prevention, treatment and cure of obesity and type 2 diabetes. Our business strategy is to use our portfolio of state of the art drug discovery technologies and our relationships with leading diabetes and obesity researchers to discover and develop first in class medicines to prevent, treat and cure obesity and type 2 diabetes. Utilizing the RNAi technology that we have licensed from UMMS, in combination with state of the art target identification methods, our research and development subsidiary will focus on using a structure based drug discovery approach to accelerate the process of screening and identifying potential drug targets and pathways for these diseases. Through our subsidiary, we will seek to develop orally administered drugs that are based on promising targets and pathways that we may be able to identify.

      Dr. Czech is a prominent scientist in the fields of obesity and type 2 diabetes at UMMS, is a member of our Scientific Advisory Board, heads our subsidiary’s Scientific Advisory Board and holds a 5% equity interest in the subsidiary. We have provided the subsidiary with initial capital of approximately $7,000,000 to fund the staffing of its operations with managerial and scientific personnel and its initial drug development activities.

      Through our license and sponsored research agreement with UMMS, we have secured rights to novel drug targets believed to be involved in obesity and type 2 diabetes. We will seek to validate these targets using the proprietary high throughput RNAi technology that we have licensed from UMMS and by applying structure-based medicinal chemistry. We will then work to develop small molecules and RNAi-based therapeutic products.

ALS

      The development of therapeutics for the treatment of various forms of ALS is an area of significant interest for us. ALS is a debilitating disease. According the ALS Survival Guide, 50% of ALS patients die within 18 months of diagnosis and 80% of ALS patients die within five years of diagnosis. According to the

ALS Association, in the United States, alone, approximately 30,000 people are living with ALS and nearly 6,000 new cases are diagnosed each year.

      In October 2003, we entered into sponsored research agreements with UMMS and Massachusetts General Hospital, pursuant to which we will sponsor certain ALS research at those institutions utilizing our proprietary gene silencing technology targeted at the mutant SOD1 gene, which is the subject of the ALS technology we have licensed from UMMS. The mutant SOD1 gene is responsible for causing ALS in a subset of the 10% of all ALS patients who suffer from the familial, or genetic, form of the disease.

      Dr. Zuoshang Xu, an Associate Professor of Biochemistry and Molecular Pharmacology at UMMS, is the principal investigator under our sponsored research agreement with UMMS. We have committed to fund approximately $302,000 of research under that agreement during the first year, approximately $280,000 of research under that agreement during the second year and approximately $288,000 of research under that agreement during the third year of the program.

      Dr. Robert B. Brown, Jr., a Professor of Neurology at Harvard Medical School, Founder and Director of the Cecil B. Day Laboratory for Neuromuscular Research and a co-discoverer of the mutant SOD1 gene as a cause for certain ALS cases, is the principal investigator under our sponsored research agreement with Massachusetts General Hospital. Under the agreement, we have agreed to fund approximately $487,000 of sponsored research at Massachusetts General Hospital over the next two fiscal years. In March 2004, Dr. Brown joined our Scientific Advisory Board and entered into a consulting agreement with us.

Pre-Global Genomics Merger Technologies

Therapeutic Copolymer Program

      Prior to the merger with Global Genomics, our primary focus was on CRL-5861 (purified poloxamer 188), which we also call FLOCORTM. FLOCORTM is an intravenous agent for the treatment of sickle cell disease and other acute vaso-occlusive disorders. Sickle cell disease is an inherited disease caused by a genetic mutation of hemoglobin in the blood, and acute vaso-occlusive disorders are a blockage of blood flow caused by deformed, or “sickled,” red blood cells which can cause intense pain in sickle cell disease patients. In October 2003, we entered into an agreement to license our copolymer technologies, including FLOCORTM, on an exclusive basis, to SynthRx, Inc., a Houston, Texas-based biopharmaceutical company that was recently formed by Dr. Robert Hunter. As a result of the SynthRx license, we will receive a 19.9% ownership interest in SynthRx and a cash payment from SynthRx of approximately $228,000, in return for our rights to the licensed technologies, with this license arrangement expected to be completed in the second quarter of 2004. In addition, upon commercialization of any products developed under our alliance with SynthRx, we may also receive significant milestone payments and royalties. Prior to the change in our business strategy that led us to seek licensees for our FLOCORTM technology, we had internally developed FLOCORTM. In December 1999, we reported results from a Phase III clinical study of FLOCORTM for treatment of acute sickle cell crisis. Although the study did not demonstrate statistical significance in the primary endpoint, or objective, of the study, statistically significant and clinically important benefits associated with FLOCORTM were observed in certain subgroups.

Vaccine Enhancement and Gene Therapy

      Gene therapy and gene-based vaccines are mediated through the delivery of DNA containing selected genes into cells by a process known as transfection. We refer to our gene delivery technology as TranzFectTM. A large majority of the revenues we have generated over the past three years has been due to license fees paid to us with respect to our TranzFectTM technology, representing all of our revenue for the first quarter of 2004 and 81%, 94% and 94% of our total revenues for 2003, 2002 and 2001, respectively.

Merck License

      In November 2000, we entered into an exclusive, worldwide license agreement with Merck & Co., Inc. whereby we granted Merck the right to use our TranzFectTM technology in DNA-based vaccines for HIV and three other targets. To date, Merck has focused its efforts on the HIV application, which is still at an early stage of clinical development, and, in July 2003, Merck notified us that it was returning to us the rights to the three other targets covered by its license, which we are now able to license to other third parties. In November 2000, Merck paid us a signature payment of $2 million. In February 2002, we received an additional $1 million milestone fee related to the commencement of Merck’s first FDA Phase I study for a product incorporating TranzFectTM designed for the prevention and treatment of HIV. Merck completed a multi-center, blinded, placebo controlled Phase I trial of an HIV vaccine utilizing TranzFectTM as a component. Although the formulation of this tested vaccine was generally safe, well-tolerated and generated an immune response, the addition of TranzFectTM to the vaccine did not increase this immune response. Moreover, the DNA single- modality vaccine regimen with TranzFectTM, when tested in humans, yielded immune responses that were inferior to those obtained with the DNA vaccines in macaque monkeys. All amounts paid to us by Merck are non-refundable upon termination of the agreement and require no additional effort on our part.

Vical License

      In December 2001, we entered into a license agreement with Vical Incorporated granting Vical exclusive, worldwide rights to use or sublicense our TranzFectTM poloxamer technology to enhance viral or non-viral delivery of polynucleotides, such as DNA and RNA, in all preventive and therapeutic human and animal health applications, except for (1) the four targets previously licensed by us to Merck, (2) DNA vaccines or therapeutics based on prostate-specific membrane antigen, or PSMA, and (3) sale of a non-regulated product for use as a non-clinical research reagent to increase transfection in vitro or in laboratory animals. In addition, the Vical license permits Vical to use TranzFectTM poloxamer technology to enhance the delivery of proteins in prime-boost vaccine applications that involve the use of polynucleotides (short segments of DNA or RNA). Under the Vical license, we received a non-refundable up-front payment of $3,750,000, and we have the potential to receive milestone and royalty payments in the future based on criteria described in the agreement. In April 2004, we received an additional $100,000 milestone fee related to the commencement of Vical’s first FDA Phase I clinical trial for a product incorporating our TranzFectTM technology. All amounts paid to us by Vical are non-refundable upon termination of the agreement and require no additional effort on our part.

PSMA Development Company Option Agreement

      In December 2002, we granted an option to PSMA Development Company, or PDC, to license TranzFectTM for use as an adjuvant in a prostate cancer vaccine. Under the terms of the option agreement, PDC has a 24-month right of first refusal to enter into a strategic alliance with us, through a license agreement for TranzFectTM, under pre-negotiated terms.

2002 Merger with Global Genomics

      On July 19, 2002, we completed the acquisition of Global Genomics. The acquisition of Global Genomics was accomplished through a merger of our wholly-owned subsidiary, GGC Merger Corporation, with and into Global Genomics. Global Genomics was the surviving corporation in the merger with GGC Merger Corporation and is now our wholly-owned subsidiary. We have changed Global Genomics’ name to GGC Pharmaceuticals, Inc., but for purposes of this prospectus, we will continue to refer to the company as Global Genomics. For accounting purposes, we were deemed the acquiror of Global Genomics.

      In the Global Genomics merger, each outstanding share of common stock of Global Genomics was converted into 0.765967 shares of our common stock. Accordingly, a total of 8,948,204 shares of our common stock, or approximately 41.7% of our common stock outstanding immediately after the merger, were issued to the common stockholders of Global Genomics, and an additional 1,014,677 shares of our common stock were reserved for issuance upon the exercise of the outstanding Global Genomics warrants that we assumed in the merger. Other than the foregoing stock, we paid no other consideration to the Global Genomics shareholders.

      At the time of the Global Genomics merger, there were no material relationships between Global Genomics or any of its shareholders or affiliates and us, except that on July 16, 2002, Global Genomics’ three designees to our board of directors, Steven A. Kriegsman, Louis J. Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D., were elected directors and Mr. Kriegsman became our Chief Executive Officer. Mr. Kriegsman was Global Genomics’ Chairman and Dr. Ignarro was a director of Global Genomics at that time. On the date of the merger, the controlling shareholder of Global Genomics was Mr. Kriegsman, who beneficially owned, on a fully diluted basis, approximately 40.4% of Global Genomics’ equity interests.

Genomics Investments

      In connection with our merger with Global Genomics, we acquired indirectly equity interests in two development-stage genomics companies, a 40% equity interest in Blizzard and a 5% equity interest in Psynomics. In the fourth quarter of 2003, we decided that we would cease funding our investments in those genomics companies to focus on our core strategy of developing human therapeutics for large market indications. In May 2004, we determined that a write-off of those investments in the third quarter of 2003 should have been made. Our decision to record the write-off was based upon several factors, including Blizzard’s lack of success in raising a significant amount of the financing necessary for it to pursue the commercialization strategy for its products, current financial projections prepared by Blizzard, application of a discounted cash flow valuation model of Blizzard’s projected cash flows and the consideration of other qualitative factors. Based upon the quantitative and qualitative factors described above, in addition to others, we determined that the investment in Blizzard had no remaining value as of September 30, 2003 and that a write-off of this investment should have been made in the third quarter of 2003.

Research and Development Expenditures

      Expenditures for research and development activities related to continuing operations were $1,431,948 during the three months ended March 31, 2004 and $4,388,000, $767,000 and $1,844,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

Manufacturing

      We do not have the facilities or expertise to manufacture any of the clinical or commercial supplies of any of our products. To be successful, our products and the products of our partners must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. To date, we have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates in accordance with regulatory requirements. If we cannot manufacture products in suitable quantities and in accordance with regulatory standards, either on our own or through contracts with third parties, it may delay clinical trials, regulatory approvals and marketing efforts for such products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own or through contracts with third parties, such products at a cost or in quantities, which are commercially viable. We currently rely and intend to continue to rely on third-party contract manufacturers to produce materials needed for research, clinical trials and, ultimately, for product commercialization.

Patents and Proprietary Technology

      We actively seek patent protection for our technologies, processes, uses, and ongoing improvements and consider our patents and other intellectual property to be critical to our business. We have filed applications for a number of patents and have been granted patents related to technologies, primarily TranzFectTM and FLOCORTM, we were developing prior to our 2002 merger with Global Genomics. Subsequent to the merger, we have licensed a additional technologies covered by patents or patent applications, most of which are in the RNAi field.

      As part of our development process, we evaluate the patentability of new inventions and improvements developed by us or our collaborators. Whenever appropriate, we will endeavor to file United States and international patent applications to protect these new inventions and improvements. However, we cannot be certain that any of the current pending patent applications we have filed or licensed, or any new patent applications we may file or license, will ever be issued in the United States or any other country. Even if issued, there can be no assurance that those patents will be sufficiently broad to prevent others from using our products or processes. Furthermore, our patents, as well as those we have licensed or may license in the future, may be held invalid or unenforceable by a court, or third parties could obtain patents that we would need to either license or to design around, which we may be unable to do. Current and future competitors may have licensed or filed patent applications or received patents, and may acquire additional patents and proprietary rights relating to RNAi technology, small molecule technology, DNA-based vaccines or other compounds, products or processes competitive with ours.

      In addition to patent protection, we also attempt to protect our proprietary products, processes and other information by relying on trade secrets and non-disclosure agreements with our employees, consultants and certain other persons who have access to such products, processes and information. Under the agreements, all inventions conceived by employees are our exclusive property. Nevertheless, there can be no assurance that these agreements will afford significant protection against misappropriation or unauthorized disclosure of our trade secrets and confidential information.

Competition

      The RNAi field, though at an early stage of development, is already a competitive one and the competition is expected to increase. We face competition on many fronts — ranging from large and small pharmaceutical, chemical and biotechnology companies to universities, government agencies and other public and private research organizations. Examples of companies that are focusing their commercial efforts in the RNAi field are Sirna Therapeutics, Alnylam Pharmaceuticals and Benitec Ltd. A number of the multinational pharmaceutical companies also either have their own gene silencing product development programs or are working with smaller biopharmaceutical companies in this area. In addition to our RNAi competitors, companies in other fields may be using other technologies to target the same diseases that we are targeting. The competition from other firms and institutions will manifest itself not only in our potential product markets but also, and importantly at this stage in development of RNAi technology, in recruiting and retaining key scientific and management personnel.

      Companies developing HIV vaccines that could compete with our HIV vaccine technology include Merck, VaxGen, Inc., Epimmune, Inc., AlphaVax, Inc. and Immunitor Corporation, and ABL may also seek to develop competing HIV vaccines that could utilize a portion of the technology that we have licensed from UMMS and ABL.

      With respect to both our RNAi and non-RNAi products, many companies, including large pharmaceutical and biotechnology firms with financial resources, research and development staffs, and facilities that may, in certain cases, be substantially greater than those of ours or our strategic partners or licensees, are engaged in the research and development of pharmaceutical products that could compete with our potential products. To the extent that we seek to acquire, through license or otherwise, existing or potential new products, we will be competing with numerous other companies, many of which will have substantially greater financial resources, large acquisition and research and development staffs that may give those companies a competitive advantage over us in identifying and evaluating these drug acquisition opportunities. Any products that we acquire will be competing with products marketed by companies that in many cases will have substantially greater marketing resources than we have. The industry is characterized by rapid technological advances and competitors may develop their products more rapidly and such products may be more effective than those currently under development or that may be developed in the future by our strategic partners or licensees. Competitive products for a number of the disease indications that we have targeted are currently being marketed by other parties, and additional competitive products are under development and may also include products currently under development that we are not aware of or products that may be developed in the future.

Government Regulation

      The marketing of pharmaceutical products requires the approval of the FDA and comparable regulatory authorities in foreign countries. The FDA has established guidelines and safety standards which apply to the pre-clinical evaluation, clinical testing, manufacture and marketing of pharmaceutical products. The process of obtaining FDA approval for a new drug product generally takes a number of years and involves the expenditure of substantial resources. The steps required before such a product can be produced and marketed for human use in the United States include preclinical studies in animal models, the filing of an Investigational New Drug (IND) application, human clinical trials and the submission and approval of a New Drug Application (NDA) or a Biologics License Application (BLA). The NDA or BLA involves considerable data collection, verification and analysis, as well as the preparation of summaries of the manufacturing and testing processes, preclinical studies, and clinical trials. The FDA must approve the NDA or BLA before the drug may be marketed. There can be no assurance that we or our strategic alliance partners or licensees will be able to obtain the required FDA approvals for any of our products.

      The manufacturing facilities and processes for our products, which we anticipate will be manufactured by our strategic partners or licensees or other third parties, will be subject to rigorous regulation, including the need to comply with Federal Good Manufacturing Practice regulations. Our manufacturers also will be subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Nuclear Energy and Radiation Control Act, the Toxic Substance Control Act and the Resource Conservation and Recovery Act.

Employees

      As of March 31, 2004, we had 18 full-time employees, eight of whom were engaged in research and development activities and ten of whom were involved in management and administrative operations. All of the employees engaged in research and development activities hold Ph.D. degrees, and one also holds an M.D. degree.

Properties

      Our operations are based in Los Angeles, California, and Worcester, Massachusetts. The lease for our headquarters facility in Los Angeles consists of approximately 3,300 square feet of office space and expires in June 2005. The lease for our subsidiary in Worcester consists of approximately 6,900 square feet of office and laboratory space and expires in December 2005 and is suitable and adequate for our current operations. We have the right to extend the Worcester lease until December 2007.

Legal Proceedings

      We are occasionally involved in claims arising out of our operations in the normal course of business, none of which are expected, individually or in the aggregate, to have a material adverse effect on us.

      We have recently been notified by the Massachusetts State Ethics Commission, or the Massachusetts Commission, that it has initiated a Preliminary Inquiry into whether our previous retention of a consultant who introduced us to UMMS constituted an improper conflict of interest under Massachusetts’ ethics laws. Since the inquiry is at a very preliminary stage, it is inherently difficult to predict whether the Massachusetts Commission will decide to initiate any formal proceedings, whether these proceedings will be directed at us or whether we will be found in any such proceedings to have violated any Massachusetts ethics laws. We also cannot estimate what our legal costs will be in connection with this matter, although these expenses could be substantial if a formal proceeding is initiated. Moreover, if the Massachusetts Commission were to determine that our conduct was unlawful, the Commission could impose a number of different penalties or sanctions upon us which, under certain circumstances, would have a material adverse effect on our business and financial condition.

      On April 5, 2004, we were served with a complaint for breach of contract, filed by Madison & Wall Worldwide, Inc., or M&W, in the Superior Court of California, County of Orange on April 1, 2004. M&W, a former independent contractor to us, engaged to provide investor relations services, was seeking damages in excess of $700,000 in that lawsuit. On May 11, 2004, we reached an agreement in principle with M&W to settle this lawsuit by issuing the 200,000 shares of our common stock that were to have been earned and received by M&W upon our entering into the investor relations services contract with them and by our making an additional payment of $50,000 to M&W. We are in the process, with M&W, of preparing the documentation for this settlement.

MANAGEMENT

Directors and Executive Officers

      The following table provides information concerning our directors and executive officers:

		Class of
Name	Age	Directors(1)	Position

Steven A. Kriegsman	62	II	Director, Chief Executive Officer, President
Alexander L. Cappello	48	III	Director
Louis Ignarro, Ph.D.	62	I	Director
Max Link	63	III	Director, Chairman of the Board(2)(3)
C. Kirk Peacock	36	—	Chief Financial Officer, Treasurer(4)
Joseph Rubinfeld, Ph.D.	71	I	Director(2)(5)
Marvin R. Selter	76	II	Director(2)(3)(5)
Mark A. Tepper, Ph.D.	46	—	Vice President; President, CytRx Laboratories, Inc.
Richard L. Wennekamp	61	II	Director(2)(3)(5)

(1)	Class I directors serve until the 2004 annual meeting of stockholders, Class II directors serve until the 2005 annual meeting of stockholders and Class III directors serve until the 2006 annual meeting of stockholders.

(2)	These directors constitute the members of our Audit Committee. Mr. Selter is the Chairman of the Committee.

(3)	These directors constitute the members of our Nominating and Corporate Governance Committee. Mr. Wennekamp is Chairman of the Committee.

(4)	Mr. Peacock will continue to serve as our Chief Financial Officer and Treasurer until June 15, 2004.

(5)	These directors constitute the members of our Compensation Committee. Mr. Rubinfeld is Chairman of the committee.

      Steven A. Kriegsman has been a director and our President and Chief Executive Officer since July 2002. He previously served as a director and the Chairman of Global Genomics since June 2000. Mr. Kriegsman is Chairman and founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies. Mr. Kriegsman has advised such companies as Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies, Maxim Pharmaceuticals and Supergen Inc. Mr. Kriegsman has a B.S. degree from New York University in accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman serves as a director of Bradley Pharmaceuticals, Inc.

      Alexander L. Cappello has been a director since January 2001. Mr. Cappello has served as Chairman of Cappello Group, Inc. since 1981 and has been active in investment banking and merchant banking globally since 1975, conducting business in multiple industries in more than 40 countries. Prior to his current role with Cappello Group Inc., he was the founder and Chief Executive Officer of Swiss American Financial and Euro American Financial Corp., two merchant and investment banking firms that transacted business primarily in Europe and the Americas. Mr. Cappello’s prior experience was in corporate finance and business development with Union Bank of California and marketing and management with IBM. Mr. Cappello also serves as a director of the following companies and institutions: Advanced Biotherapy, Inc., Chairman of the Board of Young Presidents Organization, RAND-Center for Middle East Studies, RAND-Russia Forum, University of Southern California Board of Governors, Chairman of Catholic Big Brothers of L.A. and Friends of Florence in Italy. He holds a B.S. in Management from the Marshall School at University of Southern California and graduated with honors as an “Order of the Palm” Scholar.

      Louis Ignarro, Ph.D. has been a director since July 2002. He previously served as a director of Global Genomics since November 20, 2000. Dr. Ignarro serves as the Jerome J. Bezler, M.D. Distinguished Professor of Pharmacology in the Department of Molecular and Medical Pharmacology at the UCLA School of Medicine. Dr. Ignarro has been at the UCLA School of Medicine since 1985 as a professor, acting chairman and assistant dean. Dr. Ignarro received the Nobel Prize for Medicine in 1998. Dr. Ignarro received a B.S. in pharmacy from Columbia University and his Ph.D. in Pharmacology from the University of Minnesota.

      Max Link has been a director since 1996. Dr. Link has been retired from business since 1994. From May 1993 to June 1994, Dr. Link served as the Chief Executive Officer of Corange U.S. Holdings, Inc. (the holding company for Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy International). From 1992 to 1993, Dr. Link was Chairman of Sandoz Pharma, Ltd.. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including President and Chief Executive Officer. Dr. Link also serves as a director of Access Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., Cell Therapeutics, Inc., Celsion Corporation, Columbia Laboratories, Inc., Discovery Laboratories, Inc., Human Genome Sciences, Inc. and Protein Design Laboratories, Inc.

      C. Kirk Peacock has been our Chief Financial Officer and Treasurer since August 2003, and will continue in these capacities until June 15, 2004. From December 2001 to March 2003, he was the Chief Financial Officer and Vice President of Operations at DigitalMed, Inc., a venture-backed subsidiary of Tenet Healthcare, the second largest U.S. healthcare provider. Prior to that, from October 2000 to July 2001, he was Chief Financial Officer at Ants.com, Inc., a venture-backed enterprise software concern, and Director-Accounting of Global Crossing Ltd. from February 1999 to October 2000. He also was the Controller at Equity Marketing, Inc. from August 1997 to February 1999. Mr. Peacock is a CPA who worked at Arthur Andersen LLP until August 1997.

      Joseph Rubinfeld, Ph.D. has been a director since July 2002. He co-founded SuperGen, Inc. in 1991 and has served as its Chief Executive Officer and President and as a director since its inception until December 31, 2003. He remains as Chairman Emeritus of SuperGen, Inc. Dr. Rubinfeld was also Chief Scientific Officer of SuperGen from 1991 until September 1997. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as a Vice President and its Chief of Operations until 1983. From 1987 until 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation and from 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company, International Division in a variety of positions. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and an M.A. and Ph.D. in chemistry from Columbia University.

      Marvin R. Selter has been a director since October 2003. He has been the President of CMS, Inc. since he founded that firm in 1968. CMS, Inc. is a national management consulting firm. Mr. Selter serves on the Executive Committee of the SFV Economic Alliance, is Chairman of the Valley Economic Development Center, is a member of the Business Tax Advisory Committee-City of Los Angeles, and is a member of the Small Business Board and Small Business Advisory Commission-State of California. He has served, and continues to serve, as a member of boards of directors of various hospitals, universities, private medical companies and other organizations. Mr. Selter attended Rutgers University and majored in Accounting and Business Administration.

      Mark A. Tepper, Ph.D. is the President and co-founder of our subsidiary CytRx Laboratories (formerly Araios, Inc.) and our Corporate Vice President since September 2003. From November 2002 to August 2003, he served as an independent pharmaceutical consultant. Prior to that, from April 2002 to October 2002, he served as President and CEO of Arradial, Inc., an Oxford Biosciences Venture-backed company developing a novel microfluidics based drug discovery platform. From April 1995 to March 2002, Dr. Tepper served in a number of senior management roles at Serono including Vice President, Research and Operations for the US Pharmaceutical Research Institute and Executive Director of Lead Discovery. From 1988 to 1995, Dr. Tepper was Sr. Research Investigator at the Bristol Myers Squibb Pharmaceutical Research Institute where he worked on the discovery and development of novel drugs in the area of Oncology and Immunology. Prior to that, Dr. Tepper was a post-doctoral fellow at the University of Massachusetts Medical School in the laboratory of Dr. Michael Czech. Dr. Tepper received a B.A. in Chemistry from Clark University with highest honors, and a Ph.D. in Biochemistry and Biophysics from Columbia University.

      Richard L. Wennekamp has been a director since October 2003. He has been the Senior Vice President-Credit Administration of Community Bank since October 2002. From September 1998 to July 2002, Mr. Wennekamp was an executive officer of Bank of America Corporation, holding various positions, including Managing Director-Credit Product Executive for the last four years of his 22-year term with the bank. From 1977 through 1980, Mr. Wennekamp was a Special Assistant to former President of the United States, Gerald R. Ford, and the Executive Director of the Ford Transition Office. Prior thereto, he served as Staff Assistant to the President of the United States for one year, and as the Special Assistant to the Assistant Secretary of Commerce of the U.S.

      Our board of directors has determined that Messrs. Link, Rubinfeld, Selter and Wennekamp are “independent” under the current independence standards of both the Nasdaq Stock Market and the SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which could be inconsistent with a finding of their independence as members of our board of directors or as the members of our Audit Committee. In making these determinations, our board of directors has broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, and familial relationships, among others.

      Our board of directors has determined that Mr. Selter, one of the independent directors serving on our Audit Committee, also is an audit committee financial expert as defined by the SEC’s rules.

Executive Compensation

Summary Compensation Table

      The following table presents summary information concerning compensation paid or accrued by us for services rendered in all capacities during the fiscal years ended December 31, 2003, 2002 and 2001 by Steven A. Kriegsman, our President and Chief Executive Officer:

					Long-Term
					Compensation

					Securities
					Underlying	All Other
Name and Principal Position	Year		Salary	Bonus	Options(#)	Compensation

Steven A. Kriegsman, President and Chief Executive Officer	2003		$313,772	$150,000	1,000,000	$—
	2002	(1)	$110,000	—	—	—
	2001	(1)	$—	$—	—	$—

(1)	Mr. Kriegsman has been our President and Chief Executive Officer since July 2002.

Option Grants in Last Fiscal Year

      As a bonus for his services under his prior employment agreement with us, Mr. Kriegsman was granted as of June 20, 2003 a fully vested ten-year, nonqualified option under the 2000 Long-Term Incentive Plan to purchase 250,000 shares of our common stock at a price of $2.47 per share. As an incentive to enter into the amended and restated employment agreement, Mr. Kriegsman was granted as of June 20, 2003 a ten-year, nonqualified option under the Plan to purchase 750,000 shares of our common stock at a price of $2.47 per share.

      The following table contains information concerning grants of stock options during the fiscal year ended December 31, 2003 to the named executive officer listed in the Summary Compensation Table.

Option Grants in Twelve Months Ended December 31, 2003

	Individual Grants
				Potential Realized Value at
	Number of	% of Total		Assumed Annual Rates of
	Shares	Options		Stock Price Appreciation for
	Underlying	Granted to		Option Term(2)
	Options	Employees In	Exercise
Name	Granted(1)	Fiscal Year	Price	5%	10%

Steven A. Kriegsman	1,000,000	71.2%	$2.47	$1,553,370	$6,114,908

(1)	Options to purchase 250,000 shares vested on the date of grant. The options to purchase up to 750,000 shares will vest as to 250,000 shares of common stock on June 20, 2004 and will vest as to the remaining 500,000 shares in monthly installments of 1/24th each on the 20th day of each month thereafter, provided that Mr. Kriegsman remains in our continuous employ.

(2)	The potential realizable value shown in this table represents the hypothetical gain that might be realized based on assumed 5% and 10% annual compound rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation of the common stock.

Fiscal Year-End Option Values

      The following table sets forth the number of options and total value of unexercised in-the-money options and warrants at December 31, 2003 for the executive officer named in the Summary Compensation Table above, using the price per share of our common stock of $1.86 on December 31, 2003. No stock options were exercised during 2003 by the named executive officer listed in the Summary Compensation Table above. The following table includes warrants issued to Steven A. Kriegsman by Global Genomics prior to our merger with that company that have been assumed by us covering 459,352 shares of our common stock.

	Number of Securities		Value of Unexercised
	Underlying Unexercised Options at		In-the-Money Options at
	December 31, 2003(#)		December 31, 2003($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Kriegsman	709,352	750,000	$849,801	$—

Compensation of Directors

      Periodically, our board of directors reviews the then-current director compensation policies and, from time to time, makes changes to such policies based on various criteria the Board deems relevant. Directors who are employees of our company receive no compensation for their service as directors or as members of board committees.

      For the period January 1, 2003 to December 31, 2003, non-employee directors received a quarterly retainer of $1,500 and a fee of $1,500 for each Board meeting attended ($750 for meetings attended by teleconference and for board actions taken by unanimous written consent) and $750 for each committee meeting attended. Non-employee directors who chair the board or a board committee receive an additional $250 for each meeting attended as the chair. During 2003, a payment of $2,500 was made to Raymond Carnahan, formerly the Chairman of our Audit Committee, in connection with internal auditing services provided to that committee. In May 2004, a payment of $7,500, plus reimbursement of certain expenses, was made to each of Messrs. Selter and Wennekamp in connection with their services as members of our Audit Committee. Options to purchase 10,000 shares of common stock are granted to each non-employee director annually. Such option grants are made subject to vesting in annual increments of one-third each.

Equity Compensation Plans

      The following table sets forth certain information as of December 31, 2003 regarding securities authorized for issuance under our equity compensation plans. This table excludes warrants previously issued to Steven A. Kriegsman by Global Genomics that we assumed in connection with our merger with Global Genomics.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available
	to be Issued Upon	Weighted-Average	for Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by our stockholders:
1994 Stock Option Plan	40,834	$1.80	60,850
1995 Stock Option Plan	—	—	22,107
1998 Long-Term Incentive Plan	132,541	$1.00	29,517
2000 Long-Term Incentive Plan	1,604,667	$2.00	6,270,702
Equity compensation plans not approved by our stockholders:
Outstanding warrants(1)	6,892,725	$1.72	—

Total:	8,670,767	$1.76	6,383,176

(1)	Issued as compensation for various services.

Employment Agreements; Change in Control Agreements

Employment Agreement with Steven A. Kriegsman

      Steven A. Kriegsman became our Chief Executive Officer on July 16, 2002 pursuant to a one-year employment agreement with us. Mr. Kriegsman’s employment agreement with us was amended and restated as of June 10, 2003 to continue through July 15, 2006. The employment agreement will automatically renew in July 2006 for an additional one-year period, unless either Mr. Kriegsman or we elect not to renew it.

      Under his prior employment agreement with us, Mr. Kriegsman was permitted to serve as the President of the Kriegsman Capital Group and its affiliates, otherwise known as The Kriegsman Group. Pursuant to Mr. Kriegsman’s amended and restated employment agreement with us, we have agreed that he shall serve on a full-time basis as our Chief Executive Officer and that he may continue to serve as President of The Kriegsman Group only so long as necessary to complete certain current assignments.

      Under his prior employment agreement with us, Mr. Kriegsman was paid an annual base salary of $240,000. Under our amended and restated employment agreement with Mr. Kriegsman, effective July 16, 2003 his annual base salary was increased to $360,000. Our board of directors (or its Compensation Committee) will review the base salary annually and may increase (but not decrease) the base salary at its sole discretion. In addition to his annual base salary, Mr. Kriegsman is eligible to receive an annual bonus, determined by our board of directors (or its Compensation Committee) in its sole discretion, but not to be less than $150,000. As a bonus for his services under his prior employment agreement with us, Mr. Kriegsman was paid a cash bonus of $150,000 on June 16, 2003.

      As a bonus for his services under his prior employment agreement with us, Mr. Kriegsman was granted as of June 20, 2003 a fully vested ten-year, nonqualified option under the 2000 Long-Term Incentive Plan to purchase 250,000 shares of our common stock at a price of $2.47 per share. As an incentive to enter into the amended and restated employment agreement, Mr. Kriegsman was granted as of June 20, 2003 a ten-year, nonqualified option under the Plan to purchase 750,000 shares of our common stock at a price of $2.47 per share. This option will vest as to 1/3rd of the shares covered thereby on June 20, 2004 and will vest as to the remaining 2/3rds of such shares in monthly installments of 1/24 each on the 20th day of each month thereafter, provided that Mr. Kriegsman remains in our continuous employ.

      Mr. Kriegsman is also eligible to receive additional grants of options to purchase shares of our common stock. The number and terms of those options, including the vesting schedule, will be determined by our board of directors (or its Compensation Committee) in its sole discretion.

      In the event we terminate Mr. Kriegsman’s employment without “cause” (as defined), or if Mr. Kriegsman terminates his employment with “good reason” (as defined), (i) we have agreed to pay Mr. Kriegsman a lump-sum equal to his salary and prorated minimum annual bonus through to his date of termination, plus his salary and minimum annual bonus for a period of two years after his termination date, or until the expiration of the amended and restated employment agreement, whichever is later, (ii) he will be entitled to immediate vesting of all stock options or other awards based on our equity securities, and (iii) he will also be entitled to continuation of his life insurance premium payments and continued participation in any of our health plans through to the later of the expiration of the amended and restated employment agreement or 24 months following his termination date. Mr. Kriegsman will have no obligation in such events to seek new employment or offset the severance payments to him by the Company by any compensation received from any subsequent reemployment by another employer.

      Under Mr. Kriegsman’s amended and restated employment agreement with us, he and The Kriegsman Group are to provide us during the term of his employment with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by them within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by our board of directors. Mr. Kriegsman’s amended and restated employment agreement with us also contains confidentiality provisions relating to our trade secrets and any other proprietary or confidential information, which provisions shall remain in effect for five years after the expiration of the employment agreement with respect to proprietary or confidential information and for so long as our trade secrets remain trade secrets.

Change in Control Agreement with Steven A. Kriegsman

      Mr. Kriegsman’s amended and restated employment agreement with us contains no provision for payment to him in the event of a change in control of CytRx. If, however, a change in control (as defined in our 2000 Long-Term Incentive Plan) occurs during the term of the amended and restated employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without cause or by him for good reason, then, to the extent that any payment or distribution of any type to or for Mr. Kriegsman by us resulting from the termination of his employment is or will be subject to the excise tax (“Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we have agreed to pay Mr. Kriegsman, prior to the time the Excise Tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such payments plus (ii) any penalty and interest assessments associated with such Excise Tax.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our common stock as of May 25, 2004 by:

•	Each person who is known by us to own beneficially more than 5% of our common stock.

•	Each of our directors.

•	Mr. Kriegsman, the only named executive officer listed in the Summary Compensation Table.

•	All executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the SEC rules. Shares of common stock subject to any warrants or options that are presently exercisable, or exercisable within 60 days of May 25, 2004, which are indicated by footnote, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 34,927,327 shares of our common stock outstanding as of May 25, 2004. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk represents beneficial ownership of less than 1%.

	Shares of
	Common Stock

Name of Beneficial Owner**	Number	Percent

University of Massachusetts Medical School	1,828,359	5.3%
365 Plantation Street, Suite 130 Worcester, MA 01605-2398
Alexander L. Cappello(1)	966,344	2.8%
Louis Ignarro, Ph.D.(2)	255,541	*
Steven A. Kriegsman(3)	4,521,100	13.3%
Max Link(4)	42,083	*
Joseph Rubinfeld(5)	5,333	*
Marvin R. Selter(6)	357,451	1.0%
Richard Wennekamp	—	—
All executive officers and directors as a group (nine persons)(7)	6,147,852	18.0%

**	Except as otherwise indicated, the address of each of the beneficial owners listed below is c/o CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, CA 90049

(1)	Includes 813,082 shares subject to options or warrants. The shares shown are owned, of record, by the Alexander L. and Linda Cappello 2001 Family Trust.

(2)	Includes 163,625 shares subject to options or warrants.

(3)	Includes 959,352 shares subject to options or warrants.

(4)	Includes 12,876 shares subject to options or warrants.

(5)	Includes 5,333 shares subject to options or warrants.

(6)	The shares shown are owned, of record, by the Selter Family Trust or Selter IRA Rollover.

(7)	Includes 1,954,268 shares subject to options or warrants exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Effective January 1, 2001, we entered into an agreement with Cappello Capital Corp. in which Cappello Capital served as our exclusive financial advisor. The initial term of that agreement was for a period of twelve months and was subsequently extended for an additional twelve-month period to December 31, 2002. Under the agreement, Cappello Capital assisted us with analysis of potential transactions and strategic alternatives, including possible private placements of equity, debt or convertible securities, strategic alliances, the sale of all or a portion of CytRx, recapitalization or strategic acquisitions.

      In May 2003, we entered into a new agreement with Cappello Capital in which Cappello Capital served as our exclusive financial advisor and offered similar services as under the prior agreement described above. As compensation for its services, we agreed to pay Cappello Capital a retainer fee of $20,000 per month for the duration of the engagement. This agreement expired May 15, 2004.

      Pursuant to our May 2003 agreement, we paid Cappello Capital a placement fee of $408,000 in connection with our May 2003 private equity financing and issued warrants to purchase a total of 367,569 shares of our common stock to certain persons designated by that firm. One of the designees was the Alexander L. and Linda Cappello 2001 Family Trust, to which we issued warrants to purchase 133,767 shares of our common stock at $1.85 per share and warrants to purchase 33,132 shares of our common stock at $3.05 per share. We valued all of the warrants to purchase 367,569 of shares of our common stock at $1,060,066 and the warrants issued to the Alexander L. and Linda Cappello 2001 Family Trust to purchase a total of 166,899 shares of our common stock at $481,357 for financial statement purposes. Alexander L. Cappello, one of our directors, is Chairman and Chief Executive Officer of Cappello Group, Inc., an affiliate of Cappello Capital. We believe that the terms under which we engaged Cappello Capital were at least as favorable to us as could have been obtained from an unrelated third party.

      Since July 16, 2002, Steven A. Kriegsman has been our Chief Executive Officer and one of our directors. In July 2002, we entered into an agreement with the Kriegsman Capital Group, an affiliate of Mr. Kriegsman, whereby the Kriegsman Capital Group agreed to provide us with office space and certain administrative services. In 2003, we paid a total of approximately $70,000 to the Kriegsman Capital Group under this agreement. The charges were determined based upon actual space used and estimated percentages of employee time used. We believe that the terms under which we paid the Kriegsman Capital Group for rent and other expenses are at least as favorable to us as could have been obtained from an unrelated third party.

      We entered into an agreement, dated as of July 17, 2003 (and subsequently amended on October 18, 2003), with Louis Ignarro, Ph.D., one of our current directors. Pursuant to the agreement, Dr. Ignarro agreed to serve as our Chief Scientific Spokesperson to the medical and financial communities. As payment for his services, Dr. Ignarro was granted a non-qualified stock option under our 2000 Long-Term Incentive Plan to purchase 350,000 registered shares of our common stock at an exercise price equal to $1.89, the closing price for our common stock on Nasdaq on the date of grant. The option has a term of seven years, from July 17, 2003 to October 17, 2003, vested monthly at the rate of 4,839 shares for each day of services provided by Dr. Ignarro in that month and, from October 18, 2003, vests monthly at a rate of 15,975 shares for the remaining term of the agreement. Either party may terminate the agreement at any time, and any unvested shares under the option as of the date of termination of the agreement will be cancelled. As of December 31, 2003, 62,442 shares of common stock under the option had vested.

SELLING SECURITYHOLDERS

Selling Securityholder Table

      The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling securityholders as of May 25, 2004. Beneficial ownership is determined in accordance with SEC rules. Shares of common stock subject to any warrants or options that are presently exercisable, or exercisable within 60 days of May 25, 2004, which are indicated by footnote, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 34,927,327 shares of our common stock outstanding as of May 25, 2004. To our knowledge, each of the selling securityholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws. For purposes of the following table we have assumed that the selling securityholders will sell all the shares of our common stock being offered in this prospectus, including all of the shares of our common stock issuable upon exercise of warrants held by them. An asterisk denotes beneficial ownership of less than 1%.

						Beneficial Ownership
	Beneficial Ownership Before Offering					After Offering

				Number of
	Number of			Shares Being		Number of
	Shares		Percent	Offered		Shares	Percent

Alpha Capital Aktiengesellschaft	89,287	(1)	*	89,287	(1)	0	0
Bluegrass Growth Fund LP	51,710	(2)	*	51,710	(2)	0	0
CD Investment Partners, Ltd.	81,009	(3)	*	81,009	(3)	0	0
Cityplatz Limited	89,286	(48)	*	89,286	(48)	0	0
Crescent International Ltd.	307,144	(4)	*	307,144	(4)	0	0
Crestview Capital Fund II, LP	249,120	(5)	*	249,120	(5)	0	0
Enable Growth Partners	29,763	(6)	*	29,763	(6)	0	0
EPM Holding AG	31,250	(7)	*	31,250	(7)	0	0
EPM Elektro Produktionmaschinen AG	31,250	(8)	*	31,250	(8)	0	0
Generation Capital Associates	62,500	(9)	*	62,500	(9)	0	0
North Olmsted Partners, L.P.	59,524	(10)	*	59,524	(10)	0	0
Omicron Master Trust	190,637	(11)	*	89,286	(11)	101,351	*
OTAPE Investments LLC	23,810	(12)	*	23,810	(12)	0	0
Portside Growth and Opportunity Fund	202,864	(13)	*	148,810	(13)	54,054	*
RFJM Partners LLC	59,525	(14)	*	59,525	(14)	0	0
Riverview Group, LLC	119,048	(15)	*	119,048	(15)	0	0
Smithfield Fiduciary LLC	236,321	(16)	*	148,809	(16)	87,512	*
Societe Bancaire Privee	125,000	(17)	*	125,000	(17)	0	0
Enza Vitiello	59,525	(18)	*	59,525	(18)	0	0
Philip M. Damashek & Judith E. Damashek, JT	71,429	(19)		71,429	(19)	0	0
PTJP Partners L.P.	52,381	(20)	*	52,381	(20)	0	0
Arthur Rabin	29,762	(21)	*	29,762	(21)	0	0
Lauren Jodi Solomon	33,929	(22)	*	33,929	(22)	0	0
Alexander L. & Linda Cappello 2001 Family Trust	983,011	(23)	2.75	197,848	(23)	785,163	2.24
Gerard K. Cappello Trust 2000	211,821	(24)	*	21,360	(24)	190,461	*
Robert & Ellen Deutschman Family Trust	845,123	(25)	2.37	175,451	(25)	669,672	1.88

						Beneficial Ownership
	Beneficial Ownership Before Offering					After Offering

				Number of
	Number of			Shares Being		Number of
	Shares		Percent	Offered		Shares	Percent

David Michael Barnes	7,000	(26)	*	4,000	(26)	3,000	*
Janet Green	16,089	(27)	*	4,272	(27)	11,817	*
Sean David-Patrick Kelly	27,150	(28)	*	15,000	(28)	12,150	*
Jaysen S. Kim	16,710	(29)	*	4,000	(29)	12,710	*
Larry N. Kim	1,000	(30)	*	1,000	(30)	0	0
Pompan Family Trust U/A/D 4-4-98	7,485	(31)	*	4,272	(31)	3,213	*
Cardinal Securities LLC	96,608	(32)	*	17,858	(32)	0	0
Gilford Securities Incorporated	2,858	(33)	*	2,858	(33)	0	0
Maxim Group LLC	38,500	(34)	*	38,500	(34)	0	0
Virginia Dadey	38,500	(35)	*	38,500	(35)	0	0
Troy & Gould Professional Corporation	129,250	(36)	*	29,250	(36)	100,000	*
Dwight B. Bronnum	857	(37)	*	857	(37)	0	0
Robert L. Hopkins	858	(38)	*	858	(38)	0	0
Jenkins Capital Management LLC	5,143	(39)	*	5,143	(39)	0	0
Christopher K. Norman	4,571	(40)	*	4,571	(40)	0	0
Visana Versicherunglu AG	625,000	(41)	1.78	625,000	(41)	0	0
Robbin Cooper	25,528	(42)	*	25,528	(42)	0	0
Rob Guidicipietro	70,582	(43)	*	40,219	(43)	30,363	*
Rocco Guidicipietro	70,580	(44)	*	40,218	(44)	30,362	*
J.P. Turner Partners, LP	188,181	(45)	*	51,056	(45)	137,125	*
Patrick Power	75,155	(46)	*	25,530	(46)	49,625	*
Tom Wagner	475,213	(47)	1.39	187,688	(47)	287,525	*

(1)	Includes 17,858 shares of our common stock issuable upon exercise of warrants.

(2)	Includes 29,762 shares of our common stock issuable upon exercise of warrants.

(3)	Includes 23,810 shares of our common stock issuable upon exercise of warrants. CD Capital Management, LLC as the investment manager of CD Investment Partner, Ltd. and John D. Ziegelman as President of CD Capital could be deemed to be the beneficial owners of the foregoing shares and warrants. Mr. Ziegelman disclaims such beneficial ownership.

(4)	Includes 71,429 shares of our common stock issuable upon exercise of warrants. Mel Craw and Maxi Brezzi as managers for Greenlight (Switzerland) SA, the investment advisor to Crescent, could be deemed to be the beneficial owners of the foregoing shares and warrants. Messrs. Craw and Brezzi disclaim such beneficial ownership.

(5)	Includes 59,524 shares of our common stock issuable upon exercise of warrants.

(6)	Includes 5,953 shares of our common stock issuable upon exercise of warrants.

(7)	Includes 6,250 shares of our common stock issuable upon exercise of warrants.

(8)	Includes 6,250 shares of our common stock issuable upon exercise of warrants.

(9)	Includes 12,500 shares of our common stock issuable upon exercise of warrants. The record holder of these securities is Generation Capital Associates and High Capital Funding, LLC is the beneficial owner of these securities.

(10)	Includes 59,524 shares of our common stock issuable upon exercise of warrants. Jeffrey Thorp & Company, Inc. is the general partner of North Olmsted Partners, L.P. and Jeffrey Thorp is the sole managing member of Jeffrey Thorp & Company, Inc. Jeffrey Thorp & Company, Inc. and Jeffrey Thorp may be deemed to beneficially own these shares of common stock and warrants.

(11)	Includes 89,286 shares of our common stock issuable upon exercise of warrants. Omicron Capital, L.P., which serves as investment manager to Omicron Master Trust, Omicron Capital, Inc., which serves as a general partner of Omicron Capital, L.P., and Winchester Global Trust Company Limited, which serves as the trustee of Omicron Master Trust, and Oliver H. Morali and Bruce T. Bernstein, who are officers of Omicron Capital, Inc., could each be deemed to be beneficial owners of the foregoing shares and warrants. Each of the foregoing entities and individuals disclaims beneficial ownership of the foregoing shares and warrants.

(12)	Includes 23,810 shares of our common stock issuable upon exercise of warrants. Ira M. Leventhal could be deemed to be a beneficial owner of these securities.

(13)	Includes 83,816 shares of our common stock issuable upon exercise of warrants, which include 29,762 shares of our common stock issuable upon exercise of warrants included in this prospectus. The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC whose managing member is C4S & Co., whose managing members are Peter Cohen, Morgan Stark, Jeffrey Solomon and Thomas Strauss, who, therefore, could be deemed to be beneficial owners of the foregoing shares and warrants. Messrs. Cohen, Stark, Solomon and Strauss each disclaim beneficial ownership of those shares and warrants.

(14)	Includes 11,905 shares of our common stock issuable upon exercise of warrants.

(15)	Includes 119,048 shares of our common stock issuable upon exercise of warrants. The record holder of these securities is Riverview Group, LLC and Millenium Partners, L.P. is the beneficial owner of these securities.

(16)	Includes 63,546 shares of our common stock issuable upon exercise of warrants, which include 29,762 shares of our common stock issuable upon exercise of the warrants included in this prospectus. Highbridge Capital Management, LLC (“Highbridge”) as the trading manager of Smithfield Fiduciary LLC (“Smithfield”) has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(17)	Includes 25,000 shares of our common stock issuable upon exercise of warrants.

(18)	Includes 11,905 shares of our common stock issuable upon exercise of warrants.

(19)	Includes 71,429 shares of our common stock issuable upon exercise of warrants.

(20)	Includes 52,381 shares of our common stock issuable upon exercise of warrants.

(21)	Includes 29,762 shares of our common stock issuable upon exercise of warrants.

(22)	Includes 33,929 shares of our common stock issuable upon exercise of warrants.

(23)	Includes 829,749 shares of our common stock issuable upon exercise of options and warrants, which include warrants to purchase 197,848 shares of our common stock that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 197,848 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(24)	Includes 166,988 shares of our common stock issuable upon exercise of warrants, which include warrants to purchase 21,360 shares of our common stock that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 21,360 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(25)	Includes 709,212 shares of our common stock issuable upon exercise of warrants, which include warrants to purchase 175,451 shares of our common stock that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 175,451 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(26)	Represents 7,000 shares of our common stock issuable upon exercise of warrants, which include warrants to purchase 4,000 shares of our common stock that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 4,000 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(27)	Includes 13,847 shares of our common stock issuable upon exercise of options or warrants to purchase 13,847 shares of our common stock, which include 4,272 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 4,272 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(28)	Represents 27,150 shares of our common stock issuable upon exercise of warrants, which include 15,000 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 15,000 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(29)	Represents 16,710 shares of our common stock issuable upon exercise of warrants, which include 4,000 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 4,000 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(30)	Represents 1,000 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement.

(31)	Represents 7,485 shares of our common stock issuable upon exercise of warrants, which include 4,272 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Cappello Capital Corp. as a placement agent in our September 2003 private placement. The 4,272 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(32)	Represents 96,608 shares of our common stock issuable upon exercise of warrants, which include 17,858 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services as a placement agent in our September 2003 private placement. The 17,858 shares issuable upon exercise of the foregoing warrants are being offered by this prospectus.

(33)	Represents 2,858 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered as a placement agent in our September 2003 private placement.

(34)	Represents 38,500 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered as a placement agent in our September 2003 private placement.

(35)	Represents 38,500 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Maxim Group LLC as a placement agent in our September 2003 private placement.

(36)	Includes 6,250 shares of our common stock issuable upon exercise of warrants, all of which shares are included in this prospectus.

(37)	Represents 857 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Dunwoody Brokerage Services, Inc. as a placement agent in our September 2003 private placement.

(38)	Represents 858 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Dunwoody Brokerage Services, Inc. as a placement agent in our September 2003 private placement.

(39)	Represents 5,143 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Dunwoody Brokerage Services, Inc. as a placement agent in our September 2003 private placement. David Jenkins is the beneficial owner of these securities.

(40)	Represents 4,571 shares of our common stock issuable upon exercise of warrants that we issued in consideration for services rendered by Dunwoody Brokerage Services, Inc. as a placement agent in our September 2003 private placement.

(41)	Includes 125,000 shares of our common stock issuable upon exercise of warrants.

(42)	Represents 17,187 shares of our common stock and 8,341 shares of our common stock issuable upon exercise of warrants that we issued to J.P. Turner & Company LLC in consideration for investment banking services and for services rendered as a placement agent in our September 2003 private placement.

(43)	Represents 30,938 shares of our common stock and 9,281 shares of our common stock issuable upon exercise of warrants included in this prospectus that we issued to J. P. Turner & Company LLC in consideration of investment banking services.

(44)	Represents 30,937 shares of our common stock and 9,281 shares of our common stock issuable upon exercise of warrants included in this prospectus that we issued to J. P. Turner & Company LLC in consideration of investment banking services.

(45)	Represents 34,375 shares of our common stock and 16,681 shares of our common stock issuable upon exercise of warrants included in this prospectus that we issued to J.P. Turner & Company LLC in consideration for investment banking services and for services rendered as a placement agent in our September 2003 private placement.

(46)	Represents 17,188 shares of our common stock and 8,342 shares of our common stock issuable upon exercise of warrants included in this prospectus that we issued to J.P. Turner & Company LLC in consideration for investment banking services and for services rendered as a placement agent in our September 2003 private placement.

(47)	Represents 144,375 shares of our common stock and 43,313 shares of our common stock issuable upon exercise of warrants included in this prospectus that we issued to J.P. Turner & Company LLC in consideration for investment banking services.

(48)	Includes 89,286 shares of our common stock issuable upon exercise of warrants.

Relationships with Selling Securityholders

      The selling securityholders include certain institutional and other investors who acquired a total of 4,140,486 shares of our common stock and warrants to purchase a total of 1,035,125 shares of our common stock in a private equity financing that we closed in September 2003. Certain of these institutional investors are affiliated with registered broker-dealers, but these investors acquired the securities covered by this prospectus in the ordinary course of business and, at the time of their acquisition of these securities, they had no agreements or understandings with any person, whether directly, or indirectly, to distribute these securities. The selling securityholders also include Cardinal Securities LLC, Gilford Securities Incorporated, and Maxim Group LLC, as well as certain of the principals and employees of Cappello Capital Corp., Dunwoody Brokerage Services, Inc. and J.P. Turner & Company, LLC, to whom we issued warrants to purchase a total of 549,087 shares for placement agent services rendered in connection with the foregoing private equity financing.

      We paid Cappello Capital Corp. a placement fee of approximately $688,000 in connection with the September 2003 private equity financing. At the request of Cappello Capital Corp., we issued all of the warrants to purchase a total of 427,203 shares of our common stock at an exercise price of $2.10 per share that we had agreed to issue to Cappello Capital Corp. in connection with the September 2003 private placement to certain persons designated by that firm. One of the designees was the Alexander L. and Linda Cappello 2001 Family Trust, to which we issued warrants to purchase 197,848 shares of our common stock at $2.10 per share. Alexander L. Cappello, one of our directors, is Chairman and Chief Executive Officer of Cappello Group, Inc., an affiliate of Cappello Capital Corp. The placement fee was paid to Cappello Capital Corp. under the financial advisory agreement that we entered into with Cappello Capital Corp. in May 2003 that also provides for us to pay that firm a monthly retainer fee of $20,000. This agreement expired May 15, 2004. Mr. Cappello is a related party, and we believe that the terms under which we engaged Cappello Capital Corp. were at least as favorable to us as could have been obtained from an unrelated third party. We valued all of the warrants that were issuable to Cappello Capital Corp. to purchase 427,203 of shares of our common at approximately $1,008,000 and the warrants issued to the Alexander L. and Linda Cappello 2001 Family Trust to purchase a total of 197,848 shares of our common stock at approximately $467,000 for financial statement purposes.

      We previously paid Cappello Capital Corp. a placement fee of $408,000 in connection with the May 2003 private equity financing. At the request of Cappello Capital Corp., we issued warrants to purchase a total of 294,054 shares of our common stock at an exercise price of $1.85 per share and 73,515 shares of our common stock at an exercise price of $3.05 that we had agreed to issue to Cappello Capital Corp. in connection with the May 2003 private equity financing to certain persons designated by that firm. One of the designees was the Alexander L. and Linda Cappello 2001 Family Trust, to which we issued warrants to purchase 133,767 shares of our common stock at $1.85 per share and warrants to purchase 33,132 shares of our common stock at $3.05 per share. Alexander L. Cappello, one of our directors, is Chairman and Chief Executive Officer of Cappello Group, Inc., an affiliate of Cappello Capital Corp. The placement fee was paid to Cappello Capital Corp. under the financial advisory agreement that we entered into with Cappello Capital Corp. in May 2003. Mr. Cappello is a related party, and we believe that the terms under which we engaged Cappello Capital Corp. were at least as favorable to us as could have been obtained from an unrelated third party. We valued all of the warrants that were issuable to Cappello Capital Corp. to purchase 367,569 of shares of our common stock at approximately $1,060,000 and the warrants issued to the Alexander L. and Linda Cappello 2001 Family Trust to purchase a total of 166,899 shares of our common stock at approximately $481,000 for financial statement purposes.

      On January 1, 2001, we entered into a prior agreement with Cappello Capital Corp. in which Cappello Capital Corp. served as our exclusive financial advisor. The initial term of such agreement was for a period of twelve months and was subsequently extended for an additional twelve month period, expiring on December 31, 2002. Under the agreement, Cappello Capital Corp. assisted us with analysis of potential transactions and strategic alternatives. As compensation for its services, we granted Cappello Capital Corp. a ten-year warrant to purchase 1,272,492 shares of our common stock (subject to downward adjustment under certain conditions) with an exercise price of $1.00 per share. We valued these warrants for financial statement purposes at $1,063,000. Pursuant to that agreement, we also paid Cappello Capital Corp. a fee upon the closing of the merger with Global Genomics of 448,330 shares of our common stock, or 4.5% of the shares issuable in the merger. The value of these shares at the date of issuance was $247,000. Under the terms of the extension, we paid Cappello Capital Corp. a monthly retainer fee of $10,000 for the six-month period ending on June 30, 2002. We believe that the terms under which we engaged Cappello Capital Corp. were at least as favorable to us as could have been obtained from an unrelated third party.

      We paid Cardinal Securities LLC a placement fee of $40,000 in connection with September 2003 private equity financing and issued that firm warrants to purchase 17,858 shares of our common stock at $3.05 per share in connection with that financing. We valued the warrants issued to Cardinal Securities at approximately $41,000 for financial statement purposes. We paid Cardinal Securities LLC a placement fee of approximately $167,000 in connection with the May 2003 private equity financing and issued that firm warrants to purchase 78,750 shares of our common stock at $3.05 per share in connection with that financing. We valued the warrants issued to Cardinal Securities at approximately $228,000 for financial statement purposes.

      We paid J. P. Turner & Company LLC a placement fee of approximately $27,000 in connection with the September 2003 private equity financing and issued that firm warrants to purchase 12,739 shares of our common stock at $2.67 per share in connection with that financing. We valued the warrants issued to J. P. Turner at approximately $24,000 for financial statement purposes.

      In April 2003, we issued warrants to purchase 400,000 shares of our common stock at $.20 per share to J. P. Turner in consideration of its agreement to provide certain investment banking services to us. We valued the warrants to purchase 400,000 shares of our common stock at approximately $260,000 for financial statement purposes. In June 2003, we amended and extended the J.P. Turner agreement and issued that firm 275,000 shares of our common stock and warrants to purchase 82,500 shares of our common stock at $2.00 per share. We valued the foregoing shares and warrants at approximately $671,000 and $154,000, respectively, for financial statement purposes. In August 2003, we further amended and extended the J.P. Turner agreement and issued that firm 275,000 shares of our common stock and warrants to purchase 82,500 shares of our common stock at $2.00 per share. We valued the foregoing shares and warrants at approximately $456,500 and $98,000, respectively, for financial statement purposes.

      We paid Gilford Securities Incorporated a placement fee of approximately $8,000 in connection with the September 2003 private equity financing and issued that firm warrants to purchase 2,858 shares of our common stock at $2.10 per share in connection with that financing. We valued the warrants issued to Gilford Securities at approximately $6,000 for financial statement purposes.

      We paid Maxim Group, LLC a placement fee of approximately $162,000 in connection with the September 2003 private equity financing and issued that firm warrants to purchase 77,000 shares of our common stock at $2.10 per share in connection with that financing. We valued the warrants issued to Maxim Group at approximately $168,000 for financial statement purposes.

      We paid Dunwoody Brokerage Services, Inc. a placement fee of $30,000 in connection with the September 2003 private equity financing and issued that firm warrants to purchase 11,429 shares of our common stock at $3.05 per share in connection with that financing. We valued the warrants issued to Dunwoody Brokerage Services at approximately $24,000 for financial statement purposes.

      In February 2004, Troy & Gould Professional Corporation purchased 100,000 shares of our common stock for $184,000. In October 2003, that firm purchased 25,000 shares of our common stock and warrants to purchase 6,250 shares of our common stock at an exercise price of $3.05 per share for a total of $52,500. In May 2003, that firm purchased 25,000 shares of our common stock for $25,000. Troy & Gould Professional Corporation has served as our corporate and securities counsel since July 2002.

      Other than as set forth above, none of the selling securityholders has had any position, office, or other material relationship with us or any of our affiliates within the past three years.

      The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

      The shares the selling shareholders are offering under this registration statement consist of shares of our common stock, $.001 par value per share (together with a Series A Junior Participating Preferred Stock Purchase Right that is associated with each share). The shares include shares issuable upon the exercise of warrants held by some of the selling securityholders. The purpose of this prospectus is to permit the selling securityholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling securityholder.

      We are registering the shares of common stock on behalf of the selling securityholders. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	Transactions on the NASDAQ Stock Market or on any national securities exchange or U.S. interdealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale.

•	In the over-the-counter market.

•	In private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market.

•	In connection with short sales of the shares.

•	By pledge to secure or in payment of debt and other obligations.

•	Through the writing of options, whether the options are listed on an options exchange or otherwise.

•	In connection with the writing of non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options.

•	Through a combination of any of the above transactions.

      The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The selling securityholders also may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

      The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We entered into a registration rights agreement for the benefit of certain of the selling securityholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of those selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the registration of the common stock. Commissions, discounts and transfer taxes, if any, attributable to the sale of the common stock will be borne by the selling securityholders.

      The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling securityholder. If we are notified by any selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of our common stock and activities of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

General

      We are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share, of which 5,000 shares have been designated as “Series A Junior Participating Preferred Stock.” As of May 25, 2004, 34,927,327 shares of common stock were issued and outstanding. We have no preferred stock outstanding. All of our outstanding shares of common stock, including the shares being offered by the selling securityholders, are or will be, fully paid and non-assessable.

Common Stock

      Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, including with respect to the election of directors.

      Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

      In the event of our liquidation, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and any liquidation preference in favor of outstanding shares of preferred stock, if there are any.

      Holders of common stock are not entitled to preemptive rights, and the common stock is not subject to redemption.

      The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Preferred Stock

      Our board of directors has designated 5,000 shares of our authorized preferred stock as “Series A Junior Participating Preferred Stock,” which have the rights, preferences and privileges summarized below. There are no outstanding shares of Series A Junior Participating Preferred Stock.

      Holders of Series A Junior Participating Preferred Stock will be entitled to vote on any matter with the holders of common stock. The number of votes per whole share of Series A Junior Participating Preferred Stock will be equivalent to the number of votes to which a holder of 100 shares, as adjusted from time to time, of our common stock would be entitled.

      Holders of Series A Junior Participating Preferred Stock will be entitled to receive dividends on each date dividends are paid to the holders of common stock in an amount per whole share of Series A Junior Participating Preferred Stock equivalent to the amount a holder of 100 shares, as adjusted from time to time, of our common stock would receive. Holders of Series A Junior Participating Preferred Stock also will be entitled to receive an additional quarterly dividend in an amount per whole share equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of Series A Junior Participating Preferred Stock during the quarter. Dividends on the Series A Junior Participating Preferred Stock shall be cumulative.

      As long as any shares of Series A Junior Participating Preferred Stock are outstanding, no dividend on our common stock (other than a dividend in common stock or other stock ranking junior to Series A Junior Participating Preferred Stock) may be paid, unless the full cumulative dividends on all outstanding shares of Series A Junior Participating Preferred Stock have been paid.

      In the event of a merger, consolidation, reclassification or other transaction where our common stock is exchanged for other stock, securities, cash or any other property, any outstanding shares of Series A Junior Participating Preferred Stock will similarly be exchanged in an amount per whole share equal to the aggregate amount of stock, securities, cash, or other property a holder of 100 shares, as adjusted from time to time, of common stock would receive.

      In the event of our liquidation, before any distribution or payment is made to the holders of common stock or to any other stock ranking junior to the Series A Junior Participating Preferred Stock, a holder of Series A Junior Participating Preferred Stock will be entitled to, per whole share of Series A Junior Participating Preferred Stock, the greater of $1.00 or the equivalent of the aggregate amount distributed or to be distributed to the holder of 100 shares, as adjusted from time to time, of common stock.

      The Series A Junior Participating Preferred Stock is not redeemable.

      Shares of Series A Junior Participating Preferred Stock may be issued by our board of directors without the approval of our stockholders. The issuance of Series A Junior Participating Preferred Stock would adversely affect the voting power, liquidation rights and other rights held by owners of common stock.

      In addition to Series A Junior Participating Preferred Stock, our board of directors is authorized to issue shares of our authorized preferred stock in one or more other series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking provisions, and other rights and preferences. Our board of directors’ determination to issue preferred stock could make it more difficult for a third party to acquire control of our company, or could discourage any such attempt. We have no present plan or intention to issue any preferred stock.

Shareholder Protection Rights Agreement

      On April 16, 1997, our board of directors declared a distribution of one “right” for each outstanding share of our common stock, payable to shareholders of record at the close of business on May 15, 1997 and with respect to each share of common stock (including treasury shares) issued by us thereafter and prior to the “separation time.” Each right entitles the registered holder to purchase from us one ten-thousandth (1/10,000th) of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $30 per share, subject to adjustment. The description and terms of the rights are set forth in a Shareholder Protection Rights Agreement, or Rights Agreement, between us and American Stock Transfer & Trust Company, as Rights Agent, dated April 16, 1997.

      The separation time will occur on earlier of (i) ten business days (unless otherwise accelerated or delayed by our board) following public announcement that a person or group of affiliated or associated persons, referred to as an “acquiring person,” has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of our common stock, or (ii) ten business days (unless otherwise delayed by our board) following the commencement of a tender offer or exchange offer that would result in the person or group beneficially owning 15% or more of our then outstanding shares of common stock.

      Until the separation time, the rights will be evidenced by certificates representing outstanding shares of our common stock, and transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate.

      The rights are not exercisable until the separation time, and will expire at the close of business on the tenth anniversary of the Rights Agreement, unless earlier terminated by us as described below.

      If the separation time occurs, separate rights certificates will be mailed to holders of record of common stock as of the close of business on the date the separation time occurs. Thereafter, the separate rights certificates alone will represent the rights.

      If the “flip-in date” occurs, that is, the close of business ten business days following our announcement that a person has become an acquiring person, and if we have not terminated the rights as described below, then the rights will entitle the holders to acquire shares of common shares (rather than Series A Junior Participating Preferred Stock) having a value equal to twice the right’s exercise price. Instead of issuing shares of common stock upon exercise of the rights following a flip-in-date, we may substitute a combination of cash, property, a reduction in the exercise price of the rights, common stock or other securities (or any combination of the above) with a value equal to the common stock which would otherwise be issuable. In addition, at the option of our board of directors prior to the time that any person becomes the beneficial owner of more than 50% of our outstanding common stock, and rather than payment of the cash purchase price, each right may be exchanged for one share of common stock if a flip-in-date occurs. Notwithstanding any of the foregoing, all rights that are, or (under certain circumstances set forth in the Rights Agreement) were, beneficially owned by any person on or after the date such person becomes an acquiring person will be null and void.

      Following the flip-in-date, if we are acquired in a merger or consolidation where we do not survive or our common stock is changed or exchanged, or 50% or more of our assets or assets generating 50% or more of our operating income or cash flow is transferred, in one or more transactions to persons who at that time control us, then each right will entitle the holders to acquire for the exercise price shares of the acquiring party having a value equal to twice the right’s exercise price.

      The exercise price payable with respect to the rights, and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the event of a stock dividend, stock split or reverse stock split, or other recapitalization which would change the number of shares of our common stock outstanding.

      At any time until the close of business on the flip-in-date, our board of directors may terminate the rights without any payment to the holders thereof. Our board of directors may condition termination of the rights upon the occurrence of a specified future time or event.

      Until a right is exercised, the holder, as such, will have no rights as a stockholder, including, without limitation, any right to vote or to receive dividends.

      Any provisions of the Rights Agreement may be amended at any time prior to the close of business on the flip-in-date without the approval of holders of the rights. Thereafter, the Rights Agreement may be amended without approval of the rights holders in any way which does not materially adversely affect the interests of the rights holders.

      We have reserved for issuance upon exercise of the rights 5,000 shares of our Series A Junior Participating Preferred Stock.

      The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors (with, where required by the Rights Agreement, the concurrence of a majority of the continuing directors), unless the offer is conditioned on a substantial number of rights being acquired. However, the rights should not interfere with any merger, statutory share exchange or other business combination approved by a majority of our directors, since the rights may be terminated by our board of directors at any time on or prior to the close of business ten business days after our announcement that a person has become an acquiring person. Thus, the rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. The effect of the rights may nonetheless be to discourage a third party from making a partial tender offer for our common stock, or otherwise attempting to obtain a substantial ownership in our common stock, or seeking to obtain control of us. To the extent any potential acquirors are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

      A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to our Current Report on Form 8-K dated April 16, 1997. The above summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

Options and Warrants

      As of March 31, 2004, options to purchase 4,643,042 shares of common stock were outstanding under our stock option plans and 6,093,176 shares were available for future grants under our stock option plans. As of March 31, 2004, there also were outstanding warrants to purchase 6,638,138 shares of our common stock, including the warrants held by some of the selling securityholders as described below.

      The shares of common stock being offered by the selling stockholders includes 1,672,962 shares issuable upon the exercise of warrants held by some of the selling securityholders as described in the “Selling

Securityholders” table elsewhere in this prospectus. Substantially all of the warrants were issued in connection with the $8,695,000 private equity financing that we completed in September 2003. Warrants to purchase approximately 1,041,375 of these shares are held by approximately 19 institutional investors and six accredited individual investors identified in the “Selling Securityholders” table. The exercise price of the warrants held by these investors is $3.05 per share, and the warrants may be exercised on or before September 15, 2008. The exercise price of a warrant may be paid in cash or, alternatively, by means of a so-called cashless exercise in which we would withhold from the shares otherwise issuable upon exercise a number of shares having a current market price equivalent to the exercise price for the shares as to which the warrant is being exercised.

      The exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment in the event of a stock dividend, stock split or reverse stock split, or similar event affecting our common stock. In the event of our consolidation or merger, a sale of all or substantially all of our assets or a compulsory share exchange, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of cash, securities or other property which would be receivable by the holder of a number of shares of our common stock for which the warrants are then exercisable.

      The shares being offered by the selling securityholders also include approximately 631,587 shares issuable upon the exercise of warrants held by selling securityholders who acted as placement agents in connection with our September 2003 private equity financing. The terms of the warrants held by these selling securityholders are identical to those described above, with the exception that the exercise prices of some of the warrants are $2.10 per share or $2.67 per share, rather than $3.05 per share, and the warrants expire in 2010 or 2013, rather than 2008, depending on the terms of our arrangement with the particular placement agent.

      Holders of warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to our outstanding warrants.

Antitakeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

      Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•	The acquisition of our capital stock by means of a tender offer.

•	The acquisition of our capital stock by means of a proxy contest or otherwise.

•	The removal of our incumbent officers and directors.

      These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to negotiate first with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

Election and Removal of Directors

      Our board of directors is divided into three classes. The directors in each class will serve for a three year term, with our stockholders electing one class each year. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Meetings

      Under our bylaws, only the board of directors, the chairman of the board or the president may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

      Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

Delaware Antitakeover Law

      We are subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation’s voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by the board of directors, that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

      The transfer agent for our common stock is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. You may read any document that we have filed or will file with the SEC without charge at the public reference facilities maintained by the SEC at its main office located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      For a fee prescribed by the SEC, you may obtain copies of all or any portion of the documents that we file with the SEC from the main office of the Public Reference Section of the SEC at the above address, or by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the SEC’s Website at http://www.sec.gov.

      This prospectus constitutes part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement, and reference is hereby made to the registration statement and related exhibits for information with respect to our company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

      Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CYTR.” Reports, proxy and information statements, and other information concerning us also may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

LEGAL MATTERS

      The validity of the shares offered hereby has been passed upon for us by Troy & Gould Professional Corporation, Los Angeles, California. Troy & Gould Professional Corporation owns 123,000 shares of our common stock and warrants to purchase an additional 6,250 shares of our common stock. This prospectus covers 25,000 of the shares of our common stock owned by Troy & Gould Professional Corporation and the 6,250 shares of our common stock issuable upon exercise of the warrants it owns.

EXPERTS

      Our consolidated financial statements and schedule for the year ended December 31, 2003 and the financial statements of Blizzard Genomics, Inc. for the year ended December 31, 2003 included in this prospectus and elsewhere in the registration statement of which this prospectus is a part have been audited by BDO Seidman, LLP, independent auditors, and have been so included in reliance upon BDO Seidman, LLP’s reports included herein, given on their authority as experts in accounting and auditing. BDO Seidman, LLP’s report with respect to the financial statements of Blizzard Genomics, Inc. contains an explanatory paragraph describing conditions that raise substantial doubt about Blizzard Genomics, Inc.’s ability to continue as a going concern as described in Note 11 to the financial statements.

      Our consolidated financial statements and schedule at December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this prospectus and elsewhere in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report. Such consolidated financial statements and schedule are included in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      The financial statements of Blizzard Genomics, Inc. for the year ended December 31, 2001 included in this prospectus have been audited by Silverman Olson Thorvilson & Kaufmann, Ltd., independent auditors, and have been so included in reliance on Silverman Olson Thorvilson & Kaufmann, Ltd.’s report included herein, given on their authority as experts in accounting and auditing.

      The financial statements of Blizzard Genomics, Inc. as of and for the year ended December 31, 2002 and for the period December 1, 1999 (inception) through December 31, 2002 included in this prospectus and elsewhere in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Blizzard Genomics, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein. Such financial statements are included in reliance upon Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

CYTRX CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$11,644,446	$387,314
Short-term investments	—	1,401,358
Current portion of note receivable	—	135,291
Prepaid and other current assets	236,349	222,027

Total current assets	11,880,795	2,145,990

Property and equipment, net	227,413	1,084

Other assets:
Investment in minority-owned entity — acquired developed technology	—	6,644,492
Note receivable, less current portion	—	229,958
Prepaid and other assets	216,076	262,060

Total other assets	216,076	7,136,510

Total assets	$12,324,284	$9,283,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$738,135	$79,947
Accrued expenses and other current liabilities	381,977	428,490

Total current liabilities	1,120,112	508,437
Accrued loss on facility abandonment	312,433	419,038
Deferred gain on sale of building	93,836	121,762
Deferred revenue	275,000	275,000

Total liabilities	1,801,381	1,324,237

Minority interest	330,287	—

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized; 34,392,000 and 22,143,927 shares issued at December 31, 2003 and 2002, respectively	34,392	22,144
Additional paid-in capital	102,239,460	82,173,839
Treasury stock, at cost (633,816 shares held at December 31, 2003 and 2002)	(2,279,238)	(2,279,238)
Accumulated deficit	(89,801,998)	(71,957,398)

Total stockholders’ equity	10,192,616	7,959,347

Total liabilities and stockholders’ equity	$12,324,284	$9,283,584

The accompanying notes are an integral part of these consolidated balance sheets.

CYTRX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002	2001

Income:
Service revenues	$—	$22,453	$101,463
License fees	94,000	1,051,000	3,751,000
Grant revenue	—	46,144	156,729

	94,000	1,119,597	4,009,192

Expenses:
Cost of service revenues	—	11,287	70,501
Research and development (includes non-cash stock compensation of $2,902,484 in 2003)	4,387,599	767,102	1,844,038
Common stock, stock options and warrants issued for selling, general and administrative	3,148,047	229,550	1,440,934
Selling, general and administrative	3,840,620	1,703,402	1,161,095
Depreciation and amortization	2,130	793,563	586,249
Severance and other contractual payments to officers	—	1,822,454	—
Asset impairment charge	—	920,939	—
Loss on facility abandonment	—	477,686	—

	11,378,396	6,725,983	5,102,817

Loss before other income	(11,284,396)	(5,606,386)	(1,093,625)
Other income —
Interest income	82,064	95,508	162,284

	(11,202,332)	(5,510,878)	(931,341)
Equity in losses from minority-owned entity	(6,662,031)	(664,758)	—
Minority interest in losses of subsidiary	19,763	—	—

Net loss	$(17,844,600)	$(6,175,636)	$(931,341)

Basic and diluted loss per common share	(0.65)	(0.39)	(0.09)

Basic and diluted weighted average shares outstanding	27,324,794	16,004,155	10,358,381

The accompanying notes are an integral part of these consolidated financial statements.

CYTRX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
			Additional	Accumulated	Treasury
	Shares Issued	Amount	Paid-in Capital	Deficit	Stock	Total

Balance at January 1, 2001	10,734,012	$10,734	$72,737,739	$(64,850,421)	$(2,279,238)	$5,618,814
Issuance of common stock	725,000	725	453,619	—	—	454,344
Issuance of stock options/warrants	—	—	1,440,934	—	—	1,440,934
Net loss	—	—	—	(931,341)	—	(931,341)

Balance at December 31, 2001	11,459,012	11,459	74,632,292	(65,781,762)	(2,279,238)	6,582,751
Issuance of common stock	324,999	326	109,408	—	—	109,734
Common stock issued for Acquisition of Global Genomics	8,948,204	8,948	5,785,014	—	—	5,793,962
Common stock and warrants issued in conjunction with acquisition of Global Genomics	548,330	548	899,693	—	—	900,241
Common stock issued in lieu of cash for officers severance and bonuses	863,382	863	517,882	—	—	518,745
Issuance of stock options/warrants	—	—	229,550	—	—	229,550
Net loss	—	—	—	(6,175,636)	—	(6,175,636)

Balance at December 31, 2002	22,143,927	22,144	82,173,839	(71,957,398)	(2,279,238)	7,959,347
Issuance of common stock for research and development	1,828,359	1,828	2,550,606	—	—	2,552,434
Common stock and warrants issued in connection with private placements	7,081,025	7,081	12,485,543	—	—	12,492,624
Issuance of common stock for services	700,000	700	1,534,050	—	—	1,534,750
Issuance of stock options/warrants	—	—	1,613,297	—	—	1,613,297
Options and warrants exercised	2,638,689	2,639	1,882,125	—	—	1,884,764
Net loss	—	—	—	(17,844,600)	—	(17,844,600)

Balance at December 31, 2003	34,392,000	$34,392	$102,239,460	$(89,801,998)	$(2,279,238)	$10,192,616

The accompanying notes are an integral part of these consolidated financial statements.

CYTRX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2002	2001

Cash flows from operating activities:
Net loss	$(17,844,600)	$(6,175,636)	$(931,341)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,130	793,563	586,249
Equity in losses from minority-owned entity	6,662,031	664,758	—
Minority interest in losses of subsidiary	(19,763)	—	—
Stock option and warrant expense	1,613,297	229,550	1,440,934
Common stock issued for services	1,534,750	—	—
Non-cash research and development	2,902,484	—	—
Asset impairment charge	—	920,939	—
Changes in assets and liabilities:
Note receivable	365,249	122,467	110,860
Prepaid and other assets	14,123	(379,849)	45,071
Accounts payable	658,188	(98,830)	(119,459)
Other liabilities	(181,044)	395,222	(93,120)

Total adjustments	13,551,445	2,647,820	1,970,535

Net cash (used in) provided by operating activities	(4,293,155)	(3,527,816)	1,039,194

Cash flows from investing activities:
Purchases of held-to-maturity securities	—	(1,401,358)	—
Redemption of held-to-maturity securities	1,401,358	—	—
Net cash paid related to acquisition	—	(615,064)	—
Purchases of property and equipment	(228,459)	—	—
Disposals of property and equipment, net	—	30,142	—

Net cash provided by (used in) investing activities	1,172,899	(1,986,280)	—

Cash flows from financing activities — Net proceeds from issuance of common stock	14,377,388	628,496	454,344

Net increase (decrease) in cash and cash equivalents	11,257,132	(4,885,600)	1,493,538
Cash and cash equivalents at beginning of year	387,314	5,272,914	3,779,376

Cash and cash equivalents at end of year	$11,644,446	$387,314	$5,272,914

The accompanying notes are an integral part of these consolidated financial statements.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Business

      CytRx Corporation (“CytRx” or the “Company”) is a biopharmaceutical research and development company, based in Los Angeles, California, with a development-stage subsidiary, CytRx Laboratories, Inc. (the “Subsidiary”), based in Worcester, Massachusetts (see Note 10). The Company owns the rights to a portfolio of technologies, including ribonueleic acid interference (RNAi or gene silencing) technology in the treatment of specified diseases, including those within the areas of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), obesity and type 2 diabetes and human cytomegalovirus (CMV), as well as a DNA-based HIV vaccine technology and a cancer therapeutic technology. In addition, the Company has entered into strategic alliances with third parties to develop several of the Company’s other products.

      On July 19, 2002, CytRx consummated a merger with Global Genomics Capital, Inc., a development-stage company which became a wholly-owned subsidiary of the Company (see Note 11). This subsidiary was renamed GGC Pharmaceuticals, Inc., but is referred to herein as “Global Genomics.” Global Genomics is a genomics holding company that has a 40% ownership interest in Blizzard Genomics, Inc. (“Blizzard”), a development-stage company based in Minneapolis, Minnesota, and a 5% ownership interest in Psynomics, Inc. (“Psynomics”), a development-stage company based in San Diego, California. The Company accounts for its investment in Blizzard using the equity method and in Psynomics using the cost method. The Company recorded a write off of its investments in Blizzard and Psynomics in 2003 (See Note 11).

      To date, the Company had relied primarily upon selling equity securities and payments from our strategic partners and licensees to generate the funds needed to finance its operations. Management believes the Company’s cash and cash equivalents balances will be sufficient to meet cash requirements through the next twelve months. The Company will be required to obtain additional funding in order to execute its long-term business plans. The Company cannot assure that additional funding will be available on favorable terms, or at all. If the Company fails to obtain significant additional funding when needed, it may not be able to execute its business plans and its business may suffer, which would have a material adverse effect on its financial position, results of operations and cash flows.

2.     Summary of Significant Accounting Policies

      Basis of Presentation and Principles of Consolidation — The consolidated financial statements include the accounts of CytRx together with those of its majority-owned subsidiaries. The accounts of the Subsidiary are included since September 17, 2003 (see Note 10). The accounts of Global Genomics are included since July 19, 2002 (see Note 11).

      Revenue Recognition — Service revenues relate to recruiting services rendered and are recognized at the time services are rendered because all obligations necessary to earn such revenues have been completed by the Company at that time. Revenues from collaborative research arrangements and grants are generally recorded as the related costs are incurred. The costs incurred under such arrangements are recorded as research and development expense and approximate the revenues reported in the accompanying statements of operations. Non-refundable license fee revenue is recognized when collectibility is reasonably assured, which is generally upon receipt, when no continuing involvement of the Company is required and payment of the license fee represents the culmination of the earnings process. Non-refundable license fees received subject to future performance by the Company or that are credited against future payments due to the Company are deferred and recognized as services are performed and collectibility is reasonably assured, which is generally upon receipt, or recognized upon termination of the agreement and all related obligations thereunder.

      Cash Equivalents — The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market accounts.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Investments — Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of stockholders’ equity. Realized gains and losses are included in investment income and are determined on a first-in, first-out basis.

      Fair Value of Financial Instruments — The carrying amounts reported in the balance sheet for cash and cash equivalents, short-term investments, notes receivable and accounts payable approximate their fair values.

      Property and Equipment — Property and equipment are stated at cost and depreciated using the straight-line method based on the estimated useful lives (generally five years for equipment and furniture) of the related assets. Whenever there is a triggering event that might suggest an impairment, management evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount.

      Patents and Patent Application Costs — Although the Company believes that its patents and underlying technology have continuing value, the amount of future benefits to be derived therefrom is uncertain. Patent costs are therefore expensed rather than capitalized.

      Basic and Diluted Loss per Common Share — Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which consist of options, warrants and convertible Subsidiary common stock) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled approximately 10,430,000 shares, 6,627,000 and 5,532,000 shares at December 31, 2003, 2002 and 2001, respectively.

      Shares Reserved for Future Issuance — As of December 31, 2003, the Company has reserved approximately 6,383,000 of its authorized but unissued shares of common stock for future issuance pursuant to its employee stock option plans and warrants issued to consultants and investors.

      Stock-based Compensation — The Company grants stock options and warrants for a fixed number of shares to key employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock option grants and warrants in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, and, accordingly, recognizes no compensation expense for the stock option grants and warrants issued to employees for which the terms are fixed. For stock option grants and warrants which vest based on certain corporate performance criteria, compensation expense is recognized to the extent that the quoted market price per share exceeds the exercise price on the date such criteria are achieved or are probable. Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-based Compensation (“SFAS 123”), provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. However, the Company has continued to account for stock-based compensation for employees in accordance with APB 25 (See Note 13). The Company has also granted stock options and warrants to certain consultants and other third parties. Stock options and warrants granted to consultants and other third parties are accounted for in accordance with SFAS 123 and related interpretations and are valued at the fair market value of the options and warrants granted or the services received, whichever is more reliably measurable.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expense is recognized in the period in which a performance commitment exists or the period in which the services are received, whichever is earlier.

      SFAS 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation  — Transition and Disclosure (“SFAS 148”), requires the presentation of pro forma information as if the Company had accounted for its employee stock options and performance awards under the fair value method of that statement. For purposes of pro forma disclosure, the estimated fair value of the options and performance awards at the date of the grant is amortized to expense over the vesting period. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (amounts in thousands except per share data):

	2003	2002	2001

Net loss, as reported	$(17,845)	$(6,176)	$(931)
Total stock-based employee compensation expense determined under fair value-based method for all awards	(928)	(1,229)	(663)

Pro forma net loss	$(18,773)	$(7,405)	$(1,594)

Loss per share, as reported (basic and diluted)	$(0.65)	$(0.39)	$(0.09)
Loss per share, pro forma (basic and diluted)	$(0.69)	$(0.46)	$(0.15)

      The fair value for the Company’s options and warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2003	2002	2001

Weighted average risk free interest rate	2.82%	2.74%	5.29%
Dividend yields	0%	0%	0%
Volatility factors of the expected market price of the Company’s common stock	0.99	0.99	0.98
Weighted average years outstanding	5.1	3.6	7.2

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its warrants and employee stock options.

      Research and Development Expenses — Research and development expenses consist of costs incurred for direct and overhead-related research expenses and are expensed as incurred. Costs to acquire technologies which are utilized in research and development and which have no alternative future use are expensed when incurred. Technology developed for use in our products is expensed as incurred until technological feasibility has been established. Expenditures to date have been classified as research and development expense.

      Income Taxes — Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized.

      Concentrations of Credit Risk — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and note receivable. The Company maintains cash and cash equivalents in large well-capitalized financial

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

institutions and the Company’s investment policy disallows investment in any debt securities rated less than “investment-grade” by national ratings services. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company generally does not require collateral or other security from its customers for sales made on credit. The Company is at risk to the extent accounts receivable and note receivable amounts become uncollectible.

      Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Segment Information — Management uses consolidated financial information in determining how to allocate resources and assess financial performance. For this reason, the Company has determined that it is principally engaged in one industry segment.

      Reclassifications — Certain prior year balances have been reclassified to conform with the 2003 presentation.

      Recently Issued Accounting Standards — In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). This statement changes the classification of certain financial instruments from equity to liabilities. The three types of financial instruments requiring the change in classification are: (1) mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets; (2) put options and forward purchase contracts; and (3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares. This statement is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 as of July 1, 2003, which did not have a material impact on its consolidated financial statements.

      In April 2003, the FASB issued SFAS Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is generally effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. The Company will apply the provisions of SFAS 149 for any derivative instruments or hedging activities entered into after June 30, 2003. As the Company has not entered into derivative instruments or hedging activities, adoption of this statement does not have a material impact on the Company’s consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, (“FIN No. 46”) as superseded in December 2003 by FASB-issued Interpretation No. 46R, “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (“FIN 46R”). FIN 46R requires the primary beneficiary of a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. FIN 46R is applicable starting January 1, 2004. The Company does not believe the effect of FIN 46R on the Company’s consolidated financial statements will be material.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting for Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosure of certain guarantees issued and outstanding. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates without reconsideration the guidance in FASB Interpretation No. 34, which is being superseded. The Company adopted FIN 45 effective January 1, 2003. Adoption did not have a material impact on the Company’s financial statements.

3.     Investments

      At December 31, 2003 and 2002, the Company held approximately $0 and $1,401,000, respectively, in investments, reported as short-term investments in the accompanying consolidated balance sheets. The contractual maturities of securities held at December 31, 2002 were one year or less. At December 31, 2002, the Company classified all of its investments (consisting entirely of U.S. Government obligations) as held-to-maturity. The fair market value approximated the carrying costs and gross unrealized and realized gains/losses were immaterial.

4.     Restricted Assets

      At December 31, 2003 and 2002, the Company held approximately $50,000 and $0, respectively, in investments (consisting entirely of Certificates of Deposit), reported in Prepaid and Other Current Assets in the accompanying consolidated balance sheets. The contractual maturities of securities held at December 31, 2003 were one year or less. At December 31, 2003, the investments were pledged as collateral for a letter of credit for the same amount issued in connection with one of the Company’s lease agreements.

5.     Property and Equipment

      Property and equipment at December 31 consist of the following (in thousands):

	2003	2002

Equipment and furnishings	$229	$1
Less accumulated depreciation	(2)	—

	$227	$1

      Asset Impairment Loss — In May 2002, Organichem, Corp., which was to provide CytRx with commercial supplies of FLOCOR purified drug substance, advised CytRx that it did not intend to renew the Company’s agreement when it expired in December 2003. During the fourth quarter of 2002, the Company determined that, in light of the relatively short remaining term of the Organichem contract, the significant costs that would be associated with relocating the equipment owned by CytRx in connection with this contract and the Company’s lack of success to date in its continuing search for a strategic partner for the development of FLOCOR, an impairment loss of approximately $921,000 should be recorded, which equals the then net book value of this equipment and related leasehold improvements. This charge is reflected as a separate line item in the accompanying consolidated statement of operations for the year ended December 31, 2002 as an asset impairment charge.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Accrued Expenses

      Accrued Expenses — Accrued expenses and other current liabilities at December 31, 2003 and 2002 are summarized below (in thousands).

	2003	2002

Clinical research activities	$—	$97
Deferred gain on sale of building (current portion)	28	28
Accrued loss on facility abandonment (current portion)	106	144
Professional fees	171	151
Other miscellaneous	77	8

Total	$382	$428

7.	Facility Abandonment

      In the fourth quarter of 2002, the Company recorded a loss of approximately $478,000 associated with the closure of its Atlanta headquarters and relocation to Los Angeles subsequent to its merger with Global Genomics (see Note 11). This loss represents the total remaining lease obligations and estimated operating costs through the remainder of the lease term, less estimated sublease income and is reflected in Note 8 — Commitments and Contingencies. This accrued charge was combined with deferred rent of $85,000 already recorded, so that the total accrual related to the facility abandonment was $563,000 as of December 31, 2002, $144,000 of which was reflected as a current liability and $419,000 as a non-current liability. As of December 31, 2003, the accrued loss on facility abandonment was $418,000, $106,000 of which was reflected as a current liability and $312,000 as a non-current liability. During 2003, the Company incurred expenditures totaling $224,000 for the abandoned facility and utilized $145,000 of the accrual related to the facility abandonment.

8.	Commitments and Contingencies

      Minimum annual future obligations under operating leases, minimum annual future obligations under various license agreements and minimum annual future obligations under employment agreements consist of the following (in thousands):

	Operating	License	Employment
(in thousands)	Leases	Agreements	Agreements	Total

2004	$560	$1,778	$1,075	$3,413
2005	478	1,810	670	2,958
2006	285	897	375	1,557
2007	229	310	—	539
2008	76	330	—	406
2009 and thereafter	—	1,320	—	1,320

Total	$1,628	$6,445	$2,120	$10,193

      Under the various license agreements and sponsored research agreements with University of Massachusetts Medical School (“UMMS”) (see Note 19) and other institutions, CytRx will be required to make annual license maintenance payments as well as milestone payments, ranging from $11,000,000 to $14,000,000 per approved product, to UMMS and/or other institutions based on the development of products utilizing the licensed technology and will be required to pay royalties, based on future sales of those products, which will generally range from 3% to 7.5% of such sales, depending upon the product and the technology being utilized.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the sponsored research agreements, CytRx agreed to fund certain pre-clinical research at UMMS and other institutions related to the use of CytRx’s licensed technologies for the development of therapeutic products.

      The Company has employment agreements with its executive officers, the terms of which expire at various times through July 2006. Certain agreements, which have been revised from time to time, provide for minimum salary levels, adjusted annually at the Compensation Committee’s determination, as well as for minimum bonuses that are payable. The aggregate commitment for future salaries at December 31, 2003, including guaranteed bonuses and salary continuation, was approximately $2,120,000.

      Rent expense under operating leases during 2003, 2002 and 2001 was approximately $258,000, $171,000 and $154,000, respectively.

9.     Private Placement of Common Stock

      In September 2003, the Company entered into a Stock Purchase Agreement with a group of institutional and other investors (the “September 2003 Investors”). The September 2003 Investors purchased, for an aggregate purchase price of $8,695,000, 4,140,486 shares of the Company’s common stock and warrants to purchase an additional 1,035,125 shares of the Company’s common stock, at $3.05 per share, expiring in 2008. After consideration of offering expenses, net proceeds to the Company were approximately $7,667,000. The shares and the shares underlying the warrants issued to the September 2003 Investors were subsequently registered.

      In May 2003, the Company entered into a Stock Purchase Agreement with a group of institutional investors (the “May 2003 Investors”). The May 2003 Investors purchased, for an aggregate purchase price of $5,440,000, 2,940,539 shares of the Company’s common stock and warrants to purchase an additional 735,136 shares of the Company’s common stock, at $3.05 per share, expiring in 2008. After consideration of offering expenses, net proceeds to the Company were approximately $4,826,000. The shares and the shares underlying the warrants issued to the May 2003 Investors were subsequently registered.

10.     Investment in Subsidiary

      On September 17, 2003, CytRx purchased 2,000 shares of convertible preferred stock for $7 million, representing a 95% ownership interest in the Subsidiary. The Subsidiary is a newly formed entity that plans to develop orally active small molecule based drugs to prevent, treat and cure obesity and type 2 diabetes. This funding was provided out of the proceeds of CytRx’s private placement financing that was completed in September 2003. Since September 17, 2003, CytRx has consolidated the Subsidiary, based on CytRx’s ability to control the stockholders’ votes and the Board of Directors of the Subsidiary, and recorded a minority interest liability of $350,000, representing the 5% interest in the Subsidiary held by Dr. Michael Czech (see Note 19). Prior to September 17, 2003, the Subsidiary had no operations. Additionally, the Company has recorded the fair value of 300,000 shares of its common stock as additional paid-in capital for the Company’s right to call and Dr. Czech’s right to put his remaining 5% interest in the Subsidiary to CytRx in exchange for a guaranteed amount of 300,000 shares of CytRx common stock. The fair value of these shares on the purchase date was approximately $723,000. In addition, upon the occurrence of certain events, Dr. Czech may receive up to an additional 350,000 shares of CytRx common stock.

      In connection with the investment in the Subsidiary, CytRx acquired the rights to certain in-process research and development related to obesity and type 2 diabetes, which was owned by Dr. Czech. Because the in-process research and development acquired was not yet technologically feasible, CytRx recorded research and development expense of $1,073,000.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Merger with Global Genomics

      On February 11, 2002, CytRx entered into an agreement to acquire Global Genomics, a privately-held genomics holding company, through a merger of GGC Merger Corporation, a wholly-owned subsidiary of CytRx, into Global Genomics. Global Genomics is a genomics holding company that currently has a 40% ownership interest in Blizzard and a 5% ownership interest in Psynomics. CytRx’s primary reasons for the acquisition were to (a) expand its business into the genomics field to diversify its product and technology base, and (b) gain the management and directors of Global Genomics, who could assist CytRx in developing corporate partnerships and acquisition, investment and financing opportunities not previously available to CytRx.

      The transaction closed on July 19, 2002, after approval by the stockholders of each company and satisfaction of other customary closing conditions. Pursuant to the merger agreement, each outstanding share of common stock of Global Genomics was converted into .765967 shares of the Company’s common stock. The merger resulted in the issuance of 8,948,204 shares of the Company’s common stock and options and warrants to purchase 1,014,677 shares of the Company’s common stock to the former security holders of Global Genomics, with 498,144 shares of the Company’s common stock being held in escrow and subject to cancellation in whole or in part to satisfy any indemnification claims made by the Company under the merger agreement. These shares were released from escrow in 2003. CytRx issued an additional 548,330 shares of its Common Stock for investment banking and legal fees as part of the merger.

      The merger was accounted for as a purchase by CytRx of a group of assets of Global Genomics in a transaction other than a business combination and was not considered to be a reverse acquisition. The Company considered the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”) and determined CytRx to be the acquiror for accounting purposes. Because the current activities of Global Genomics were focused on the development of a business rather than the operation of a business and planned principal operations of Global Genomics had not yet commenced, Global Genomics was considered a development-stage company. Therefore, in accordance with the guidance in Emerging Issues Task Force Issue No. 98-3 (“EITF 98-3”), “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business,” Global Genomics did not constitute a business as defined in SFAS 141. Therefore, the Company allocated the purchase price in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) related to the purchase of a group of assets. SFAS 142 provides that the cost of a group of assets acquired in a transaction other than a business combination shall be allocated to the individual assets acquired based on their relative fair values and shall not give rise to goodwill.

      The purchase price was determined in accordance with SFAS 141 and SFAS 142. A summary of the determination of the purchase price is as follows:

Issuance of 8,948,204 shares of CytRx common stock at $0.6475 per share	$5,793,962
Fair value of 1,014,677 vested warrants issued to purchase CytRx common stock	598,659
Transaction costs	971,869

Total purchase price	$7,364,490

      Since Global Genomics was a development-stage company and no goodwill can arise from the purchase of a development-stage company, in accordance with the provisions of SFAS 141 and SFAS 142, all identifiable assets acquired, including identifiable intangible assets, were assigned a portion of the purchase price on the basis of their relative fair values. To this end, an independent appraisal of Global Genomics’ assets was used as an aid in determining the fair value of the identifiable assets, including identified intangible assets, in allocating the purchase price among the acquired assets. Global Genomics’ primary assets were its investments in Blizzard and Psynomics and thus, the fair value of each of these entities was determined. The

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discounted cash flow approach was used to determine the estimated fair value of the acquired intangible assets of Blizzard and Psynomics underlying Global Genomics’ investment in each company. Cash flows were projected for a period of 10 years and were discounted to net present value using discount factors of 46% to 60%. Material cash inflows from product sales were projected to begin in 2003 for Blizzard. A summary of the purchase price allocation is as follows:

Current assets	$33,129
Investment in minority-owned entity – acquired developed technology	7,309,250
In-process research and development (recognized as an expense)	78,394
Less: Liabilities assumed	(56,283)

Total purchase price	$7,364,490

      The in-process research and development was recorded as a charge for acquired incomplete research and development in the accompanying consolidated statement of operations and relates primarily to Global Genomics’ investment in Psynomics. The acquired developed technology primarily represents values assigned to Global Genomics’ investment in Blizzard’s DNA chip reader, thermal gradient station and T-Chips. The acquired technology was being amortized over a period of ten years until 2003, when CytRx wrote off its investment in Blizzard. The ten-year amortization period was determined through consideration of relevant patent terms (legal life), estimated technological and economic life, and the range of useful lives observed in public filings of other companies involved in similar DNA technologies.

      Equity in Losses of Blizzard. The Company recorded its portion of the losses of Blizzard using the equity method. The equity in losses of Blizzard and the amortization of the acquired developed technology are reported as a separate line item in the accompanying consolidated statement of operations.

      Impairment Test of Intangible Assets. In accordance with the provisions of Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”), the Company reviewed the net values on its balance sheet as of September 30, 2003 assigned to Investment in Minority — Owned Entity — Acquired Developed Technology resulting from its acquisition of Global Genomics. APB 18 requires that a loss in value of an investment, which is other than a temporary decline, should be recognized as an impairment loss. Through the third quarter of 2003, Blizzard had been unsuccessful in its attempts to raise a significant amount of the financing necessary for it to pursue the commercialization strategy for its products.

      CytRx’s analysis consisted of a review of current financial projections prepared by Blizzard, application of a discounted cash flow valuation model of Blizzard’s projected cash flows, and consideration of other qualitative factors. Based upon the quantitative and qualitative factors described above and in addition to others, CytRx’s management determined that the estimated fair value of CytRx’s investment in Blizzard was $0 and that an impairment charge of $5,868,000 was necessary in 2003.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2003 and 2002, the following assets related to Blizzard were reflected in CytRx’s balance sheets:

	2003	2002

Investment in minority owned entity — acquired developed technology	$7,309,250	$7,309,250
Receivable from Blizzard	16,640	16,640
Less: Accumulated amortization	(883,311)	(335,049)
Less: Equity-method losses to date	(574,381)	(329,709)
Less: Impairment charge	(5,868,198)	—

	$—	$6,661,132

      In addition, $16,640 of receivable from Blizzard was recorded in prepaid and other current assets as of December 31, 2002.

12.	Severance Payments to Officers

      Pursuant to his employment agreement, CytRx’s former President and CEO (“Former CEO”) was entitled to a payment of $435,150 upon the execution of the merger agreement between CytRx and Global Genomics (see Note 10) and an additional $435,150 upon the closing of the merger. In order to reduce the amount of cash that CytRx had to pay to the Former CEO, CytRx and the Former CEO agreed that approximately $325,200 of the first $435,150 payment would be satisfied by CytRx granting a stock award to the Former CEO under the CytRx Corporation 2000 Long-Term Incentive Plan under which CytRx issued the Former CEO 558,060 shares of the Company’s common stock. Those shares of stock were issued at a value equal to 85% of the volume weighted average price of CytRx common stock for the 20 trading days ended on February 8, 2002. The cash payment and fair value of the shares issued were recognized as expense during the first quarter of 2002.

      The terms of CytRx’s merger with Global Genomics contemplated that Global Genomics’ management team would replace that of CytRx’s subsequent to the closing of the merger. On July 16, 2002, CytRx terminated the employment of all of its then-current officers, resulting in total obligations for severance, stay bonuses, accrued vacation and other contractual payments of $1,394,000 (including the final $435,150 owed to the Former CEO). Prior to the merger closing date, CytRx advanced part of these amounts to three of its officers, such that the total remaining obligation at the closing date was $1,179,000. Four officers agreed to accept an aggregate total of $177,000 of such amount in the form of the Company’s common stock, in lieu of cash, resulting in the issuance of 248,799 shares. Thus, the net cash payout in satisfaction of these obligations was $1,002,000, before taxes. The severance payments and fair value of the shares issued were recognized as expense during the third quarter of 2002 and is reported as a separate line item on the accompanying consolidated statement of operations together with the cash payment and fair value of shares issued to the Former CEO discussed above.

13.	Stock Options and Warrants

      CytRx has stock option plans pursuant to which certain key employees, directors and consultants are eligible to receive incentive and/or nonqualified stock options to purchase shares of CytRx’s common stock. Fixed options granted under the plans generally become exercisable over a three-year period from the dates of grant and have lives of ten years. The Company may also grant stock options and/or warrants to its Chief Executive Officer and other executive officers containing alternative or additional vesting provisions based on the achievement of corporate objectives. Exercise prices of all stock options and warrants for employees and directors are set at the fair market values of the common stock on the dates of grant.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 2001 and 2000, the Company made modifications to and repriced certain outstanding employee and director stock options and warrants. As a result of the modification, these employee and director stock options and warrants are required to be accounted for as variable options under APB 25 and related Interpretations. Potential compensation expense is measured for each reporting period based on the intrinsic value of these employee stock options and warrants until the stock options or warrants are ultimately exercised, forfeited, cancelled or expire unexercised. In July 2002, certain employees were terminated (see Note 12) and their then outstanding stock options and warrants were modified to extend the exercise period to the original contract term. At the time of modification, no intrinsic value existed for these stock options and warrants; therefore, no additional compensation expense was recognized. For the years ended December 31, 2003, 2002 and 2001, compensation expense recognized was $20,000, $0 and $0, respectively, related to these employee and director stock options and warrants.

      In connection with the Company’s acquisition of Global Genomics in July 2002 (see Note 11), CytRx issued 1,014,677 warrants to the holders of Global Genomics warrants in return for the cancellation of all of their outstanding Global Genomics warrants. The new warrants were 100% vested upon their issuance, have an exercise price of $0.01 per share and expire on January 31, 2007. Additionally, the acquisition of Global Genomics triggered the “Change of Control” provisions contained in the Company’s stock option plans and in the warrants held by the Company’s Former CEO, resulting in the immediate vesting of all outstanding warrants held by the Former CEO and of all outstanding stock options issued pursuant to the Company’s various stock options plans.

      During 2003, 2002 and 2001, services were received in exchange for stock options and warrants issued to certain consultants, resulting in aggregate non-cash charges of $1,613,000, $230,000 and $1,441,000, respectively.

      A summary of the Company’s stock option and warrant activity and related information for the years ended December 31 is shown below.

				Weighted Average Exercise
	Stock Options and Warrants			Price

	2003	2002	2001	2003	2002	2001

Outstanding — beginning of year	6,626,826	5,532,478	3,685,682	$1.00	$1.22	$1.57
Granted	8,074,917	1,752,178	2,404,297	1.95	0.32	1.03
Exercised	(2,900,881)	(200,000)	(500,000)	0.78	0.01	0.50
Forfeited	(875,000)	(275,000)	(7,501)	0.35	0.80	1.45
Expired	(795,743)	(182,830)	(50,000)	2.30	1.28	1.00

Outstanding — end of year	10,130,119	6,626,826	5,532,478	1.74	1.00	1.22

Exercisable at end of year	7,402,886	6,559,326	4,764,137	$1.58	$1.00	$1.26
Weighted average fair value of stock options and warrants granted during the year:	$0.78	$0.52	$0.66

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes additional information concerning stock options and warrants outstanding and exercisable at December 31, 2003:

				Stock Options and Warrants
	Stock Options and Warrants Outstanding			Exercisable

		Weighted Average
		Remaining		Number of
	Number of	Contractual Life	Weighted Average	Shares	Weighted Average
Range of Exercise Prices	Shares	(years)	Exercise Price	Exercisable	Exercise Price

$0.01	608,291	3.1	$0.01	608,291	$0.01
0.20 - 1.05	3,544,412	5.2	0.80	3,417,737	0.80
1.80 - 2.67	4,014,353	8.3	2.19	1,413,795	2.11
3.05	1,958,063	4.8	3.05	1,958,063	3.05
7.75	5,000	1.2	7.75	5,000	7.75

	10,130,119	6.2	$1.74	7,402,886	$1.58

14.     Stockholder Protection Rights Plan

      Effective April 16, 1997, the Company’s Board of Directors declared a distribution of one right (“Rights”) for each outstanding share of the Company’s common stock to stockholders of record at the close of business on May 15, 1997 and for each share of common stock issued by the Company thereafter and prior to a Flip-in Date (as defined below). Each Right entitles the registered holder to purchase from the Company one-ten thousandth (1/10,000th) of a share of Series A Junior Participating Preferred Stock, at an exercise price of $30. The Rights are generally not exercisable until 10 business days after an announcement by the Company that a person or group of affiliated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the Company’s then outstanding shares of common stock (a “Flip-in Date”). In connection with the merger agreement with Global Genomics, the Company’s Board of Directors amended the stockholders protection rights agreement to exempt the merger from triggering a Flip-in Date.

      In the event the Rights become exercisable as a result of the acquisition of shares, each Right will enable the owner, other than the Acquiring Person, to purchase at the Right’s then-current exercise price a number of shares of common stock with a market value equal to twice the exercise price. In addition, unless the Acquiring Person owns more than 50% of the outstanding shares of common stock, the Board of Directors may elect to exchange all outstanding Rights (other than those owned by such Acquiring Person) at an exchange ratio of one share of common stock per Right. All Rights that are owned by any person on or after the date such person becomes an Acquiring Person will be null and void.

      The Rights have been distributed to protect the Company’s stockholders from coercive or abusive takeover tactics and to give the Board of Directors more negotiating leverage in dealing with prospective acquirors.

15.     Income Taxes

      For income tax purposes, CytRx and its subsidiaries have an aggregate of approximately $67.2 million of net operating losses available to offset against future taxable income, subject to certain limitations. Such losses expire in 2004 through 2023 as of December 31, 2003. CytRx also has an aggregate of approximately $6.6 million of research and development and orphan drug credits available for offset against future income taxes that expire in 2004 through 2021.

      Deferred income taxes reflect the net effect of temporary differences between the financial reporting carrying amounts of assets and liabilities and income tax carrying amounts of assets and liabilities. The

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

components of the Company’s deferred tax assets and liabilities, all of which are long-term, are as follows (in thousands):

	December 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforward	$27,047	$22,101
Tax credit carryforward	6,628	6,627
Property and equipment and capital losses	5,488	3,129

Total deferred tax assets	39,163	31,857
Deferred tax liabilities — Depreciation and other	(2,683)	(2,793)
Net deferred tax assets	36,476	29,064
Valuation allowance	(36,476)	(29,064)

	$—	$—

      Based on assessments of all available evidence as of December 31, 2003 and 2002, management has concluded that the respective deferred income tax assets should be reduced by valuation allowances equal to the amounts of the net deferred income tax assets since it is management’s conclusion that it is more likely than not that the deferred tax assets will not be realized. Furthermore, it is likely the July 19, 2002 acquisition of Global Genomics caused a change of ownership as defined by Internal Revenue Code Section 382 which may substantially limit the ability of the Company to utilize net operating losses. Generally, the net operating losses will be limited to an annual utilization of approximately 4.9% of the purchase price of Global Genomics.

      For all years presented, the Company did not recognize any deferred tax assets or liabilities and deferred tax provision or benefit.

      The provision for income taxes differs from the provision computed by applying the Federal statutory rate to net loss before income taxes as follows (in thousands):

	December 31,

	2003	2002	2001

Federal benefit at statutory rate	$(6,066)	$(2,100)	$(317)
State income taxes, net of Federal taxes	(1,070)	(371)	(56)
Provision (benefit) related to change in valuation allowance	7,414	1,976	(94)
Other	(278)	495	467

	$—	$—	$—

16.     License Agreements

      University of Massachusetts Medical School — In April 2003, CytRx acquired the rights to new technologies by entering into exclusive license arrangements with the UMMS covering potential applications of the medical institution’s proprietary gene silencing technology in the treatment of specified diseases, including those within the areas of obesity and type 2 diabetes, and amyotrophic lateral sclerosis, commonly known as Lou Gehrig’s disease (ALS), human cytomegalovirus, and covering UMMS’s proprietary technology with potential gene therapy applications within the area of cancer. In consideration of the licenses, CytRx made cash payments to UMMS totaling approximately $186,000 and issued it a total of 1,613,258 shares of CytRx common stock, which were valued for financial statement purposes at approximately $1,468,000. In May 2003, CytRx broadened its strategic alliance with UMMS by acquiring an exclusive license from that

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

institution covering a proprietary DNA-based HIV vaccine technology. In consideration of this license, CytRx made cash payments to UMMS totaling approximately $18,000 and issued it 215,101 shares of CytRx common stock, which were valued for financial statement purposes at approximately $361,000. As the gene silencing technology from UMMS had not achieved technological feasibility at the time of its license by CytRx and had no alternative future uses and, therefore, no separate economic value, the aggregate total of $2,033,000 in cash payments and stock issued for acquisition of the technology was expensed as research and development in 2003.

17.     Discontinued and Transferred Operations

      Spectrum Recruitment Research — From 1996 to 2002, CytRx marketed the services of a small group of human resources professionals under the name of Spectrum Recruitment Research (“Spectrum”) as a way of offsetting the Company’s cost of maintaining this function. In February 2002, the operations of Spectrum were terminated and the rights to use the Spectrum tradenames were transferred to Albert, Isaac & Alexander, Inc., a consulting firm comprised of former CytRx (Spectrum) employees. Net income (loss) associated with the Spectrum activities included in loss from operations was approximately $5,000 and $(18,000) for 2002 and 2001, respectively.

18.     Quarterly Financial Data (unaudited)

      Summarized quarterly financial data for 2003 and 2002 is as follows (in thousands, except per share data):

	Quarter Ended

	March 31	June 30	September 30	December 31

2003
Total revenues	$—	$3	$1	$90
Net loss	(914)	(5,046)	(8,777)	(3,108)
Basic and diluted loss per common share	(0.04)	(0.21)	(0.30)	(0.09)

2002
Total revenues	1,054	15	1	50
Net loss	(179)	(931)	(2,547)	(2,519)
Basic and diluted loss per common share	$(0.02)	$(0.08)	$(0.13)	$(0.12)

19.     Related Party Transactions

      In July 2002, the Company entered into an agreement with Kriegsman Capital Group (“KCG”), whereby KCG or its affiliate The Kriegsman Group (“TKG”) agreed to provide CytRx with office space and certain administrative services. KCG and TKG are owned by Steven A. Kriegsman, CytRx’s President and CEO. During the years ended December 31, 2003 and 2002, the Company made net payments of $70,000 and $59,000, respectively, to KCG under this agreement. The charges were determined based upon actual space used and estimated percentages of employee time used. The Company believes that such charges approximated the fair value of the space and services provided. In October 2003, the services and facilities agreement with KCG was terminated as substantially all of the on-going operations of KCG have ceased. The obligations under the facility lease at the Company’s headquarters were transferred from KCG to CytRx in July 2003 and are reflected in Note 8 — Commitments and Contingencies.

      CytRx has entered into various agreements, expiring in May 2004, with Cappello Capital Corp. (“Cappello Capital”), pursuant to which Cappello Capital will serve as the Company’s exclusive financial advisor. Alexander L. Cappello, one of the Company’s directors, is Chairman and Chief Executive Officer of

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cappello Group, Inc., an affiliate of Cappello Capital. Under these agreements, Cappello Capital has assisted the Company with the analysis of potential transactions and strategic alternatives. The types of transactions that Cappello Capital may assist the Company with include private placements of equity, debt or convertible securities, strategic alliances, sale of all or a portion of CytRx, recapitalization or strategic acquisitions. If the Company proceeds with any of the transactions described in the agreement, CytRx is to pay Cappello Capital a fee equal to between 3% and 7.5% of the value of such a transaction, depending upon the nature of the transaction and the dollar amount involved. In 2001, as compensation for its services, the Company granted Cappello Capital a ten-year warrant to purchase 1,272,492 shares of CytRx’s common stock (subject to downward adjustment under certain conditions) with an exercise price of $1.00 per share (fair value of $1,063,000), which was fully vested at December 31, 2002. The fair value of the warrant issued was recognized as common stock, stock options and warrants issued for selling, general and administrative in the accompanying statements of operations and recognized based on the vesting terms of the warrant. During 2002, CytRx paid Cappello Capital a total retainer of $60,000. The fee paid to Cappello Capital upon the closing of the merger with Global Genomics was 448,330 shares of CytRx common stock, or 4.5% of the shares issuable in the merger. The fair value of those shares issued ($247,000) was considered a transaction cost of the merger and was included in the purchase price of Global Genomics. Fees paid to Cappello Capital in connection with the closing of the May 2003 Financing and the September 2003 Financing were $1,076,000 and fully-vested, ten-year warrants to purchase 794,771 shares of common stock with exercise prices ranging from $1.85 per share to $3.05 per share. During 2003, CytRx paid Cappello Capital a total retainer of $160,000.

      Dr. Michael Czech, a 5% minority stockholder of the Subsidiary (see Note 10) and a member of CytRx’s and the Subsidiary’s Scientific Advisory Boards, is an employee of UMMS and party, as the principal investigator, to a sponsored research agreement between CytRx and UMMS. The Company recorded a minority interest liability of $350,050, representing the 5% interest in the Subsidiary held by Dr. Czech. Additionally, the Company recorded the fair value of 300,000 shares of its common stock as additional paid-in capital for the Company’s right to call and Dr. Czech’s right to put the remaining 5% interest in the Subsidiary to CytRx in exchange for a guaranteed amount of 300,000 shares of CytRx common stock. The fair value of these shares on the purchase date was approximately $723,000. During 2003, Dr. Czech was paid $18,000 for his Scientific Advisory Board services. In addition, upon the occurrence of certain events, Dr. Czech may receive up to an additional 350,000 shares of CytRx common stock. During 2003, CytRx paid UMMS $403,000 under the sponsored research agreement to fund a portion of Dr. Czech’s research.

20.     Subsequent Events

      SynthRx, Inc. — In October 2003, CytRx entered into an agreement to license its co-polymer technologies, including FLOCOR, Opti-Vax and related anti-infective products, on an exclusive basis to SynthRx, Inc., a Houston, Texas-based biopharmaceutical company that was formed by Dr. Robert Hunter in January 2004. Upon the final closing of this agreement, which the Company anticipates will occur in the second quarter of 2004, CytRx will receive a 19.9% ownership interest in SynthRx and an upfront payment of approximately $228,000 from SynthRx in return for rights to the technologies. CytRx will also receive significant milestone payments and royalties upon commercialization of any products developed under this alliance. The Company has no commitment for continuing involvement to earn the upfront payment or the future milestone payments. Dr. Hunter is a member of CytRx’s Scientific Advisory Board. In 2003, the Company did not record any revenues or costs related to transaction with SynthRx.

      Massachusetts State Ethics Commission — In February 2004, CytRx was notified by the Massachusetts State Ethics Commission (the “MSEC”) that it has initiated a Preliminary Inquiry into whether the Company’s previous retention of a consultant who introduced the Company to UMMS constituted an improper conflict of interest under Massachusetts’s ethics laws. Since the inquiry is at a very preliminary stage, it is inherently difficult to predict whether the MSEC will decide to initiate any formal proceedings,

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

whether any such proceedings will be directed at the Company or whether the Company will be found in any such proceedings to have violated any Massachusetts ethics laws. The Company also cannot estimate what its legal costs will be in connection with the matter, although such expenses could be substantial if a formal proceeding is initiated. Moreover, if the MSEC were to determine that CytRx’s conduct was unlawful, the MSEC could impose a number of different penalties or sanctions on the Company which, under certain circumstances, would have a material adverse effect on the Company’s business, results of operations, cash flows or financial condition.

      Madison & Wall Worldwide, Inc. — On April 5, 2004, the Company was served with a complaint for breach of contract, filed by Madison & Wall Worldwide, Inc. (“M&W”), in the Superior Court of California, County of Orange on April 1, 2004. M&W, a former independent contractor to the Company, engaged to provide investor relations services, was seeking damages in excess of $700,000 in that lawsuit. On May 11, 2004, the Company reached an agreement in principle with M&W to settle this lawsuit by issuing the 200,000 shares of the Company’s common stock that were to have been earned and received by M&W upon the Company’s entering into the investor relations services contract with them and by the Company making an additional payment of $50,000 to M&W. The Company is in the process, with M&W, of preparing the documentation for this settlement.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors

CytRx Corporation

      We have audited the accompanying consolidated balance sheet of CytRx Corporation as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CytRx Corporation at December 31, 2003 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO SEIDMAN, LLP

Los Angeles, California

May 10, 2004

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

CytRx Corporation

      We have audited the accompanying consolidated balance sheet of CytRx Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CytRx Corporation at December 31, 2002 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

March 25, 2003

CYTRX CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

		Additions

	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other		Balance at
Description	Period	Expenses	Accounts	Deductions	End of Period

Reserve Deducted in the Balance Sheet from the Asset to Which it Applies:
Allowance for Bad Debts
Year ended December 31, 2003	$—	$4,939	$16,640	$21,579	$—
Year ended December 31, 2002	39,050	—	—	39,050	—
Year ended December 31, 2001	$11,900	$27,150	$—	$—	$39,050
Allowance for Deferred Tax Assets
Year ended December 31, 2003	$29,064,000	$—	$7,414,000	$—	$36,478,000
Year ended December 31, 2002	27,088,000	—	1,976,000	—	29,064,000
Year ended December 31, 2001	$27,182,000	$—	$—	$94,000	$27,088,000

CYTRX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2004	2003

	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$10,005,300	$11,644,446
Prepaid and other current assets	617,073	236,349

Total current assets	10,622,373	11,880,795
Property and equipment, net	306,186	227,413
Other assets —
Prepaid and other assets	982,726	216,076

Total assets	$11,911,285	$12,324,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$760,101	$738,135
Accrued expenses and other current liabilities	616,216	381,977

Total current liabilities	1,376,317	1,120,112
Accrued loss on facility abandonment	286,032	312,433
Deferred gain on sale of building	86,855	93,836
Deferred revenue	275,000	275,000

Total liabilities	2,024,204	1,801,381

Minority interest	295,359	330,287

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized; 35,496,143 and 34,392,000 shares issued at March 31, 2004 and December 31, 2003	35,496	34,392
Additional paid-in capital	105,411,133	102,239,460
Treasury stock, at cost (633,816 shares held at March 31, 2004 and December 31, 2003)	(2,279,238)	(2,279,238)
Accumulated deficit	(93,575,669)	(89,801,998)

Total stockholders’ equity	9,591,722	10,192,616

Total liabilities and stockholders’ equity	$11,911,285	$12,324,284

The accompanying notes are an integral part of these condensed consolidated balance sheets.

CYTRX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,

	2004	2003

	(Unaudited)
Income —
License fees	$100,000	$—

Expenses:
Research and development (includes non-cash stock compensation of $274,000 in 2004)	1,431,948	2,500
Depreciation and amortization	16,330	60
Common stock, stock options and warrants issued for selling, general and administrative	1,283,832	148,500
Selling, general and administrative	1,199,795	525,139

	3,931,905	676,199

Loss before other income	(3,831,905)	(676,199)
Other Income —
Interest income	23,306	15,766

	(3,808,599)	(660,433)
Minority interest in losses of subsidiary	34,928	—
Equity in losses from minority-owned entity	—	(253,564)

Net loss	$(3,773,671)	$(913,997)

Basic and diluted loss per common share	$(0.11)	$(0.04)

Basic and diluted weighted average shares outstanding	34,215,007	21,510,111

The accompanying notes are an integral part of these condensed consolidated financial statements.

CYTRX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2004	2003

	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,773,671)	$(913,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,330	60
Equity in losses from minority-owned entity	—	253,564
Minority interest in losses of subsidiary	(34,928)	—
Common stock, stock options and warrants issued for selling, general and administrative	1,557,582	148,500
Net change in operating assets and liabilities	153,054	4,033

Total adjustments	1,692,038	406,157

Net cash used in operating activities	(2,081,633)	(507,840)

Cash flows from investing activities:
Maturity of held-to-maturity securities	—	1,401,358
Purchase of property and equipment	(95,103)	—

Net cash (used in) provided by financing activities	(95,103)	1,401,358

Cash flows from financing activities:
Net proceeds from exercise of stock options and warrants	353,590	—
Net proceeds from issuances of common stock	184,000	—

Net cash provided by financing activities	537,590	—

Net increase (decrease) in cash and cash equivalents	(1,639,146)	893,518
Cash and short-term investments at beginning of period	11,644,446	387,314

Cash and short-term investments at end of period	$10,005,300	$1,280,832

The accompanying notes are an integral part of these condensed consolidated financial statements.

CYTRX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004
(Unaudited)

1.	Description of Company and Basis of Presentation

      CytRx Corporation (“CytRx” or “the Company”) is a biopharmaceutical research and development company, based in Los Angeles, California, with a research subsidiary, CytRx Laboratories, Inc. (the “Subsidiary”), based in Worcester, Massachusetts. The Company owns the rights to a portfolio of technologies, including ribonucleic acid interference (RNAi or gene silencing) technology in the treatment of specified diseases, including those within the areas of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), obesity and type 2 diabetes and human cytomegalovirus (CMV), as well as a DNA-based HIV vaccine technology. In addition, the Company has entered into strategic alliances with third parties to develop several of the Company’s other products.

      The accompanying condensed consolidated financial statements at March 31, 2004 and for the three month periods ended March 31, 2004 and 2003 are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. Certain prior year amounts have been reclassified to conform to the 2004 financial statement presentation. The financial statements should be read in conjunction with the Company’s audited financial statements in its Form 10-K for the year ended December 31, 2003.

2.	Adoption of Recently Issued Accounting Standards

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” (“FIN No. 46”) as superseded in December 2003 by FASB-issued Interpretation No. 46R, “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (“FIN 46R”). FIN 46R requires the primary beneficiary of a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. FIN 46R was applicable starting January 1, 2004 and had no material effect on the Company’s consolidated financial statements.

3.	Loss Per Share

      Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which may consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share totaled approximately 11,281,000 and 6,379,000 shares at March 31, 2004 and 2003, respectively.

4.	Stock Based Compensation

      The Company uses the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), in accounting for its employee stock options, and presents disclosure of pro forma information required under Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS 148”).

CYTRX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (amounts in thousands except per share data).

	Three Months Ended
	March 31,

	2004	2003

Net loss, as reported	$(3,774)	$(914)
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards	(324)	(72)

Pro forma net loss	$(4,098)	$(986)

Loss per share, as reported (basic and diluted)	$(0.11)	$(0.04)
Loss per share, pro forma (basic and diluted)	$(0.12)	$(0.05)

      Included on the March 31, 2004 condensed consolidated balance sheets is $1,078,000 of prepaid compensation expense related to the issuance of common stock and vested and non-forfeitable options to purchase the Company’s common stock to non-employees. $779,000 of such prepaid compensation expense is included in noncurrent prepaid and other assets and the remaining $299,000 is included in prepaid and other current assets in the Company’s condensed consolidated balance sheets.

5.	Subsequent Event

      In May 2004, the Company’s current Chief Financial Officer tendered his resignation as the Company’s Chief Financial Officer, with such resignation to be effective as of June 15, 2004.

BLIZZARD GENOMICS, INC.

(A Development-stage Company)

BALANCE SHEETS

	December 31,

	2003	2002

ASSETS
Current assets:
Cash	$337	$28,264
Prepaid expense	542	810

Total current assets	879	29,074
Property and equipment, net	1,582	13,274
Lease deposit	—	1,920

Total assets	$2,461	$44,268

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$308,285	$288,527
Accounts payable — shareholder	174,902	134,725
Notes payable	25,000	—
Accrued liabilities	560,460	167,137

Total current liabilities	1,068,647	590,389

Long-term convertible notes payable, net	191,040	129,708

Commitments and contingencies
Shareholders’ deficit:
Common stock, no par value; 10,000,000 shares authorized; 3,251,109 issued and outstanding	2,359,303	2,350,803
Deficit accumulated during the development stage	(3,616,529)	(3,026,632)

Total shareholders’ deficit	(1,257,226)	(675,829)

Total liabilities and shareholders’ deficit	$2,461	$44,268

The accompanying notes are an integral part of these balance sheets.

BLIZZARD GENOMICS, INC.

(A Development-stage Company)

STATEMENTS OF OPERATIONS

				December 1,
				1999
	Years Ended December 31,			(Inception) to
				December 31,
	2003	2002	2001	2003

Revenues	$—	$—	$—	$—
Expenses:
Research and development	139,992	970,268	493,590	2,003,850
Marketing	29,600	55,557	29,053	114,210
General and administrative	378,712	755,724	269,737	1,516,662

Total expenses	548,304	1,781,549	792,380	3,634,722

Loss before other income and expense	(548,304)	(1,781,549)	(792,380)	(3,634,722)
Interest expense	(34,663)	(10,220)	—	(44,883)
Interest income	—	5,116	56,125	70,006
Loss on disposal of equipment	(6,930)	—	—	(6,930)

Net loss	$(589,897)	$(1,786,653)	$(736,255)	$(3,616,529)

The accompanying notes are an integral part of these financial statements.

BLIZZARD GENOMICS, INC.

(A Development-stage Company)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

			Deficit
			Accumulated
	Common Stock		During the
			Development
	Shares	Amount	Stage	Total

Initial capitalization	1,010,000	$1,112	$—	$1,112
Common stock issued in connection with December 1999 sublicense agreement	673,332	200,000	—	200,000
Net loss — 1999	–	–	(200,000)	(200,000)

Balance at December 31, 1999	1,683,332	201,112	(200,000)	1,112
Common stock issued in November 2000 upon the exercise of stock warrants at $0.20 per share	67,333	13,467	—	13,467
Common stock issued in connection with December 2000 sublicense agreement at $1.00 per share	200,000	200,000	—	200,000
Common stock issued for cash during 2000 at $1.254 per share	1,300,444	1,630,577	—	1,630,577
Net loss — 2000	—	—	(303,724)	(303,724)

Balance at December 31, 2000	3,251,109	2,045,156	(503,724)	1,541,432
Issuance of compensatory stock options	—	25,936	—	25,936
Net loss — 2001	—	—	(736,255)	(736,255)

Balance at December 31, 2001	3,251,109	2,071,092	(1,239,979)	831,113
Issuance of compensatory stock options and warrants	—	254,211	—	254,211
Issuance of warrants with convertible debt	—	25,500	—	25,500
Net loss — 2002	—	—	(1,786,653)	(1,786,653)

Balance at December 31, 2002	3,251,109	2,350,803	(3,026,632)	(675,829)
Issuance of warrants with convertible debt	—	8,500	—	8,500
Net loss — 2003	—	—	(589,897)	(589,897)

Balance at December 31, 2003	3,251,109	$2,359,303	$(3,616,529)	$(1,257,226)

The accompanying notes are an integral part of these financial statements.

BLIZZARD GENOMICS, INC.

(A Development-stage Company)

STATEMENTS OF CASH FLOWS

				December 1,
				1999
	Years Ended December 31,			(Inception) to
				December 31,
	2003	2002	2001	2003

Cash flows from operating activities:
Net loss	$(589,897)	$(1,786,653)	$(736,255)	$(3,616,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,449	4,229	2,085	12,411
Loss on sale of assets	6,930	—	—	6,930
Research and development from issuance of common stock	—	—	—	400,000
Write-off of sublicense agreement and organization costs	—	61,769	31,880	93,649
Accretion of interest on debt discount	19,832	5,208	—	25,040
Compensation from issuance of options	—	254,211	25,936	280,147
Changes in assets and liabilities:
Prepaid expense	268	(810)	1,206	(542)
Lease deposit	1,920	—	(1,920)	—
Accounts payable	19,758	189,093	92,403	306,144
Accounts payable — shareholder	40,177	43,862	(7,500)	84,039
Other liabilities	393,323	164,637	2,500	560,460

Net cash used in operating activities	(103,240)	(1,064,454)	(589,665)	(1,848,251)

Cash flows from investing activities:
Purchase of property and equipment	—	(4,904)	(10,877)	(17,110)
Proceeds received from the sale of assets	313	—	—	313
Payment for other assets	—	—	—	(2,000)

Net cash provided by (used in) investing activities	313	(4,904)	(10,877)	(18,797)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	—	1,645,044
Payment due to shareholder	—	—	—	(2,659)
Proceeds from issuance of notes payable	25,000	—	—	25,000
Proceeds from issuance of convertible notes and warrants	50,000	150,000	—	200,000

Net cash provided by financing activities	75,000	150,000	—	1,867,385

(Decrease) increase in cash	(27,927)	(919,358)	(600,542)	337
Cash at beginning of period	28,264	947,622	1,548,164	—

Cash at end of period	$337	$28,264	$947,622	$337

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$14,831	$5,012	$—	$19,843
Cash paid during the period for taxes	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

BLIZZARD GENOMICS, INC.

(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001 and the Period From

December 1, 1999 (Date of Inception) to December 31, 2003

1.	Nature of Organization and Development Stage Operations

      Blizzard Genomics, Inc. (the Company or Blizzard) is a Minnesota Corporation incorporated and capitalized on December 1, 1999. The Company is a development-stage company that, pursuant to an exclusive worldwide sublicense agreement, participates in the design, development and eventual marketing and selling of instrumentation used in genomics research.

      To date, the Company has relied primarily upon selling equity securities and borrowings to generate the funds needed to finance its operations. Currently, the Company doesn’t have enough cash on hand to sustain operations and is trying to find additional investors to invest capital. As of December 31, 2003, current liabilities exceed current assets by $1,067,768. Unless the Company raises significant amounts of cash in the near future, the Company will not be able to continue as a going concern.

2.	Summary of Significant Accounting Policies

      Property and Equipment — Property and equipment are stated at cost and depreciated using the straight-line methods based on the estimated useful lives (generally three to five years) of the related assets. Whenever there is a triggering event that might suggest an impairment, management evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount.

      Patent Costs — Through 2001, costs incurred to reimburse the University of Minnesota (UofM) for patent related costs, as provided for in the sublicense agreement (Note 4), were capitalized. As the genomics products were still in development, no amortization was recognized during the period from December 1, 1999 (date of inception) to December 31, 2001.

      During 2002, all previously capitalized patent costs of $58,983 were written-off due to the continued uncertainty that Blizzard will develop viable genomics products and the substantial doubt about Blizzard’s ability to continue as a going concern. Costs to reimburse UofM for patent-related costs will continue to be expensed as incurred until the Company has developed viable genomics products. The write-off of previously capitalized costs is classified in general and administrative expense in the accompanying statement of operations.

      Research and Development Costs — Research and development expenses consist of costs incurred for direct research and are expensed as incurred.

      Stock Based Compensation — Statements of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The Company has accounted for the transactions based on the fair values of the equity instruments issued and has used the guidance in the Emerging Issues Task Force Abstract (EITF) No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, to measure and record the compensation expense.

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      One of the Company’s non-employee related-party consultants who received warrants became an employee in 2002. The Company accounted for these warrants in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations once the individual became an employee. No stock-based employee compensation cost is reflected in the accompanying statement of operations from the time the individual became an employee, as the warrants had an exercise price equal to or greater than the market value of the underlying common stock on the date of the individual became an employee.

      In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123 (SFAS 148). SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for companies that voluntarily change to the fair value based method of accounting for stock-based compensation. It also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and quarterly financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company will continue to account for employee-based stock compensation in accordance with APB No. 25 and related interpretations.

      The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

				December 1,
	Years Ended December 31,			1999 (Inception) to
				to December 31,
	2003	2002	2001	2003

Net loss as reported	$(589,897)	$(1,786,653)	$(736,255)	$(3,616,529)
Deduct: Total employee stock-based compensation expense determined under the fair value method	—	(40,906)	—	(40,906)

Pro forma net loss	$(589,897)	$(1,827,559)	$(736,255)	$(3,657,435)

      Income Taxes — Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      Fair Value of Financial Instruments — The carrying amounts reported in the balance sheets for cash, accounts payable, accounts payable — shareholder, and notes payable approximate their fair values.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

      Recently Issued Accounting Standards — In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). This statement changes the classification of certain financial instruments from equities to liabilities. The three types of financial instruments requiring the change in classification are: (1) mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets; (2) put options and forward purchase contracts; and (3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

as a market index, or varies inversely with the value of the issuer’s shares. This statement is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 as of July 1, 2003, which did not have a material impact on its financial statements.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is generally effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. The Company will apply the provisions of SFAS 149 for any derivative instruments or hedging activities entered into after June 30, 2003. As the Company has not entered into derivative instruments or hedging activities, adoption of this statement does not have a material impact on the Company’s financial statements.

3.	Property and Equipment

      Property and equipment as of December 31, 2003 and 2002, consist of the following:

	2003	2002

Computer and office equipment	$3,163	$13,096
Furniture and fixtures	—	6,284

	3,163	19,380
Less: accumulated depreciation	(1,581)	(6,106)

Property and equipment, net	$1,582	$13,274

      Depreciation expense was $4,449, $4,229, and $1,157 in 2003, 2002, and 2001, respectively, and $10,555 for the period from December 1999 (date of inception) to December 31, 2003.

4.	License and Sublicense Agreements and Rights

      In December 1999, two of the Company’s shareholders, SOTA TEC Fund (STF) and the U of M entered into a license agreement whereby STF was granted the exclusive worldwide right to sublicense the right to help develop, use, sell, lease or otherwise dispose of genomics products, services, and technology being developed by U of M (specified R&D activities). In exchange for the license, STF is required to share with U of M one-half of any income generated by sublicensing the products, services and technology resulting from the specified R&D activities. In addition, STF granted $200,000 to U of M to fund the on-going specified R&D activities. U of M retains sole title to any patent and patent applications filed on the products, services and technology.

      In December 1999, STF and the Company entered into a sublicense agreement whereby the Company was granted the worldwide right under U of M’ s and STF’s license to help develop, use, sell, lease or otherwise dispose of products, services, and technology being developed by the specified R&D activities. Pursuant to this sublicense agreement, the Company issued 673,332 shares of common stock valued at $200,000. This cost was expensed in 1999 as research and development. In addition, Blizzard issued warrants to purchase 67,333 shares of its common stock at $.20 per common share. These warrants were exercised during the year ended December 31, 2000.

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In November 2000, STF and U of M renegotiated the license agreement under substantially similar terms with STF granting an additional $200,000 to U of M to fund the specified R&D activities. The agreement will expire on the later of the last expiration date of any patent ultimately issued as a result of the specified R&D activities (or should no patent be issued, on November 2015) or upon the termination of the last effective sublicense granted by STF.

      In December 2000, STF and the Company renegotiated their sublicense agreement under substantially similar terms as the previous sublicense agreement. Pursuant to the renegotiated sublicense agreement, the Company issued an additional 200,000 shares of common stock valued at $200,000. This cost was expensed in 2000 as research and development. The agreement will expire the later of the last expiration date of any patent subject to the agreement or December 2015, but in any case, no later than the termination of the STF and U of M license agreement.

      Pursuant to both sublicense agreements, the Company agreed to reimburse U of M for all reasonable out-of-pocket expenses incurred by U of M for STF or the Company’s requested filing, maintenance, and prosecution of U.S. and foreign patents and patent applications. Beginning in 2002, all such costs are expensed as incurred. Prior to 2002, the Company capitalized these costs and reflected them as an asset in the balance sheet. In 2002, all previously capitalized costs were written-off (Note 2).

5.	Related-Party Transactions

Consulting Agreements

      During 2003, 2002 and 2001, the Company entered into consulting agreements with various parties, including several related-parties, including officers, directors and minority shareholders. These transactions are more fully discussed in Notes 6 and 7.

Officer, Director and Minority Shareholder Stock Options

      The Company had outstanding the following stock options that were granted to officers, directors and minority shareholders as additional compensation under the terms of the related party consulting contracts as of December 31, 2003:

Common Shares	Exercise Price
Under Option	Per Share	Expiration Date

195,000	$1.30	December 2004
45,000	$1.30	May 2005

240,000

      Of the total outstanding options granted under these consulting contracts as discussed above, options to acquire up to an aggregate of 240,000 shares of common stock are exercisable at December 31, 2003.

      The Company also issued 620,000 warrants to related parties during 2002. One of these individuals who were granted warrants as a non-employee consultant became an employee during the year. The warrants have an exercise price of $1.30, a contractual life of five years, and will be fully vest by March 2004 (Note 6).

     Patent Costs

      At December 31, 2003, and 2002, the Company was indebted to a shareholder for patent development costs incurred per the sublicense agreement totaling $174,902 and $134,725, respectively (Note 4), which is included in accounts payable — shareholder on the accompanying balance sheets.

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

     Other Liabilities

      At December 31, 2003 and 2002, the Company was indebted to a shareholder for $17,475, which is included in other liabilities.

      The Company agreed to issue common stock with a value of $2,500 to a shareholder when the Company next issues shares of stock in exchange for cash. The Company received $2,500 of services from the shareholder in exchange for the promise to issue common stock. The $2,500 commitment is recorded in other liabilities.

     Rent

      During 2000 through October 2001, the Company rented office space on a month-to-month basis from an officer, who was also a director and shareholder. Rent expense to this related party was $4,000 and $3,500 for 2001 and 2000, respectively. Rent expense to this related party for the period from December 1, 1999 (date of inception) to December 31, 2003 aggregated $7,500.

6.     Shareholders’ Deficit

     Stock Options

      In November 2000, the Company adopted a stock option plan. Pursuant to the plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options to key individuals, including employees, non-employee directors and independent contractors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant). As of December 31, 2003, the Company has reserved 800,000 shares of common

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

stock for issuance under the plan and has granted nonqualified options for up to 412,500 shares. A summary of stock options granted is as follows:

		Weighted
		Average
	Options	Exercise Price
	Outstanding	Per Share

Balance at November 30, 2000	—	$—
Granted	339,000	1.30

Balance at December 31, 2000	339,000	1.30
Granted	405,500	1.30
Canceled	(6,000)	1.30

Balance at December 31, 2001	738,500	1.30
Granted	186,250	1.30
Canceled	(363,000)	1.30

Balance at December 31, 2002	561,750	1.30
Granted	135,000	1.30
Canceled	(284,250)	1.30

Balance at December 31, 2003	412,500	1.30

      The nonqualified stock options granted to purchase 412,500 shares of the Company’s common stock were all issued to non-employee consultants, with the exception of an option granted in 2003 to an employee to purchase 15,000 shares, including certain related parties (Note 5). The Company has accounted for these options in accordance with SFAS No. 123 and the guidance provided by EITF 96-18. As a result, the Company recognized consulting expense when services are received equal to the fair market value of the stock options issued as determined at the measurement dates prescribed in EITF 96-18. The Company estimates fair value of each stock option at the measurement date by using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	December 31,

	2003	2002	2001

Weighted-average estimated option life	1.3	2-3.5	4
Expected volatility	—	.4	—
Weighted-average risk-free interest rate	1.45%	3.10%	3.59%
Dividend yield	—	—	—

      As a result, the Company has recorded $0, $71,655, and $25,936 of consulting expense relating to these options for the years ended December 31, 2003, 2002, and 2001, respectively. Consulting expense for the period from December 1, 1999 (date of inception) to December 31, 2003 aggregated $197,591.

      The following table summarizes information about stock options outstanding at December 31, 2003:

Options Outstanding				Options Exercisable

Weighted-
		Average			Weighted-
	Number	Remaining	Weighted-	Number	Average
Exercise	Outstanding	Contractual	Average	Outstanding at	Exercise
Price	at 12/31/03	Life	Exercise Price	12/31/03	Price

$1.30	412,500	1.3 years	$1.30	367,500	$1.30

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Of the 367,500 options which are exercisable at December 31, 2003, 240,000 relate to options granted to related parties (Note 5).

     Warrants

      On February 1, 2002, the Company granted 300,000 warrants each to two related-party non-employee consultants. The warrants vest over a two-year period, have an exercise price of $1.30, and a contractual life of 5 years.

      The Company has accounted for these warrants in accordance with SFAS No. 123 and EITF 96-18. As a result, the Company has recognized consulting expense equal to the fair market value of the warrants issued as determined at the measurement dates prescribed in EITF 96-18. The Company estimates fair value of each warrant at the measurement date by using the Black-Scholes option-pricing model with the following assumptions as of December 31, 2003: no dividend yield, expected volatility of 0%, contractual option life of 1.3 years, and risk-free interest rate of 1.45%. As of December 31, 2003, the Company’s warrants were estimated to have no material value. The Company has recorded $0 and $172,825 of consulting expense relating to these warrants in 2003 and 2002, respectively.

      During 2002, one of the individuals who was granted warrants as a non-employee became an employee of the Company. The Company has elected to account for equity instruments issued to employees under APB No. 25. Accordingly, the Company measured the intrinsic value of the warrants on the date the individual became an employee. No intrinsic value existed on this date, and thus, no expense related to these warrants has been recognized since the individual became an employee (Note 2). Had the warrants been accounted for in accordance with SFAS No. 123 during the time the individual was an employee, the Company would have recognized additional expense of $40,906. The assumptions used to measure this pro forma expense were the same as those described in the preceding paragraph.

      The Company also granted 20,000 warrants to a related party during 2002. The warrants vest in April 2003. The Company has estimated the fair value of these warrants using the Black-Scholes option-pricing model, with similar assumptions to those described above. The expense is being recognized ratably over the 12-month period from the date of grant through the vesting date in April 2003. As a result, the Company has recorded $0 and $7,081 of expense relating to these warrants, in 2003 and 2002, respectively.

      The Company also issued 5,000 warrants to other non-employees during the 2002. Total consulting expense recognized in 2002 related to these warrants was $2,650.

7.     Commitments and Contingencies

     Consulting Agreements

      During 2003, 2002, 2001 and 2000, the Company entered into consulting agreements with various individuals, including independent third parties (third parties) and several officers, directors and minority shareholders (related parties). Pursuant to the consulting agreements, the individuals provide the Company guidance and direction with the research and development and marketing plans for the genomics instrumentation and/or the overall business strategy and growth of the Company. The consulting agreements are for various terms expiring through March, 2004 (or, if applicable, until such time the individual is no longer employed by U of M) with the exception of one related party and one third-party consulting agreement, both of which have month-to-month terms. As of December 31, 2003, all remaining consulting agreements are based upon an hourly rate for services rendered on an on-going basis.

      In addition to the cash compensation paid to these individuals, stock options to purchase a total of 412,500 shares (240,000 and 172,500 shares to related parties and third parties, respectively) of common stock

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

at $1.30 per share were also issued to the consultants (Note 6). Along with the above future minimum cash consulting payments, the Company will recognize compensation expense on an annual basis over the consulting contracts’ terms for the fair value of such options as determined at that time.

      During 2003, 2002, and 2001, consulting expense incurred, including expense recognized for the fair value of the portion of the stock options and warrants relating to the lapsed period of the contracts, was as follows:

	2003

	Third	Related
	Parties	Parties	Total

Cash compensation	$80,075	$207,001	$287,076

	2002

	Third	Related
	Parties	Parties	Total

Cash compensation	$70,605	$277,400	$348,005
Stock-based compensation	21,356	232,855	254,211

	$91,961	$510,255	$602,216

	2001

	Third	Related
	Parties	Parties	Total

Cash compensation	$33,850	$255,754	$289,604
Stock-based compensation	4,811	21,125	25,936

	$38,661	$276,879	$315,540

      Total related-party and third-party consulting expense for the period December 1, 1999 (date of inception) to December 31, 2003 aggregated $1,031,135 and $210,697, respectively.

      At December 31, 2003 and 2002, $252,515 and $93,250, respectively, were due to related-party consultants and included in accounts payable on the accompanying balance sheets.

      At December 31, 2003 and 2002, $131,925 and $19,550, respectively, were due to independent third-party consultants and included in accounts payable on the accompanying balance sheets.

Operating Lease

      The Company currently is utilizing a portion of the office space of a related party at no cost. In 2003, the Company leased office space under an operating lease agreement that commenced in November 2001 and expired in October 2003. Monthly rent under that agreement included a base rent of approximately $1,100, plus operating expenses.

      During 2000 through October 2001, the Company rented office space from an officer, who was also a director and shareholder, on a month-to-month basis (Note 5.)

      Total rent expense aggregated $12,980, $23,411, and $9,759 for 2003, 2002, and 2001, respectively. Total rent expense for the period from December 1, 1999 (date of inception) to December 31, 2003 aggregated $49,650.

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

8.     Income Taxes

      Deferred taxes represent the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax reporting purposes. Temporary differences result primarily from the recording of tax benefits of net operating loss carryforwards and start-up costs, of which start-up costs will be amortized for tax purposes once the Company begins doing business as defined by tax code.

      As of December 31, 2003, the Company has an insufficient history to support the likelihood of ultimate realization of the benefit associated with the deferred tax asset. Accordingly, a valuation allowance has been established for the full amount of the net deferred tax asset.

      Deferred taxes consisted of the following at December 31:

	2003	2002

Net operating loss carryforwards and other assets	$1,136,000	$935,000
Less valuation allowance	(1,136,000)	(935,000)

Net deferred tax asset	$—	$—

      At December 31, 2003, the Company had net operating loss carryforwards aggregating approximately $2.0 million, which expire through 2023. The utilization of the carryforwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period.

9.     Convertible Notes

      The Company issued convertible debentures with detachable warrants during 2003 and 2002 in the amounts of $50,000 and $150,000, respectively, to related-party investors. The face amounts of the debentures aggregate $200,000. The debentures issued in 2003 and 2002 mature in October 2004 and March 2004, and bear an annual interest rate of 8%. In the event that the Company completes, during the term of the debentures, a sale of common and/or preferred stock for an amount equal to or in excess of $500,000, the principal and accrued interest due under the debenture will be automatically converted into the same class of shares sold in the sale of common and/or preferred stock at a price per-share equal to 90% of the per share price for which such shares were sold. In the event the debentures have not been converted prior to their maturity date, the holders have the right to convert all, but not less than all, of the principal and accrued interest due at maturity into shares of common stock at a conversion price per share equal to 80% of the fair-value price per-share of common stock at the time of conversion. Fair value of the common stock will be the price per-share paid by the last independent outside investor who purchased shares of common stock of the Company after the date the debentures were issued having a value of the least $100,000 in a single investment. If no such purchase has been made, fair value will be defined as the greater of two times per share revenue (on a fully diluted basis) of the Company for the last calendar year or $1.30. Through March 30, 2004, the Company has not sold any shares of common or preferred stock since the issuance of the debentures.

      The convertible debentures include detachable warrants. The warrants are exercisable into 66,667 shares of the Company’s common stock at an exercise price of $1.30. The warrants were immediately vested upon issuance of the debentures and can be exercised at any time through their expiration date in 2007. The Company accounted for the issuance of the convertible debentures with detachable warrants under APB No. 14, Accounting for Convertible Debt and Debt Issued With Stock Purchase Warrants (APB 14). APB 14 requires the issuer to allocate fair value to each of the instruments issued — the warrants and the debentures. The value allocated to the warrants is a discount of the debenture’s face amount and is amortized to interest expense over the life of the debentures using the effective interest rate method. The fair value of the warrants

BLIZZARD GENOMICS, INC.
(A Development-stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

was determined using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; weighted average life of five years; expected volatility of .4; and weighted average risk-free interest rate of 3.82%. As a result, the Company allocated $34,000 of fair value to the warrants, which was initially recorded as a debt discount and issuance of common stock. During 2003 and 2002, $19,832 and $5,208, respectively, of the discount was amortized to interest expense.

10.     Supplemental Disclosures of Non-Cash Flow Transactions

      During the years ended December 31, 2003 and 2002, the Company recorded a reduction in its convertible notes payable for the value of the stock warrants issued in connection with such notes in the amount of $8,500 and $25,500, respectively.

      During the year ended December 31, 2001, $48,166 of patent costs were capitalized and incurred through issuance of accounts payable — shareholder.

      In December 2000, the Company incurred $200,000 of research and development expense pursuant to the sublicense agreement by issuing 200,000 shares of common stock (Note 4).

      In January 2000, in connection with the initial capitalization, the Company recorded certain assets received and liabilities assumed as follows and recorded common stock as follows:

Property and equipment	$2,270
Sublicense costs	42,697
Other assets	2,642
Accounts payable	(2,141)
Accounts payable — shareholder	(42,697)
Other liabilities	(2,659)
Common stock	(112)

$—

      In December 1999, the Company incurred $200,000 of research and development expense pursuant to the sublicense agreement by issuing 673,332 shares of common stock (Note 4).

11.     Subsequent Event

      Sale of Certain Assets — On February 11, 2004, the Company entered into an agreement with Lokoya Advisors, LLC (“LA”), whereby LA was engaged to assist the Company in the sale of some, or all, of the Company’s assets.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Blizzard Genomics, Inc.

      We have audited the accompanying balance sheet of Blizzard Genomics, Inc. as of December 31, 2003 and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blizzard Genomics, Inc. at December 31, 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. In addition, as discussed in Note 11 to the financial statements, on February 11, 2004, the Company entered into an agreement to sell some or all of the Company’s assets. The financial statements do not include any adjustments that might result from these uncertainties and potential liquidation.

/s/ BDO SEIDMAN, LLP

May 10, 2004

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Blizzard Genomics, Inc.

      We have audited the accompanying balance sheet of Blizzard Genomics, Inc. (a development-stage company) as of December 31, 2002, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended and for the period December 1, 1999 (date of inception) through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the period December 1, 1999 (date of inception) through December 31, 2001, were audited by other auditors whose report dated March 26, 2002 expressed an unqualified opinion on those statements. The financial statements for the period December 1, 1999 (date of inception) through December 31, 2001 include a net loss of $1,239,979. Our opinion on the statements of operations, shareholders’ equity (deficit), and cash flows for the period December 1, 1999 (date of inception) through December 31, 2002, insofar as it relates to amounts for prior periods through December 31, 2001, is based solely on the report of other auditors.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Blizzard Genomics, Inc. at December 31, 2002, and the results of its operations and cash flows for the year then ended and for the period from December 1, 1999 (date of inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 to the financial statements, the Company’s recurring losses and net capital deficiency raise substantial doubt about its ability to continue as a going concern. The 2002 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

March 5, 2003

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Blizzard Genomics, Inc.
St. Paul, Minnesota

      We have audited the accompanying statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2001 and the period from December 1, 1999 (date of inception) to December 31, 2001 of Blizzard Genomics, Inc. (a development-stage company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the year then ended and the period December 1, 1999 (date of inception) to December 31, 2001 of Blizzard Genomics, Inc. (a development-stage company), in conformity with accounting principles generally accepted in the United States of America.

/s/	SILVERMAN OLSON THORVILSON & KAUFMANN LTD

SILVERMAN OLSON THORVILSON & KAUFMANN LTD
CERTIFIED PUBLIC ACCOUNTANTS

Minneapolis, Minnesota

March 26, 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      We estimate that the expenses incurred in connection with the distribution described in this Registration Statement will be as set forth below. We will bear all of such expenses. Any commissions, discounts and transfer taxes, if any, attributable to sales of the shares being registered hereunder will be borne by the selling securityholders.

SEC registration fee	$1,200
Printing expenses	$10,000
Accounting fees and expenses	$30,800
Legal fees and expenses	$50,000
Miscellaneous	$8,000

Total	$100,000

Item 15.	Indemnification of Directors and Officers

      Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation in its certificate of incorporation to eliminate or limit personal liability of directors of the corporation for violations of the directors’ fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under Delaware General Corporation Law Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available.

      Our Certificate of Incorporation was amended in 1986 so as to eliminate the personal liability of the members of our board of directors to the fullest extent permitted by law. Specifically, Article Eleven of the Certificate of Incorporation provides as follows:

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

      In addition, our Certificate of Incorporation and By-Laws provide for indemnification of our officers and directors to the fullest extent permitted by law. In particular, Article Nine of the Certificate of Incorporation provides as follows:

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 145 of the Delaware General Corporation Law provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys fees).

      Article Five of our By-Laws provides as follows:

1. Mandatory Indemnification. The corporation shall indemnify, to the fullest extent permissible under Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. Mandatory Advancement of Expenses. Expenses reasonably and actually incurred by a director, officer, employee, or agent in the course of defending any suit under paragraph 1 of this Article V shall be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation shall pay these expenses as they are incurred by the person who may be entitled to indemnification.

3. Continuation of Right to Indemnification. The indemnification and advancement of expenses expressly provided by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators.

4. Intent of Bylaw. The intent of this Article V is to provide the broadest possible rights to indemnification to the directors, officers, employees, and agents of the corporation permissible under the law of Delaware and not to affect any other right to indemnification that may exist.

      CytRx Corporation holds an insurance policy covering directors and officers under which the insurer agrees to pay, with some exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are is required to indemnify our directors or officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted for directors, officers and controlling persons of the Company under the above provisions, or otherwise, the Commission has advised us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

      During the three-month period ended March 31, 2004, we granted ten-year options under our 2000 Long Term Incentive Plan to purchase a total of 1,895,000 shares of our common stock to four employees and two members of our Scientific Advisory Board. The option exercise prices ranged from $1.85 to $2.16 per share. Although we have previously filed with the Securities and Exchange Commission a registration statement covering the sale and issuance of shares pursuant to the plan, we have not yet amended the registration statement, or filed a new registration statement, covering these most recent option grants. Therefore, we granted these options in reliance upon an exemption from registration under section 4(2) of the Securities Act of 1933.

      In January 2004, we issued 125,000 shares of our common stock to Advanced BioScience Laboratories, Inc. as a milestone payment under our license agreement with that company. The shares of common stock were issued in reliance upon an exemption from registration under section 4(2) of the Securities Act of 1933.

      In February 2004, we sold to Troy & Gould Professional Corporation 100,000 shares of our common stock at $1.84 per share. The shares of common stock were issued in reliance upon an exemption from registration under section 4(2) of the Securities Act of 1933.

      In February 2004, we issued 100,000 shares of our common stock to The Investor Relations Group, Inc. for certain investor relation services to be rendered by that firm under a consulting agreement with that firm.

The shares of common stock were issued in reliance upon an exemption from registration under section 4(2) of the Securities Act of 1933.

      In March 2004, we issued 150,000 shares of our common stock to Gunn Allen Financial, Inc. for certain services to be rendered by that firm under an investment banking agreement with that firm. The shares of common stock were issued in reliance upon an exemption from registration under section 4(2) of the Securities Act of 1933.

      On October 25, 2003, we issued a total of 25,000 shares of our common stock and warrants to purchase a total of 6,250 shares of our common stock, at $3.05 per share, to Troy & Gould Professional Corporation, which renders legal services to us, for a total purchase price of $52,500. On November 15, 2003, we issued 5,000 shares of our common stock to a company upon its exercise of a warrant to purchase 5,000 shares of our common stock at $0.72 per share. On November 22, 2003 we issued 15,000 shares of our common stock to an individual upon his exercise of a warrant to purchase 15,000 shares of our common stock at $0.72 per share. On December 1, 2003, we issued warrants to purchase up to 600,000 shares (100,000 of which vested at the time of issuance and 500,000 of which have subsequently been cancelled) of our common stock, at $2.25 per share, to an investor relations company in partial consideration for services to be rendered by that firm. The shares of common stock and warrants were issued to each of the foregoing companies and individual in reliance on an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In September 2003, we issued 102,084 shares of our common stock to an investment banking firm upon its cashless exercise of a warrant to purchase 160,000 shares of our common stock and 73,037 shares of our common stock to an individual upon his cashless exercise of a warrant to purchase 176,735 shares of our common stock. The shares of common stock issued to the foregoing individuals, and investment banking firm were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In July 2003, we issued 111,859 shares of our common stock to an individual upon his cashless exercise of a warrant to purchase 200,000 shares of our common stock and 70,339 shares of our common stock to a second individual upon his cashless exercise of a warrant to purchase 141,388 shares of our common stock.

      In August 2003, we agreed to issue and in October 2003 we completed the issuance to J.P. Turner & Company LLC of 275,000 shares of our common stock and warrants to purchase 82,500 shares of our common stock at $2.00 per share in connection with an extension of an agreement pursuant to which that firm provides us with certain investment banking services. The shares of commons stock and warrants were issued in reliance upon an exception from regulation under the Securities Act of 1933 provided by Regulation D.

      In September 2003, we issued a total of 4,140,486 shares of our common stock and warrants to purchase a total of 1,035,125 shares of our common stock at $3.05 per share to twenty institutional investors and four accredited investors for total cash consideration of $8,695,000. The shares of common stock and warrants were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D. Cappello Capital Corp., Maxim Group LLC, Cardinal Securities, LLC, Dunwoody Brokerage Services, Inc., J.P. Turner & Company, LLC and Gilford Securities Inc. acted as the placement agents for the foregoing private placement in September 2003. We issued warrants to nine employees of Cappello Capital Corp. to purchase a total of 427,203 shares of our common stock at $2.10 per share; we issued warrants to Cardinal Securities to purchase 17,858 shares of our common stock at $3.05 per share; we issued warrants to four employees of Dunwoody Brokerage Services to purchase 11,429 shares of our common stock at $3.05 per share; we issued warrants to Gilford Securities to purchase 2,858 shares of our common stock at $2.10 per share; we issued warrants to J.P. Turner to purchase 12,739 shares of our common stock at $2.67 per share; and we issued warrants to Maxim Group and one employee of Maxim Group to purchase 77,000 shares of our common stock at $2.10 per share. The warrants were issued to these firms and their employees in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In July 2003, we also issued to two individuals 95,746 and 100,000 shares of our common stock, respectively, upon their exercise of warrants for cash consideration of $958 and $1,000, respectively. The shares of common stock issued to the foregoing individuals, trusts and investment banking firms were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In July 2003, we issued 111,859 shares of our common stock to an individual upon his cashless exercise of a warrant to purchase 200,000 shares of our common stock and 70,339 shares of our common stock to a second individual upon his cashless exercise of a warrant to purchase 141,388 shares of our common stock.

      In April 2003, we issued to three family trusts 39,064, 39,064 and 13,022 shares of our common stock, respectively, upon the exercise of warrants for cash consideration of $391, $391 and $130, respectively. In May 2003 and June 2003, we issued 150,000 and 100,000 shares of our common stock, respectively, to an investment banking firm upon its exercise of warrants for cash consideration of $225,000 and $150,000, respectively.

      In April 2003, we issued warrants to purchase 100,000 shares of our common stock at $0.75 per share, 100,000 shares of our common stock at $0.90 per share and 200,000 shares of our common stock at $1.05 per share to Rockwell Asset Management, LLC in consideration of that firm’s agreement to provide us with certain investment banking services. The shares of common stock and warrants issued to James Skalko and the warrants issued to Rockwell Asset Management, LLC were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In May 2003, we issued 100,000 shares of our common stock and warrants to purchase 200,000 shares of our common stock at $1.00 per share to James Skalko as the consideration for services he was to provide us under a financial consulting agreement.

      In April 2003, we issued warrants to purchase 400,000 shares of our common stock at $0.20 per share to J.P. Turner & Company LLC in consideration of its agreement to provide us with certain investment banking services, and in June 2003, we issued that firm an additional 275,000 shares of our common stock and warrants to purchase 82,500 shares of our common stock at $2.00 per share in connection with an extension of that agreement. The shares of common stock and warrants were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In May 2003, we issued 25,000 shares of our common stock to Troy & Gould Professional Corporation for a cash purchase price of $25,000. The shares of common stock were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In May 2003, we issued a total of 2,940,539 shares of our common stock and warrants to purchase a total of 735,136 shares of our common stock at $3.05 per share to nine institutional investors for total cash consideration of $5,440,000. The shares of common stock and warrants were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D. Cappello Capital Corp. and Cardinal Securities LLC acted as the placement agents for the foregoing private placement in May 2003. We issued warrants to Cardinal Securities LLC to purchase 78,750 shares of our common stock at $1.85 per share, and we issued to eight employees of Cappello Capital Corp. warrants to purchase a total of 294,054 shares of our common stock at $1.85 per share and a total of 73,515 shares of our common stock at $3.05 per share as partial consideration for the services of the two firms as placement agents for the May 2003 private placement. The warrants were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In April 2003, we issued 1,613,258 shares of our common stock and in May 2003, we issued 215,101 shares of our common stock to the University of Massachusetts Medical School as partial consideration for seven medical technology licenses that we acquired from that institution. The shares of common stock were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In February 2003, we issued a warrant to Corporate Capital Group International Ltd. Inc. to purchase 675,000 shares of our common stock at $0.20 per share at any time prior to February 21, 2008. The warrant was issued as partial consideration for certain financial consulting services provided to us by Corporate

Capital Group International. The warrant was issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In September 2002, we sold 50,000 shares of our common stock for $500 to Madison & Wall Worldwide, Inc. upon their exercise of a warrant previously issued to them in consideration of certain financial public relations services that they provided to us. The shares were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In July 2002, we issued a total of 448,330 shares of our common stock to five affiliates, executives and employees of Cappello Capital Corp. in consideration of investment banking services provided to us by Cappello Capital Corp. in connection with our merger with Global Genomics Capital, Inc., or Global Genomics. In July 2002, we also issued 100,000 shares of our common stock to Wasserman, Comden, Casselman & Pearson LLP in cancellation of all amounts owed by Global Genomics to that law firm for legal services rendered by that law firm to Global Genomics through the time of the merger. The shares were issued to the affiliates, executives and employees of Cappello Capital Corp. and to Wasserman, Comden, Casselman & Pearson LLP in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In July 2002, we issued a warrant to Corporate Consulting International Group to purchase 250,000 shares of our common stock at $0.58 per share at any time prior to July 20, 2004. The warrants were issued as partial consideration for certain financial public relations services provided to us by Corporate Consulting International Group. The warrants were issued in reliance upon an exemption from registration under the Securities Act of 1933 provided by Regulation D.

      In July 2002, we acquired Global Genomics Capital, Inc., or Global Genomics, in a merger transaction in which the outstanding shares of Global Genomics were converted into an aggregate of approximately 8,948,204 shares of our common stock and Global Genomics’ outstanding warrants and options were assumed by us and converted into warrants and options to purchase a total of approximately 1,011,677 shares of our common stock. The former Global Genomics securityholders who received shares of our common stock or warrants or options in the merger consisted of eight institutional investors and 28 individual investors, each of whom was an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933. We were able to accomplish the merger, therefore, without registration under the Securities Act of 1933 in reliance upon the exemption from registration afforded by Regulation D under Securities Act of 1933.

Item 16.	Exhibits

      (a) The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit
Number		Footnote

2.1	Agreement and Plan of Merger dated February 11, 2002 among CytRx Corporation, GGC Merger Corporation and Global Genomics Capital, Inc.	(m)
2.2	First Amendment to Agreement and Plan of Merger dated May 22, 2002 among CytRx Corporation, GGC Merger Corporation and Global Genomics Capital, Inc.	(m)
3.1	Restated Certificate of Incorporation	(a)
3.2	Restated By-Laws	(b)
3.3	Certificate Of Amendment To Restated Certificate Of Incorporation	(m)
3.4	Corrected Restated Certificate of Incorporation	(n)
3.5	Certificate of Amendment to Restated Certificate of Incorporation
4.1	Shareholder Protection Rights Agreement dated April 16, 1997 between CytRx Corporation and American Stock Transfer & Trust Company as Rights Agent	(c)
4.2	Amendment No. 1 to Shareholder Protection Rights Agreement	(k)
4.3	Stock Restriction and Registration Rights Agreement	(o)

Exhibit
Number			Footnote

4.4		Warrant issued on July 20, 2002 to Corporate Consulting International Group pursuant to Consulting Engagement Letter dated July 20, 2002	(p)
4.5		Warrant issued on February 21, 2003 to Corporate Capital Group International Ltd. Inc.	(r)
4.6		Form of Common Stock Purchase Warrant between CytRx Corporation and each of the investors in the May 29, 2003 private placement	(s)
4.7		Form of Common Stock Purchase Warrant between CytRx Corporation and each of the investors in the September 16, 2003 private placement	(v)
4.8		Warrant issued on December 1, 2003 to MBN Consulting, LLC
5		Opinion of Troy & Gould Professional Corporation	**
10.1		Agreement with Emory University, as amended	(d)
10.2		Option Agreement granting PSMA Development Company option to enter into a license agreement with CytRx Corporation dated December 23, 2002	(q)
10	.3*	Amended and Restated Employment Agreement between CytRx Corporation and Jack J. Luchese	(i)
10	.4*	Amended and Restated Change of Control Employment Agreement between CytRx Corporation and Jack J. Luchese	(i)
10	.5*	Amendment No. 1 to Employment Agreement with Jack J. Luchese	(k)
10	.6*	Amendment No. 1 to Change in Control Employment Agreement with Jack J. Luchese	(k)
10	.7*	1986 Stock Option Plan, as amended and restated	(f)
10	.8*	1994 Stock Option Plan, as amended and restated	(e)
10	.9*	1995 Stock Option Plan	(g)
10	.10*	1998 Long-Term Incentive Plan	(h)
10	.11*	2000 Long-Term Incentive Plan	(k)
10	.12*	Amendment No. 1 to 2000 Long-Term Incentive Plan	(m)
10	.13*	Amendment No. 2 to 2000 Long-Term Incentive Plan	(m)
10	.14*	Amendment No. 3 to 2000 Long-Term Incentive Plan
10	.15*	Amendment No. 4 to 2000 Long-Term Incentive Plan
10	.16†	License Agreement dated November 1, 2000 by and between CytRx Corporation and Merck & Co., Inc.	(j)
10.17		License Agreement dated February 16, 2001 by and between CytRx Corporation and Ivy Animal Health, Inc.	(k)
10	.18†	License Agreement dated December 7, 2001 by and between CytRx Corporation and Vical Incorporated	(l)
10	.19*	Amended and Restated Employment Agreement dated as of May 2002 between CytRx Corporation and Steven A. Kriegsman	(p)
10.20		Extension of financial advisory agreement between CytRx Corporation and Cappello Capital Corp. dated January 1, 2002	(p)
10.21		Agreement between Kriegsman Capital Group and CytRx Corporation dated February 11, 2002 regarding office space rental	(p)
10.22		Marketing Agreement with Madison & Wall Worldwide, Inc. dated August 14, 2002	(p)
10.23		Non-exclusive financial advisory agreement between CytRx Corporation and Sands Brothers & Co. Ltd. dated September 12, 2002	(p)
10.24		Agreement between Kriegsman Capital Group and CytRx Corporate dated January 29, 2003 regarding office space rental and shared services	(r)
10.25		Consulting Agreement, dated February 21, 2003 between CytRx Corporation and Corporate Capital Group International Ltd. Inc.	(r)

Exhibit
Number			Footnote

10.26		Securities Purchase Agreement, dated as of May 29, 2003, between CytRx Corporation and the Purchasers identified on the signatory page thereof	(s)
10.27		Registration Rights Agreement, dated as of May 29, 2003, between CytRx Corporation and the Purchasers identified on the signature page thereof	(s)
10	.28†	Non-Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering RNA sequence specific mediators of RNA interference	(t)
10	.29†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering in vivo production of small interfering RNAs	(t)
10	.30†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering inhibitation of gene expression in adipocytes using interference RNA	(t)
10	.31†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering RNAi targeting of viruses	(t)
10	.32†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering primary and polyvalent HIV-1 envelope glycoprotein DNA vaccines	(t)
10	.33†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering gene based therapeutics for solid tumor treatments	(t)
10	.34†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering selective silencing of a dominant ALS gene by RNAi	(t)
10.35		Investment Banking Agreement dated April 1, 2003 between Rockwell Asset Management Inc. and CytRx Corporation	(u)
10.36		Investment Banking Agreement dated April 3, 2003 between J.P. Turner & Company, LLC and CytRx Corporation	(u)
10.37		First Amendment to Investment Banking Agreement dated June 4, 2003 between J.P. Turner & Company, LLC and CytRx Corporation	(u)
10.38		Exclusive Financial Advisor Engagement Agreement dated May 16, 2003 between Cappello Capital Corp. and CytRx Corporation	(u)
10.39		Modification letter dated June 6, 2003 to Engagement Agreement between Cappello Capital Corp. and CytRx Corporation	(u)
10.40		Engagement Letter dated May 27, 2003 between Cardinal Securities, LLC and CytRx Corporation	(u)
10	.41*	Second Amended and Restated Employment Agreement dated June10, 2003 between Steven A. Kriegsman and CytRx Corporation	(u)
10.42		Financial Consulting Agreement dated May 10, 2003 between James Skalko and CytRx Corporation	(u)
10.43		Form of Securities Purchase Agreement, dated as of September 15, 2003, between CytRx Corporation and the Purchasers identified on the signatory page thereof	(v)
10.44		Form of Registration Rights Agreement, dated as of September 15, 2003, between CytRx Corporation and the Purchasers identified on the signature page thereof	(v)

Exhibit
Number			Footnote

10	.45†	Amended and Restated License Agreement dated as of September 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering inhibition of gene expression in adipocytes using interference RNA, certain data bases, the use of endoplasmic reticulum stress response pathway of adipose cells to enhance whole body insulin sensitivity, and receptor-activated reporter systems	(w)
10.46		Second Amendment to Investment Banking Agreement dated as of August 13, 2003 between J.P. Turner & Company, LLC and CytRx Corporation	(w)
10	.47*	Agreement dated as of July 17, 2003 between Dr. Louis J. Ignarro and CytRx Corporation	(w)
10	.48*	Employment Agreement dated as of August 1, 2003 between C. Kirk Peacock and CytRx Corporation	(w)
10	.49*	Employment Agreement dated as of September 17, 2003 between Mark A. Tepper and Araios, Inc.	(w)
10.50		Agreement of Settlement and Release dated August 8, 2003 among Corporate Capital Group International Ltd., Inc, Peter Simone and CytRx Corporation	(w)
10.51		Confirming letter dated September 19, 2003 to the engagement agreement dated May 16, 2003 between Cappello Capital Corp. and CytRx Corporation	(w)
10.52		Preferred Stock Purchase Agreement dated as of September 16, 2003 between Araios, Inc. and CytRx Corporation	(w)
10.53		Stockholders Agreement dated as of September 17, 2003 among Araios, Inc., Dr. Michael Czech and CytRx Corporation	(w)
10.54		Private Placement Agent Agreement dated September 15, 2003 between Dunwoody Brokerage Services, Inc. and CytRx Corporation	(w)
10.55		Private Placement Agent Agreement dated September 15, 2003 between Gilford Securities Incorporated and CytRx Corporation	(w)
10.56		Agreement dated as of September 16, 2003 between Maxim Group, LLC and CytRx Corporation	(w)
10.57		Amended and Restated Professional Services Agreement among CytRx Corporation, The Kriegsman Group and Kriegsman Capital Group, dated as of July 1, 2003	(x)
10	.58†	Agreement among University of Massachusetts, Advanced BioScience Laboratories, Inc. and CytRx Corporation, dated as of December 3, 2003	(x)
10	.59†	Amended and Restated Exclusive License Agreement among University of Massachusetts Medical School, CytRx Corporation and Advanced BioScience Laboratories, Inc., dated as of December 22, 2003	(x)
10	.60†	Collaboration Agreement among University of Massachusetts, Advanced BioScience Laboratories, Inc. and CytRx Corporation, dated as of December 22, 2003	(x)
10	.61†	Sublicense Agreement between CytRx Corporation and Advanced BioScience Laboratories, Inc., dated as of December 22, 2003	(x)
10	.62†	Agreement between CytRx Corporation and Dr. Robert Hunter regarding SynthRx, Inc. dated October 20, 2003	(x)
10.63		Office Lease between The Kriegsman Group and Douglas Emmett, dated April 13, 2000	(x)
10.64		Assignment to CytRx Corporation effective July 1, 2003 of Office Lease between The Kriegsman Group and Douglas Emmett, dated April 13, 2000	(x)
10	.65*	Amendment dated October 18, 2003 to Agreement between Dr. Louis J. Ignarro and CytRx Corporation dated as of July 17, 2003	(x)
10.66		Consulting Agreement dated December 1, 2003 between CytRx Corporation and MBN Consulting, LLC	(x)

Exhibit
Number			Footnote

10.67		Office Lease between Araios, Inc. and Are-One Innovation Drive, LLC dated 11-19-03	(x)
10.68		Registration Rights Agreement, dated as of January 29, 2004, by and between CytRx Corporation and Advanced BioScience Laboratories, Inc.	(y)
10.69		Consulting Agreement, dated as of February 9, 2004, between CytRx Corporation and The Investor Relations Group, Inc.	(y)
10.70		Investment Banking Agreement, dated as of February , 2004, between CytRx Corporation and Gunn Allen Financial, Inc.	(y)
10.71		Scientific Advisory Board Agreement, effective as of March 3, 2004, by Tariq M. Rana, Ph.D., CytRx Corporation and Araios, Inc.	(y)
10.72		Scientific Advisory Board Agreement, effective as of March 3, 2004, by Craig Mello, Ph.D., CytRx Corporation and Araios, Inc.	(y)
10	.73†	Patent License Agreement, dated May, 2004, among CytRx Corporation, Imperial College of Science and Technology and Imperial College Innovations Limited
10	.74*	Mutual General Release and Severance Agreement, dated May 12, 2004, between CytRx Corporation and C. Kirk Peacock
10	.75*	Mutual General Release and Severance Agreement, dated May 12, 2004, between CytRx Corporation and Gregory Liberman
21.1		Subsidiaries	(x)
23.1		Consent of Troy & Gould Professional Corporation (included in Exhibit 5)	**
23.2		Consent of BDO Seidman, LLP
23.3		Consent of Ernst & Young LLP
23.4		Consent of BDO Seidman LLP
23.5		Consent of Silverman Olson Thorvilson & Kaufmann, Ltd.
23.6		Consent of Ernst & Young LLP

*	Indicates a management contract or compensatory plan or arrangement.

**	Previously filed with this Registration Statement.

†	Confidential treatment has been requested or granted for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission.

(a)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (File No. 333-39607) filed on November 5, 1997

(b)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-37171) filed on July 21, 1997

(c)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 21, 1997

(d)	Incorporated by reference to the Registrant’s Registration Statement on Form S-l (File No. 33-8390) filed on November 5, 1986

(e)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 1997

(f)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 27, 1996

(g)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 33-93818) filed on June 22, 1995

(h)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 30, 1998

(i)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 30, 2000

(j)	Incorporated by reference to the Registrant’s Current Report on Form 8-K/ A filed on March 16, 2001

(k)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 27, 2001

(l)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 21, 2001

(m)	Incorporated by reference to the Registrant’s Proxy Statement filed June 10, 2002

(n)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-91068) filed on June 24, 2002

(o)	Incorporated by reference to the Registrant’s 8-K filed on August 1, 2002

(p)	Incorporated by reference to the Registrant’s 10-Q filed on November 14, 2002

(q)	Incorporated by reference to the Registrant’s 10-K filed on March 31, 2003

(r)	Incorporated by reference to the Registrant’s 10-Q filed on May 15, 2003

(s)	Incorporated by reference to the Registrant’s 8-K filed on May 30, 2003

(t)	Incorporated by reference to the Registrant’s S-3 Amendment No. 4 (File No. 333-100947) filed on August 5, 2003

(u)	Incorporated by reference to the Registrant’s 10-Q filed on August 14, 2003

(v)	Incorporated by reference to the Registrant’s 8-K filed on September 17, 2003

(w)	Incorporated by reference to the Registrant’s 10-Q filed on November 12, 2003

(x)	Incorporated by reference to the Registrant’s 10-K filed on May 14, 2004

(y)	Incorporated by reference to the Registrant’s 10-Q filed on May 17, 2004

      (b) The following financial statement schedule is filed herewith as a part of this Registration Statement:

Schedule II — Valuation and Qualifying Accounts for the Years Ended December 31, 2003, 2002 and 2001. (Included on page F-24 of the prospectus and incorporated herein by reference).

Item 17.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on May 28, 2004.

CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven A. Kriegsman his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman	President and Chief Executive Officer and Director	May 28, 2004

/s/ C. KIRK PEACOCK C. Kirk Peacock	Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 28, 2004

/s/ ALEXANDER L. CAPPELLO Alexander L. Cappello	Director	May 28, 2004

/s/ LOUIS J. IGNARRO Louis J. Ignarro, Ph.D	Director	May 28, 2004

/s/ MAX LINK Max Link	Director	May 28, 2004

/s/ JOSEPH RUBINFELD Joseph Rubinfeld, Ph.D	Director	May 28, 2004

/s/ MARVIN R. SELTER Marvin R. Selter	Director	May 28, 2004

/s/ RICHARD L. WENNEKAMP Richard L. Wennekamp	Director	May 28, 2004

EXHIBIT INDEX

      The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit
Number			Footnote

2.1		Agreement and Plan of Merger dated February 11, 2002 among CytRx Corporation, GGC Merger Corporation and Global Genomics Capital, Inc.	(m)
2.2		First Amendment to Agreement and Plan of Merger dated May 22, 2002 among CytRx Corporation, GGC Merger Corporation and Global Genomics Capital, Inc.	(m)
3.1		Restated Certificate of Incorporation	(a)
3.2		Restated By-Laws	(b)
3.3		Certificate Of Amendment To Restated Certificate Of Incorporation	(m)
3.4		Corrected Restated Certificate of Incorporation	(n)
3.5		Certificate of Amendment to Restated Certificate of Incorporation
4.1		Shareholder Protection Rights Agreement dated April 16, 1997 between CytRx Corporation and American Stock Transfer & Trust Company as Rights Agent	(c)
4.2		Amendment No. 1 to Shareholder Protection Rights Agreement	(k)
4.3		Stock Restriction and Registration Rights Agreement	(o)
4.4		Warrant issued on July 20, 2002 to Corporate Consulting International Group pursuant to Consulting Engagement Letter dated July 20, 2002	(p)
4.5		Warrant issued on February 21, 2003 to Corporate Capital Group International Ltd. Inc.	(r)
4.6		Form of Common Stock Purchase Warrant between CytRx Corporation and each of the investors in the May 29, 2003 private placement	(s)
4.7		Form of Common Stock Purchase Warrant between CytRx Corporation and each of the investors in the September 16, 2003 private placement	(v)
4.8		Warrant issued on December 1, 2003 to MBN Consulting, LLC
5		Opinion of Troy & Gould Professional Corporation	**
10.1		Agreement with Emory University, as amended	(d)
10.2		Option Agreement granting PSMA Development Company option to enter into a license agreement with CytRx Corporation dated December 23, 2002	(q)
10	.3*	Amended and Restated Employment Agreement between CytRx Corporation and Jack J. Luchese	(i)
10	.4*	Amended and Restated Change of Control Employment Agreement between CytRx Corporation and Jack J. Luchese	(i)
10	.5*	Amendment No. 1 to Employment Agreement with Jack J. Luchese	(k)
10	.6*	Amendment No. 1 to Change in Control Employment Agreement with Jack J. Luchese	(k)
10	.7*	1986 Stock Option Plan, as amended and restated	(f)
10	.8*	1994 Stock Option Plan, as amended and restated	(e)
10	.9*	1995 Stock Option Plan	(g)
10	.10*	1998 Long-Term Incentive Plan	(h)
10	.11*	2000 Long-Term Incentive Plan	(k)
10	.12*	Amendment No. 1 to 2000 Long-Term Incentive Plan	(m)
10	.13*	Amendment No. 2 to 2000 Long-Term Incentive Plan	(m)
10	.14*	Amendment No. 3 to 2000 Long-Term Incentive Plan
10	.15*	Amendment No. 4 to 2000 Long-Term Incentive Plan

Exhibit
Number			Footnote

10	.16†	License Agreement dated November 1, 2000 by and between CytRx Corporation and Merck & Co., Inc.
10.17		License Agreement dated February 16, 2001 by and between CytRx Corporation and Ivy Animal Health, Inc.	(j) (k)
10	.18†	License Agreement dated December 7, 2001 by and between CytRx Corporation and Vical Incorporated	(l)
10	.19*	Amended and Restated Employment Agreement dated as of May 2002 between CytRx Corporation and Steven A. Kriegsman	(p)
10.20		Extension of financial advisory agreement between CytRx Corporation and Cappello Capital Corp. dated January 1, 2002	(p)
10.21		Agreement between Kriegsman Capital Group and CytRx Corporation dated February 11, 2002 regarding office space rental	(p)
10.22		Marketing Agreement with Madison & Wall Worldwide, Inc. dated August 14, 2002	(p)
10.23		Non-exclusive financial advisory agreement between CytRx Corporation and Sands Brothers & Co. Ltd. dated September 12, 2002	(p)
10.24		Agreement between Kriegsman Capital Group and CytRx Corporate dated January 29, 2003 regarding office space rental and shared services	(r)
10.25		Consulting Agreement, dated February 21, 2003 between CytRx Corporation and Corporate Capital Group International Ltd. Inc.	(r)
10.26		Securities Purchase Agreement, dated as of May 29, 2003, between CytRx Corporation and the Purchasers identified on the signatory page thereof	(s)
10.27		Registration Rights Agreement, dated as of May 29, 2003, between CytRx Corporation and the Purchasers identified on the signature page thereof	(s)
10	.28†	Non-Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering RNA sequence specific mediators of RNA interference	(t)
10	.29†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering in vivo production of small interfering RNAs	(t)
10	.30†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering inhibitation of gene expression in adipocytes using interference RNA	(t)
10	.31†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering RNAi targeting of viruses	(t)
10	.32†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering primary and polyvalent HIV-1 envelope glycoprotein DNA vaccines	(t)
10	.33†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering gene based therapeutics for solid tumor treatments	(t)
10	.34†	Exclusive License Agreement dated as of April 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering selective silencing of a dominant ALS gene by RNAi	(t)
10.35		Investment Banking Agreement dated April 1, 2003 between Rockwell Asset Management Inc. and CytRx Corporation	(u)

Exhibit
Number			Footnote

10.36		Investment Banking Agreement dated April 3, 2003 between J.P. Turner & Company, LLC and CytRx Corporation	(u)
10.37		First Amendment to Investment Banking Agreement dated June 4, 2003 between J.P. Turner & Company, LLC and CytRx Corporation	(u)
10.38		Exclusive Financial Advisor Engagement Agreement dated May 16, 2003 between Cappello Capital Corp. and CytRx Corporation	(u)
10.39		Modification letter dated June 6, 2003 to Engagement Agreement between Cappello Capital Corp. and CytRx Corporation	(u)
10.40		Engagement Letter dated May 27, 2003 between Cardinal Securities, LLC and CytRx Corporation	(u)
10	.41*	Second Amended and Restated Employment Agreement dated June 10, 2003 between Steven A. Kriegsman and CytRx Corporation	(u)
10.42		Financial Consulting Agreement dated May 10, 2003 between James Skalko and CytRx Corporation	(u)
10.43		Form of Securities Purchase Agreement, dated as of September 15, 2003, between CytRx Corporation and the Purchasers identified on the signatory page thereof	(v)
10.44		Form of Registration Rights Agreement, dated as of September 15, 2003, between CytRx Corporation and the Purchasers identified on the signature page thereof	(v)
10	.45†	Amended and Restated License Agreement dated as of September 15, 2003 between University of Massachusetts Medical School and CytRx Corporation covering inhibition of gene expression in adipocytes using interference RNA, certain data bases, the use of endoplasmic reticulum stress response pathway of adipose cells to enhance whole body insulin sensitivity, and receptor-activated reporter systems	(w)
10.46		Second Amendment to Investment Banking Agreement dated as of August 13, 2003 between J.P. Turner & Company, LLC and CytRx Corporation	(w)
10	.47*	Agreement dated as of July 17, 2003 between Dr. Louis J. Ignarro and CytRx Corporation	(w)
10	.48*	Employment Agreement dated as of August 1, 2003 between C. Kirk Peacock and CytRx Corporation	(w)
10	.49*	Employment Agreement dated as of September 17, 2003 between Mark A. Tepper and Araios, Inc.	(w)
10.50		Agreement of Settlement and Release dated August 8, 2003 among Corporate Capital Group International Ltd., Inc, Peter Simone and CytRx Corporation	(w)
10.51		Confirming letter dated September 19, 2003 to the engagement agreement dated May 16, 2003 between Cappello Capital Corp. and CytRx Corporation	(w)
10.52		Preferred Stock Purchase Agreement dated as of September 16, 2003 between Araios, Inc. and CytRx Corporation	(w)
10.53		Stockholders Agreement dated as of September 17, 2003 among Araios, Inc., Dr. Michael Czech and CytRx Corporation	(w)
10.54		Private Placement Agent Agreement dated September 15, 2003 between Dunwoody Brokerage Services, Inc. and CytRx Corporation	(w)
10.55		Private Placement Agent Agreement dated September 15, 2003 between Gilford Securities Incorporated and CytRx Corporation	(w)
10.56		Agreement dated as of September 16, 2003 between Maxim Group, LLC and CytRx Corporation	(w)
10.57		Amended and Restated Professional Services Agreement among CytRx Corporation, The Kriegsman Group and Kriegsman Capital Group, dated as of July 1, 2003

Exhibit
Number			Footnote

10	.58†	Agreement among University of Massachusetts, Advanced BioScience Laboratories, Inc. and CytRx Corporation, dated as of December 3, 2003	(x)
10	.59†	Amended and Restated Exclusive License Agreement among University of Massachusetts Medical School, CytRx Corporation and Advanced BioScience Laboratories, Inc., dated as of December 22, 2003	(x)
10	.60†	Collaboration Agreement among University of Massachusetts, Advanced BioScience Laboratories, Inc. and CytRx Corporation, dated as of December 22, 2003	(x)
10	.61†	Sublicense Agreement between CytRx Corporation and Advanced BioScience Laboratories, Inc., dated as of December 22, 2003	(x)
10	.62†	Agreement between CytRx Corporation and Dr. Robert Hunter regarding SynthRx, Inc. dated October 20, 2003	(x)
10.63		Office Lease between The Kriegsman Group and Douglas Emmett, dated April 13, 2000	(x)
10.64		Assignment to CytRx Corporation effective July 1, 2003 of Office Lease between The Kriegsman Group and Douglas Emmett, dated April 13, 2000	(x)
10	.65*	Amendment dated October 18, 2003 to Agreement between Dr. Louis J. Ignarro and CytRx Corporation dated as of July 17, 2003	(x)
10.66		Consulting Agreement dated December 1, 2003 between CytRx Corporation and MBN Consulting, LLC	(x)
10.67		Office Lease between Araios, Inc. and Are-One Innovation Drive, LLC dated 11-19-03	(x)
10.68		Registration Rights Agreement, dated as of January 29, 2004, by and between CytRx Corporation and Advanced BioScience Laboratories, Inc.	(y)
10.69		Consulting Agreement, dated as of February 9, 2004, between CytRx Corporation and The Investor Relations Group, Inc.	(y)
10.70		Investment Banking Agreement, dated as of February , 2004, between CytRx Corporation and Gunn Allen Financial, Inc.	(y)
10.71		Scientific Advisory Board Agreement, effective as of March 3, 2004, by Tariq M. Rana, Ph.D., CytRx Corporation and Araios, Inc.	(y)
10.72		Scientific Advisory Board Agreement, effective as of March 3, 2004, by Craig Mello, Ph.D., CytRx Corporation and Araios, Inc.	(y)
10	.73†	Patent License Agreement, dated May, 2004, among CytRx Corporation, Imperial College of Science and Technology and Imperial College Innovations Limited
10	.74*	Mutual General Release and Severance Agreement, dated May 12, 2004, between CytRx Corporation and C. Kirk Peacock
10	.75*	Mutual General Release and Severance Agreement, dated May 12, 2004, between CytRx Corporation and Gregory Liberman
21.1		Subsidiaries	(x)
23.1		Consent of Troy & Gould Professional Corporation (included in Exhibit 5)	**
23.2		Consent of BDO Seidman, LLP
23.3		Consent of Ernst & Young LLP
23.4		Consent of BDO Seidman LLP
23.5		Consent of Silverman Olson Thorvilson & Kaufmann, Ltd.
23.6		Consent of Ernst & Young LLP

*	Indicates a management contract or compensatory plan or arrangement.
**	Previously filed with this Registration Statement.
†	Confidential treatment has been requested or granted for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission.

(a)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (File No. 333-39607) filed on November 5, 1997

(b)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-37171) filed on July 21, 1997

(c)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 21, 1997

(d)	Incorporated by reference to the Registrant’s Registration Statement on Form S-l (File No. 33-8390) filed on November 5, 1986

(e)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 1997

(f)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 27, 1996

(g)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 33-93818) filed on June 22, 1995

(h)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 30, 1998

(i)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 30, 2000

(j)	Incorporated by reference to the Registrant’s Current Report on Form 8-K/ A filed on March 16, 2001

(k)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 27, 2001

(l)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 21, 2001

(m)	Incorporated by reference to the Registrant’s Proxy Statement filed June 10, 2002

(n)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-91068) filed on June 24, 2002

(o)	Incorporated by reference to the Registrant’s 8-K filed on August 1, 2002

(p)	Incorporated by reference to the Registrant’s 10-Q filed on November 14, 2002

(q)	Incorporated by reference to the Registrant’s 10-K filed on March 31, 2003

(r)	Incorporated by reference to the Registrant’s 10-Q filed on May 15, 2003

(s)	Incorporated by reference to the Registrant’s 8-K filed on May 30, 2003

(t)	Incorporated by reference to the Registrant’s S-3 Amendment No. 4 (File No. 333-100947) filed on August 5, 2003

(u)	Incorporated by reference to the Registrant’s 10-Q filed on August 14, 2003

(v)	Incorporated by reference to the Registrant’s 8-K filed on September 17, 2003

(w)	Incorporated by reference to the Registrant’s 10-Q filed on November 12, 2003

(x)	Incorporated by reference to the Registrant’s 10-K filed on May 14, 2004

(y)	Incorporated by reference to the Registrant’s 10-Q filed on May 17, 2004